   As filed with the Securities and Exchange Commission on April 27, 2000

                                              Registration No. 333-31324

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  FORM SB-2/A-1
                                (Amendment No. 1)

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ESYNCH CORPORATION
                    ------------------------------------------
                  (Name of small business issuer in its charter)


        Delaware                              5961                  87-0461856
State or other jurisdiction of    (Primary Standard Industrial    (IRS Employer
incorporation or organization)     Classification Code Number)    Identification
                                                                  Number)

      15502 Mosher Avenue, Tustin, California  92780     (714) 258-1900
   ----------------------------------------------------------------------
  (Address and telephone number of registrant's principal executive offices)

                  15502 Mosher Avenue, Tustin, California  92780
                  ----------------------------------------------
                     (Address of principal place of business)

                                Thomas Hemingway
                  15502 Mosher Avenue, Tustin, California  92780
                                 (714) 258-1900
                  ----------------------------------------------
           (Name, address and telephone number of agent for service)

                  Please send a copy of all communications to:
                            Nicholas J. Yocca, Esq.
                     Stradling Yocca Carlson & Rauth, P.C.
                       660 Newport Center Drive, #1600
                       Newport Beach, California  92660
               Telephone (949) 725-4120       Fax (949) 823-5120

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If this form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / / If delivery of the prospectus is expected to be made under Rule 434, please check the following box. / / If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 of the Securities Act, check the following box. /XX/

                         CALCULATION OF REGISTRATION FEE

Title of Each                            Proposed Maximum    Proposed Maximum
Class of Securities     Amount Being    Offering Price Per       Aggregate          Amount of
To Be Registered         Registered        Unit/Share(1)      Offering Price     Registration Fee
-------------------     ------------    ------------------    -----------------  ----------------

Common Stock,
par value $.001 (3)          44,427          $ 8.000            $   355,416         $   93.83

Common Stock,
par value $.001,
underlying Series K
Convertible Preferred
Stock (2)(3)              1,214,282(4)       $ 8.000            $ 9,714,256         $2,564.56

Common Stock,
par value $.001,
underlying Warrants (2)(3)  300,000(4)       $ 8.000            $ 2,400,000         $  633.60

Total registration fee                                                              $3,291.99

Total registration fee previously paid (5)                                          $4,922.06

Total fees due (5)                                                                  $    0.00

---------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high ($8.125) and the low ($7.875) sale prices reported on the Over-the-Counter bulletin board on April 20, 2000.

(2) Under Rule 416 there are also being registered such additional shares as may be issued as a result of the anti-dilution provisions of the Series K Convertible Preferred Stock and the accompanying Warrants.

(3)  Securities being registered for resale only.

(4) Equal to 200% of the number of shares of Common Stock initially issuable upon conversion or exercise of the Series K Convertible Preferred Stock and accompanying Warrants.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high ($12.4375) and the low ($11.875) sale prices reported on the Over-the-Counter bulletin board on February 25, 2000, which was within 5 trading days prior to the initial filing of this Form SB-2. No refund of fees previously paid is claimed.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective on that date in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting under said Section 8(a), may determine.

                                  PROSPECTUS



            up to 1,558,709 shares of Common Stock, par value $.001 each



                              ------------------

                              eSynch Corporation
                   15502 Mosher Avenue, Tustin, California  92780
                                (714) 258-1900

                              ------------------


         Selling security holders are offering shares of common stock underlying warrants and convertible preferred stock. The Common Stock may be offered from time to time by the selling security holders. They are offering all of the Common Stock for their own benefit.

         Our Common Stock is listed on the OTC Bulletin Board maintained by the NASD under the symbol "ESYN." On April 20, 2000, the last reported sale price of the Company's Common Stock was $8.125.

--------------------------------------------------------------------------------
THESE ARE SPECULATIVE SECURITIES AND THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.
--------------------------------------------------------------------------------

        Information regarding the selling security holders is set forth in "Selling Security Holders" and "Plan of Distribution." All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the over-the-counter bulletin board, or otherwise, at prices and terms then obtainable, or in negotiated transactions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of the prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is April 28, 2000

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
PROSPECTUS SUMMARY                                                          1
RISK FACTORS                                                                2
FORWARD-LOOKING AND CAUTIONARY STATEMENTS                                   9
USE OF PROCEEDS                                                             9
SELLING SECURITY HOLDERS                                                   10
PLAN OF DISTRIBUTION                                                       12
LEGAL PROCEEDINGS                                                          14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS               15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT             20
DESCRIPTION OF SECURITIES                                                  22
INTEREST OF NAMED EXPERTS AND COUNSEL                                      29
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
      SECURITIES ACT LIABILITIES                                           30
DESCRIPTION OF BUSINESS                                                    31
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS                 38
DESCRIPTION OF PROPERTY                                                    42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                             43
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                   44
EXECUTIVE COMPENSATION                                                     45
FINANCIAL STATEMENTS                                                       49
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
      AND FINANCIAL DISCLOSURE                                             95


Electronic Digital Distribution, eSynch, Kiss Software, Kissco, AtoZWare, AtoZWare.com, Modem Wizard, NetMonitor, WebSnake, Speed Surfer Internet Toolbox, Oxford Media, and all product or service names of eSynch used in this Prospectus, are unregistered trademarks, service marks and trade names of eSynch. The logos associated with such names are unregistered trademarks and service marks of eSynch. Other brand names or trademarks appearing in this prospectus are the property of their respective owners.

                     ESYNCH CORPORATION PROSPECTUS SUMMARY
                               INTRODUCTION

Please read this prospectus carefully. We have not authorized anyone to provide you with any information except the information contained in this prospectus. You must not rely on any unauthorized information.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.

In this prospectus, "eSynch," "we," "us, "our" and the "Company" refer to eSynch Corporation and subsidiaries.


                                 THE OFFERING

Common stock offered                   up to 1,558,709 shares (1)

Use of Proceeds:                       The proceeds from the sale
                                       of each selling security
                                       holder's Common Stock will
                                       belong to the selling
                                       security holder.  The
                                       Company will not receive
                                       any of the proceeds, except any amount
                                       thereof paid to the Company by selling
                                       security holders as the
                                       exercise price of warrants.

Trading Symbol                         ESYN

Trading Market                         Over-the-Counter Bulletin Board (OTCBB)

(1) The total amount registered includes 1,514,282 shares of Common Stock for sale by certain of the selling security holders. This amount is equal to 200% of the number of shares of Common Stock initially issuable to the selling security holders upon their conversion of shares of preferred stock and their exercise of warrants. We are initially required to register this amount of shares by agreement with these selling security holders.

                                RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks, including those described below. Additional risks, and uncertainties not presently known to us or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the shares of our common stock that you purchase could decline in value and you may lose all or part of your investment. You should consider carefully these risk factors before you decide to purchase our shares.

We have a limited operating history and revenues have been minimal to date
--------------------------------------------------------------------------
To date we have generated only minimal revenues. As a result, we have not yet generated cash from operations and have had to rely on proceeds from sales of our shares to fund our operations. Also we have only a limited operating history on which our business can be evaluated and our business must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development that are entering into new and rapidly evolving markets. These risks include the following:

  * The limited resources that we have to compete with more established competitors who have greater brand name recognition and greater resources.
  * The need to raise additional capital to sustain operations and the absence of any assurance that such financing will be obtainable, when needed, on acceptable terms, if at all.
  *  The need to establish alliances or partnerships with established companies.
  * The need to develop brand name recognition and to continually strengthen customer loyalty and satisfaction.
  *  Uncertainty as to our business model.
  *  Anticipated continued losses from operations.
  *  The difficulties of managing growth.
  * The difficulty of anticipating and adapting to technological, market and other changes.
  * The difficulties of attracting, integrating and motivating qualified personnel.

We must, among other things, successfully implement and execute our business and strategy, continue to develop and upgrade our technology, enhance our services and products to meet the needs of a changing market, and provide superior customer service.

Our future operating results are unpredictable
----------------------------------------------
Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors, many of which are outside our control. These factors include:

  * the ability of competitors to provide services and products that are competitive with our own.
  * competition from larger companies with greater brand name recognition or greater financial, marketing or management resources that those available to us.
  *  adverse changes in consumer trends or general economic conditions.
  *  our ability to keep pace with technological developments.

As a strategic response to changes in the competitive environment, we may from time to time make certain decisions that temporarily harm our business. As a result, our operating results at times may be below expectations. If this happens, it is likely that the value of our common stock would decline.

We need additional capital
--------------------------
Our business model indicates that it is likely that we will incur operating losses over the next several months. As a result of those losses and the funds needed for managing acquisitions, working capital and infrastructure development, we anticipate that we will have to raise substantial additional capital to sustain us during this period. We may not be able to obtain the financing that our business requires. Even if we can obtain financing when it is needed, it may not be on favorable terms. In addition, a financing could have the effect of reducing the percentage of our shares owned by our existing stockholders, including investors purchasing shares in this offering. A financing could have the additional effect of diluting or reducing the value of the outstanding shares. We may sell shares or grant options or warrants to buy shares at prices lower than the prevailing value of your shares.

Management owns a controlling interest in eSynch Corporation
------------------------------------------------------------
Our officers and directors currently own or control a substantial majority of our outstanding common stock. If they act in concert, they will continue to be able to exercise voting control over eSynch for the foreseeable future and will be able to elect the entire Board of Directors and generally determine our management policy. Also this management control could prevent, or make more difficult, a sale of eSynch.

The loss of key personnel could adversely affect operations
-----------------------------------------------------------
Thomas Hemingway and others play a key role in our operations and in the further development of our business. The loss of the services of any of them could adversely impact our business and chances for success.

A failure to attract key personnel could adversely affect our plans
-------------------------------------------------------------------
Our performance also will greatly depend on our ability to hire, train, retain and motivate additional officers and other key employees. However, competition for highly skilled managerial, technical, marketing and customer service personnel is intense. We may not be able to successfully attract, integrate or retain sufficiently qualified personnel and, in that event, our business could suffer.

We face competition in the markets we serve
-------------------------------------------
There is intense competition among companies selling services and products on the Internet. Increased competition is likely to bring both strong price and quality competition. As a result, in order to remain competitive, we might have to make additional expenditures on research and development, marketing, and customer service or to reduce our pricing, or both, which would adversely affect our ability to achieve and maintain profitability.

There are several other companies involved in media and digital distribution channels that have far greater financial and management resources and greater name brand recognition than we have. Their competition could make it difficult for us to attract new and retain existing users of our services.

There is a sporadic trading market for our common stock
-------------------------------------------------------
The public market for our common stock is sporadic. After this offering, you may not be able to resell your shares at or above the public offering price due to a number of factors, including:

  *  actual or anticipated fluctuations in our operating results.
  *  changes in expectations as to our future financial performance.
  *  availability of additional shares of common stock for public sale.
  *  changes in securities analysts' financial estimates.
  * the operating and stock price performance of our competitors and other comparable companies.

Volatility and stock market risk
--------------------------------
In addition, the stock market in general, and the stocks of web-based businesses in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

A large amount of shares will become available for future sale
--------------------------------------------------------------
We expect the trading price of our Common Stock to fluctuate depending on the supply of our shares in the public market. We estimate that the amount of our shares traded publicly has not been more than 2,300,000. That represents less than 22% of the number of shares that are outstanding on a fully diluted basis. Many of the other shares that are outstanding or issuable are, or will within the next 6 months become, available for sale in the public market. Rule 144, this offering, and our registration of shares under the 1999 Stock Incentive Plan or other options will result in a large number of shares being available for public sale as compared with the number of shares historically traded. A large supply of shares, unless met by an equal or greater demand, could result in lower trading prices.

Sales by the selling security holders could depress our stock price
-------------------------------------------------------------------
The availability of shares and the trading prices may fluctuate based upon factors other than intrinsic value of our stock. The selling security holders may act independently of each other and cause confusion in the market. The selling security holders have not informed us of an intention to sell shares through underwriters and may sell through ordinary broker transactions. Purchasers of Common Stock in this offering may be affected by subsequent sales by the selling security holders. Because the conversion rate of the Series J Preferred Shares will increase when the share price of the Common Stock is lower, the holders of Series J Preferred Stock may elect to exercise at times when it is disadvantageous to holders of Common Stock.

Future issuances of stock could adversely affect holders of common stock
------------------------------------------------------------------------

The Board of Directors is authorized to issue additional shares of preferred stock without approval from holders of common stock. Preferred stock can have rights and preferences, as may be determined by the Board of Directors, that are senior to the common stock. The Board of Directors is authorized to issue additional shares of common stock without approval from holders of common stock. Additional common stock may be issued or reserved for issuance on terms and at prices as may be determined by the Board of Directors. Among other things, such authority may make it more difficult for a person to acquire eSynch. In turn, this may make it less likely that holders of common stock will receive a premium price for their shares.

We run a risk of system capacity constraints and system failure
---------------------------------------------------------------

We are largely dependent upon our communications and computer hardware and software. A high volume of traffic and transactions on our servers could exceed their capacity. If our digital content were to load slowly, this may potentially drive away customers. Based on our experience and the experience of other e-commerce companies, we anticipate that we will experience periodic system interruptions in the future. Any system interruptions that result in the unavailability of our service or in reduced customer activity could lead our users to seek out our competitors. In such an event, we might find it difficult and might have to incur additional marketing costs to get our users to return to our servers. Also our systems are vulnerable to damage from earthquake, fire, flood, power loss, telecommunication failure, break-in and similar catastrophic events. A substantial interruption in the operability of these systems would harm our business. We also do not have any business interruption insurance that would compensate us for any resulting losses we might incur.

Our Internet business is vulnerable to third party misconduct
-------------------------------------------------------------
Despite our implementation of network and firewall security, our servers are vulnerable to computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of our systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, and losses of data. The occurrence of any of these risks could harm our business.

We rely on trade secret protection to protect some of our rights
----------------------------------------------------------------
To date we have relied to a significant degree on trade secret laws and technical measures to establish and protect our proprietary rights. Secrecy, copyrights and other methods to protect our intellectual property rights may prove to be ineffective or inadequate to prevent imitation of our services or products or to prevent others from claiming violations of their proprietary rights by us. In addition, others may assert rights in our proprietary rights. Our customer lists are also of great value to our business, and if a competitor acquired these lists, it could harm our business.

We will depend on acceptance of our brand names
-----------------------------------------------
We believe that the development of brand name recognition is critical to the success of most businesses, including our own, particularly with the recent and growing increase in the number of companies that are conducting business on the Internet. Development and awareness of the eSynch brand name will depend largely on our success in increasing our customer base and strategic relationships. If consumers do not perceive us as offering a desirable way to access digital content and software or other e-commerce companies do not perceive us as an effective marketing and sales channel for their products or services, we would be unsuccessful in promoting our brand name.

We need to protect our business names
-------------------------------------
We have only recently commenced a program designed to obtain trademark registrations for our software and our business names and service mark registrations for our service names. We may be unable to obtain such protections. Registrations or other protections of names may prove to be inadequate to prevent imitation of our names or to prevent others from claiming violations of their trademarks and service marks by us. In addition, others may assert rights in our trademarks and service marks.

We could face liability for materials disseminated through the Internet
-----------------------------------------------------------------------
The law relating to the liability of Internet service companies for information carried on or disseminated through their services is currently unsettled. It is possible that claims could be made against Internet service companies under both U.S. and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and other services. This could increase our cost of doing business or otherwise harm our business.

Our evolving business plan may change
-------------------------------------
We intend to continue to develop our business plan and to explore opportunities to expand the breadth and depth of our products and services. Changes in how business is generally conducted could prevent us from achieving our business objectives. Financially more powerful providers that offer competitive services or products could also prevent us from achieving our business objectives.

Effect of Announced Acquisitions
--------------------------------
Risks and uncertainties can be foreseen as a result of the proposed acquisitions of Post Modern Edit and HyperDisk Media Inc. which are expected to be completed in May, 2000. The acquisitions have not been completed. Definitive agreements have not been signed.

Additional Risks
----------------

In addition to matters affecting the Company's industry generally, factors which could cause actual results to differ from expectations include, but are not limited to (i) sales of the Company's products which may not rise to the level of profitability; (ii) due to the rapidly changing and intensely competitive nature of the industry, competitors may introduce new products with significant competitive advantages over the Company's products; (iii) the Company may not have sufficient resources, including any future financing it is able to obtain, to sustain marketing and other operations; (iv) the Company may be unable to attract and retain sufficient management and technical expertise, or may lose key employees; (v) the Company's contractual or legal efforts to protect its confidential information or intellectual property may be inadequate or ineffective to provide protection, and the Company may be unable financially to pursue legal remedies that may be available; (vi) the Company's selection, due diligence, execution, and integration of acquisitions may not prove effective or reasonable; (vii) the Company may suffer in material respects from the direct or indirect effects of hackers on public utilities, telecommunications networks, customers, vendors, service providers, web site hosting services, and the economy or financial markets generally; (viii) the Company may suffer from other technical or communications problems, such as power outages, system failures, system crashes, or sabotage; and (ix) the Company may be subjected to unknown or unanticipated risks and uncertainties, or be unable to assess or address risks and uncertainties as may exist.

                   FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and such forward-looking statements are subject to the safe harbors created thereby. For this purpose, any statements contained in this prospectus except for historical information may be deemed to be forward-looking statements. Also, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to help you identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

  *  Our expectations about the marketplace and consumer acceptance.
  *  Our marketing and sales plans.
  * Our expectations regarding the growth of our business and that our business model will succeed.
  *  Our ability to introduce new services and products and improve technology.
  *  The success of our technology.

These statements are not guarantees of future performance. Future performance is subject to risks, uncertainties and assumptions that are difficult to predict and may be beyond our control. Therefore, our actual results could differ materially from anticipated results. These risks and uncertainties include those noted in "Risk Factors" above.

We do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus for any reason, even if new information becomes available or other events occur in the future.

                             USE OF PROCEEDS

The proceeds from the sale of each selling security holder's Common Stock will belong to the selling security holder. The Company will not receive any proceeds from such sales of the Common Stock, except any amount thereof paid by selling security holders to the Company in payment of the exercise price of warrants. The shares of Common Stock that may be sold in this offering include some shares that may be purchased by selling security holders upon exercise of warrants that they hold.

SELLING SECURITY HOLDERS

                                         SHARES BENEFICIALLY OWNED
                                               BEFORE THE OFFERING          AFTER THE OFFERING
                                       SERIES K PREFERRED      COMMON(1)    PREFERRED COMMON(1)
                                      --------------------  --------------- --------- ---------
  NAME OF SELLING SECURITY HOLDER      NUMBER   PERCENT     NUMBER  PERCENT   NUMBER   NUMBER
  -------------------------------      ------   -------     ------  -------   ------   ------

Dandee Ltd.(2)                          60        28.2%     216,428   2.1%     (12)     (12)
Acqua Wellington Small Cap
  Value Fund(3)                         50        23.5%     180,357   1.7%     (12)     (12)
Lightline Limited(4)(7)                 30        14.1%     108,214   1.0%     (12)     (12)
Roseworth Group Limited(5)(7)           30        14.1%     108,214   1.0%     (12)     (12)
Tonga Partners, L.P.(6)(7)              30        14.1%     108,214   1.0%     (12)     (12)
Intercoastal Financial
  Services Corp.(8)                     12.5       5.9%      35,714   0.3%     (12)     (12)
Michael E. Johnson (9)                   0         0.0%      19,427   0.2%     (12)     (12)
John Bergeon(10)                         0         0.0%      25,000   0.2%     (12)     (12)
Total (selling security holders
combined)(12)                          212.5     100.0%     801,568   7.6%(11) (12)     (12)

------------

(1) Beneficial ownership of Common Stock for purposes of this table is calculated based on the maximum number of shares of Common Stock issuable upon conversion of Series K Preferred Stock (assuming a conversion price of $3.50), and exercise of all of the warrants. However, the terms of the Series K Preferred Stock will not permit the conversion of Series K Preferred Stock by a selling security holder if it and its affiliates would thereby own more than 4.99% of the outstanding Common Stock. The Series K conversion price is initially equal to $3.50, subject to adjustment (see "Description of Securities-Preferred Stock-Series K Preferred Stock"). The Series K Preferred Stock becomes convertible on April 30, 2000 or any earlier date on which this offering becomes effective.

(2) Address: Gretton Secretarial Services Ltd., Attn: Director. Includes 45,000 shares issuable upon exercise of warrants and 171,428 shares issuable upon conversion of preferred stock.

(3) Address: c/o MeesPierson Fund Services (Bahamas) Ltd., Montague Sterling Centre, East Bay Street, P.O. Box SS-6238, Nassau, Bahamas. Includes 37,500 Shares issuable upon exercise of warrants and 142,857 shares issuable upon Conversion of preferred stock.

(4)  Address: P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(5) Address: Curzon Capital Corp., c/o Wertminster Securities, 100 Park Avenue, 28th Floor, New York, New York 10017.

(6)  Address: 600 California Street, 14th Floor, San Francisco, CA.  94108.

(7) Includes 22,500 shares issuable upon exercise of warrants and 85,714 shares issuable upon conversion of preferred stock.

(8)  Address: 760 US Highway One - Suite 206, North Palm Beach, FL 33408.

(Footnotes continue on next page)

(Footnotes continued)


(9)  Address: 19200 Von Karman Ave, Irvine, CA 92612.

(10) Address: 15502 Mosher Ave, Tustin, CA 92780.

(11) A total of 150,000 shares are issuable upon exercise of warrants and 607,143 shares are issuable upon conversion of preferred stock. This would aggregately represent 5.8% beneficial ownership. Under the terms of the Series K Preferred Stock, the selling security holders cannot convert shares of Series K Preferred Stock to the extent that a holder and its affiliates would then own more than 4.99% of the outstanding Common Stock. The selling security holders disclaim beneficial ownership of any shares issuable upon conversion to the extent that any holder and its affiliates would then own more than 4.99% of the outstanding Common Stock.

(12) Selling security holders may offer any or all of the shares of Common Stock from time to time. The selling security holders are not required to sell any or all of the shares of Common Stock. They may retain the Common Stock indefinitely.

                            PLAN OF DISTRIBUTION

The Company is presently aware of no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. The Company may file a supplemented Prospectus, pursuant to Rule 424(b) under the Securities Act, if it is required to do so and if it is notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution.

All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the over-the-counter bulletin board, or otherwise, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices, at prices and terms then obtainable, or in negotiated transactions. In addition, the shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate.

The selling security holders may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the common stock for whom the broker-dealer may act as an agent or to whom they may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

Each selling security holder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling security holders and broker-dealers who act in connection with the sale of the common stock may be considered "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the common stock as a principal may be considered underwriting discounts and commissions under the Securities Act.

We have agreed to bear expenses in connection with the registration and sale of the common stock offered by the selling security holders (other than selling commissions). The selling security holders will pay all brokers' commissions, concessions or discounts. Our obligation includes paying the filing fees and costs of filings. Filings will be made with the SEC, markets on which our Common Stock trades, and state securities or "blue sky" commissioners. We also will pay attorneys' fees and costs of a special legal counsel to the selling security holders to a maximum of $25,000. We have also agreed to indemnify the selling security holders (and their brokers, agents investment advisors and controlling persons) from liabilities arising under the Securities Act, except liabilities relating to information provided by the selling security holder specifically for inclusion in this prospectus.

We estimate our out-of-pocket costs will be $72,000 initially, including payment of related legal fees of selling security holders. Also we have agreed to keep this prospectus updated continuously until the securities are sold or the selling security holders are able to sell the securities under Rule 144(k). We estimate the out-of-pocket costs for such updating at approximately $25,000 per year. The updating obligation could reasonably be expected to continue for up to five years.

Under our registration rights agreement with the holders of Series K Preferred Stock, we are required to pay damages to holders of Series K Preferred Stock in the event we fail to file the registration statement that includes this prospectus on February 29, 2000, the SEC does not declare that registration statement effective by May 29, 2000, amendments are not filed within 20 days after they are required, amendments of the registration statement are not declared effective within 30 days after filing, our stock is delisted from the over-the-counter bulleting board, or we breach in any material respect our agreements with the holders of Series K Preferred Stock. The damages payable are equal to 2% of the holder's original purchase price for the 30-day period or portion thereof, until the breach or event is cured, not pro-rated for periods of breach of less than 30 days. Additional damages are 3% of such holder's purchase price for each subsequent 30-day period until the breach is cured, with this amount pro-rated for periods of less than 30 days.

                               LEGAL PROCEEDINGS

eSynch and Subsidiaries
-----------------------------------------
We are involved in several lawsuits in the normal course of business and all amounts for exposure to these lawsuits have been recorded in our financial statements except as noted below.

SoftKat
------------
We acquired SoftKat, Inc. ("SoftKat") in November 1998 and sold SoftKat in May 1999.

Although we sold SoftKat, various claims were asserted against us for alleged liabilities or obligations of SoftKat based upon the theory of successor liability or alter ego. The Company prevailed in eight suits which have been dismissed. Other claims may be asserted against us by creditors of SoftKat, Inc., but we are unaware of any pending claims at this time. The following represents the only remaining lawsuit regarding SoftKat to which the Company is a party:

On May 18, 1999, Frank Grange filed a complaint against us in the Sonoma County Superior Court, State of California. The complaint alleges that we owe $84,801.40 for damages resulting from a lease between that plaintiff and SoftKat, Inc., and a judgment obtained against SoftKat for unpaid rent, based on a theory of successor liability. We have filed an answer denying that we are obligated to pay any of these claims, and we intend to vigorously oppose any attempt to impose successor liability.

Intermark
----------------
Intermark Corporation became our subsidiary on August 5, 1998.

In September, 1999, U.S. Print Corporation filed a complaint in Orange County Superior Court, State of California. The complaint seeks to recover from the Company $92,414.69 for services allegedly purchased but not paid for by Intermark. A reserve to cover the Company's potential liability has been accrued in the financial statements.

In September, 1999, a lawsuit was filed by C-Group in United States District Court, District of Maryland, against Intermark seeking $99,110 for goods that were claimed to be purchased by Intermark. In October, 1999, the plaintiff amended the complaint and reduced the amount it is seeking to $81,326. The Company has filed a motion to dismiss for lack of personal jurisdiction. The Federal District Court has remanded the case to a state court in Maryland to rule on the motion to dismiss. The Maryland court has not yet ruled on the motion.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table and paragraphs set forth the names of and certain information concerning the directors of the Company:

  NAME                    POSITION(S) WITH THE COMPANY                AGE
  ------------------------------------------------------------------------
  Thomas Hemingway        Director and Chief Executive Officer        43

  T. Richard Hutt         Director, Vice President and                60
                            Secretary/Treasurer

  James H. Budd           Director and Vice President                 58

  Donald C. Watters, Jr.  Director and President and                  42
                            Chief Operating Officer

  Norton Garfinkle        Director                                    68

  David Lyons(1)          Director                                    50

  Robert Orbach(1)        Director                                    48

-----------
      The Company does not have a nominating committee of the Board of Directors.

(1)   A member of the audit committee of the Board of Directors of the Company.

      The Board of Directors acting as a whole performs the functions of the compensation committee.

Thomas ("Tom") Hemingway
------------------------
On August 5, 1998, Mr. Hemingway became the Chief Executive Officer and a director of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark Corporation, a California corporation ("Intermark"), and Intermark's securityholders upon the consummation of that transaction. A co-founder of Intermark, from October 1995 to the present Mr. Hemingway has served as Chief Executive Officer and in other senior management positions at Intermark, a software publishing, sales and marketing company. From August 1994 to September 1995, Mr. Hemingway operated a consulting business specializing in software sales and marketing. From January 1994 to July 1994, Mr. Hemingway was chief operating officer at Ideafisher Systems, an artificial intelligence / associative processing software company. From August 1993 to December 1993, Mr. Hemingway was serving as a consultant with L3, an edutainment software company. From January 1993 to July 1993, Mr. Hemingway was involved in computer-related consulting in the capacity of chief executive officer of Becker/Smart House, LV, a home automation enterprise. In 1992, Mr. Hemingway was involved in making private investments in various industries. Previously, from 1987 to 1991, Mr. Hemingway founded and served as president of Intellinet Information Systems, a provider of network services and systems. Earlier in his career, Mr. Hemingway was a founder of Omni Advanced Technologies, a research and development firm developing products for the computer and communications industry.

James H. ("Jim") Budd
---------------------
Mr. Budd was elected to the Board of Directors on October 27, 1998. In August, 1998, Mr. Budd became a Vice President of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark and Intermark's securityholders. A co-founder of Intermark, from October 1995 to the present Mr. Budd has served as Vice President of Marketing and in other executive capacities of Intermark, a software publishing, sales and marketing company. From August 1994 to September 1995, Mr. Budd operated a consulting business specializing in software sales and marketing. From March 1994 to July 1994, Mr. Budd was vice president of marketing at Ideafisher Systems, an artificial intelligence / associative processing software company. From November 1993 to February 1994, Mr. Budd was involved in making private investments in various industries. Previously, from July 1978 to October 1993, Mr. Budd was founder and chief executive officer of Command Business Systems, a developer of business software products. Earlier in his career, Mr. Budd held marketing and sales management positions at Unisys, Nixdorf, Tymshare, and Prime Computer.

T. Richard ("Dick") Hutt
------------------------
Mr. Hutt was elected to the Board of Directors on October 27, 1998. In August, 1998, Mr. Hutt became a Vice President and the Secretary of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark and Intermark's securityholders. A co-founder of Intermark, from October 1995 to the present Mr. Hutt has served as Vice President of Sales and Secretary of Intermark. From September 1992 to September 1995, Mr. Hutt was distribution sales manager for Strategic Marketing Partners, a leading national software and technology marketing firm. Previously, he was in the communications and mini-computer industry with TRW where he formed the Canadian subsidiary as vice president of sales. He moved to TRW's Redondo Beach headquarters and managed the western division until Fujitsu acquired the business unit. Before joining TRW, he was with NCR's financial sales division in Canada. Prior to that he managed the VAR division at Wang Laboratories. Moving to Matsushita, he played a key role in the development of the distribution channel for their Panasonic products.

Donald C. Watters, Jr.
----------------------
Donald Watters, Jr. was elected to the Board of Directors on November 15, 1999. From April 1, 1999 to the present, Mr. Watters has been the President and Chief Operating Officer of eSynch Corporation. Formerly, Mr. Watters was President and CEO of Kiss Software Corporation (KISSCO), a publisher/developer of Internet software utilities. Prior to Kissco, Mr. Watters was vice president of worldwide sales of Touchstone Software (Nasdaq: TSSW).

Norton Garfinkle
----------------
Norton Garfinkle, who was elected to the Board of Directors on November 15, 1999, is Chairman of Oxford Management Corporation, an investment company that specializes in building new technology companies, a position he has held since June 1994. He also serves as Chairman of several of these portfolio companies, including: Cambridge Parallel Processing, Cambridge Management Advanced Systems Corporation and ERS International.

David Lyons
-----------
Mr. Lyons was appointed to the Board of Directors in January, 2000. From 1997 to the present, Mr. Lyons has been employed by Communications Systems U.S.A., Inc., a start-up consolidation venture financed by Northwestern (NYSE:NOR) to acquire telecommunications voice and data companies. Serving as Vice President - Acquisitions, Eastern Region. Since inception in November, 1997 CSUSA has acquired 14 companies with gross revenues of over $180,000,000. From 1996 to 1997, Mr. Lyons was employed by Extel Communications, Inc., a telecommunications installation and maintenance company, as Executive Vice President. He was responsible for the expansion of the customer base through the company's merger and acquisition program as well as identifying opportunities for required outside financing. From 1992 to 1996, David served as the principal in Sherman Investment Group, Inc., a Merchant Banking Company which invests in and provides managerial assistance to medium sized public and private companies. Mr. Lyons previously served as a member of Board of Directors from October 27, 1998 to November 15, 1999.

Robert Orbach
-------------
Mr. Orbach was appointed to the Board of Directors in January, 2000. Mr. Orbach is the founder and president of Orbach, Inc., providing high level consulting and advisory services for PC hardware and software companies, regarding acquisitions and strategic partnering as well as marketing, and has served in that capacity since May 1990. In addition, Mr. Orbach is on the Board of Directors of Midisoft and In10city. Mr. Orbach previously served as a member of the Board of Directors from October 27, 1998 to November 15, 1999.

BOARD MEETINGS AND COMMITTEES

There were 3 meetings of the Board of Directors of the Company during the fiscal year of the Company ended December 31, 1999. The Board of Directors established a standing Audit Committee and a Compensation Committee. In the fiscal year ended December 31, 1998, the Audit Committee held 2 meetings and the Compensation Committee held 2 meetings. Each of the directors attended at least 75% of the meetings of the Board and committees on which the director served during fiscal 1998.

The Audit Committee's function is to review, act on, and report to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent public accountants, the scope of the annual audits, the nature of non-audit services, fees to be paid to the independent public accountants, the performance of the Company's independent public accountants, and the accounting practices of the Company.

The Compensation Committee's function is to review the performance of the executive officers of the Company and review the compensation programs for other key employees, including salary and cash incentive payment levels and option grants.

There is no standing nominating committee or other committee performing a similar function.

COMPENSATION OF DIRECTORS

We issued a warrant to purchase 350,000 shares of Common Stock at a price per share of $1.00 to Mr. Norton Garfinkle upon his election to the Board of Directors.

We have engaged the consulting services of Mr. Garfinkle in connection with developing our "video-on-demand" business, and have agreed to issue him additional warrants to purchase 100,000 shares of Common Stock at a price per share of $1.00.

Our non-employee Directors are not currently compensated for attendance at Board of Director meetings. Non-employee directors from time to time have been, and in the future may be, granted, on an ad hoc basis, stock options upon being appointed to the Board. The Company may adopt a formal director compensation plan in the future. All of the Directors are reimbursed for their expenses for each Board and committee meeting attended.

                               EXECUTIVE OFFICERS

         For information on the business background of Messrs. Hemingway, Budd, Hutt and Watters, see "Directors" above. The following table and paragraphs set forth the names of and certain information concerning other executive officers of the Company:

  NAME OF EXECUTIVE    POSITION(S) WITH THE COMPANY               AGE
--------------------   -----------------------------------------------
David Noyes            Chief Financial Officer                     57
Robert B. Way          Vice President                              57

David Noyes
-----------
Mr. Noyes became the Chief Financial Officer of the Company in July 1999. Mr. Noyes is also President of Monarch Capital, a business consulting Firm (1993 to Present), and President, Chief Financial Officer and a Director of Directional Recovery Systems, LLC, an oil services company (1995 to Present). In addition he was Chief Executive Officer, Chief Financial Officer and a Director of American Furnishings Corp. and California Mattress (1996 to
1997), President, Chief Financial Officer and Director of California Software Products, Inc. (1996) and Director and Interim Chief Financial Officer of Griswold Industries(1994 to 1995). He was Chief Financial Officer and Chief Operating Officer of General Power Systems from 1987 through 1994 and Chief Financial Officer and Chief Operating Officer of AMF Scientific Drilling International from 1976 through 1984.

Robert B. Way
-------------
Mr. Way became a Vice President of the Company in April 1999. Previously, Mr. Way was the Senior Vice President and General Manager of Kiss Software Corporation, where he served in that capacity from January, 1997. Before that, Mr. Way was an independent consultant in software business management specializing in product planning, development and support. Mr. Way was Vice President and General Manager of California Software Products, Inc. from 1976 to 1995.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

See "Executive Compensation."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

MANAGEMENT. The following table sets forth as of April 20, 2000, information regarding beneficial ownership of the Company's stock by each director and each executive officer, and by all directors and executive officers of the Company as a group. Each named person and all directors and executive officers as a group are deemed to be the beneficial owners of shares that may be acquired within 60 days upon exercise of stock options. Accordingly, the number of shares and percentages set forth next to the name of such person and all directors and executive officers as a group include the shares issuable upon stock options exercisable within 60 days. However, the shares so issuable upon such exercise by any such person are not included in calculating the percentage of shares beneficially owned by any other stockholder. Based in part upon the absence of any Schedule 13G or Schedule 13D filings, the Company is not aware of any other person or group with beneficial ownership in excess of 5% of the Common Stock.

                                                SHARES BENEFICIALLY OWNED
                                              ------------------------------
                                              COMMON               PREFERRED
                                         ----------------      ----------------
  NAME OF BENEFICIAL OWNER               NUMBER   PERCENT      NUMBER   PERCENT
  ------------------------             ---------  -------      ------   -------
  Thomas Hemingway(1)                  1,704,609   15.4%          0        0%
  T. Richard Hutt(2)                   1,230,391   11.6%          0        0%
  James H. Budd(3)                     1,214,715   11.4%          0        0%
  Donald C. Watters, Jr.(4)            1,209,759   10.7%          0        0%
  David Noyes(5)                         343,750    3.2%          0        0%
  Robert Way(6)                          301,857    2.8%          0        0%
  Norton Garfinkle(7)                    910,000    8.3%          0        0%
  David Lyons(8)                          11,700    0.1%          0        0%
  Robert Orbach                           11,684    0.1%          0        0%
All Directors and Executive Officers
    as a group (9 Persons)(9)          6,938,465   52.8%          0        0%

------------

(1) Includes 542,500 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable. Includes 115,395 shares of Ms. Detra Mauro Hemingway, the spouse of Mr. Hemingway.
(2) Includes 117,000 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.
(3) Includes 117,000 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.
(4) Includes 748,568 shares which may be purchased pursuant to stock options and warrants which are currently, or within the next 60 days will be, exercisable.
(5) Includes 343,750 shares which may be purchased pursuant to stock options and warrants which are currently, or within the next 60 days will be, exercisable.
(6) Includes 269,427 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.
(7) Includes shares held by a corporation and two trusts that are controlled by him and 450,000 shares which may be purchased pursuant to warrants which are currently exercisable.
(8) Includes 11,700 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.
(9) Includes all of the shares and options referred to in notes (1) through (8) above.

STOCK OWNERSHIP OF SELLING SECURITY HOLDERS
-------------------------------------------
The table under "Selling Security Holders" sets forth information regarding ownership of the Preferred Stock and the Common Stock by those individuals or groups who own more than five percent (5%) of the Series K Preferred Stock outstanding. See "Selling Security Holders."

                             DESCRIPTION OF SECURITIES

AUTHORIZED AND OUTSTANDING STOCK
--------------------------------
The authorized capital stock of eSynch consists of 50,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of Preferred Stock, $.001 par value. 275 shares of the Preferred Stock are designated as Series J Preferred Stock and 250 shares are designated as Series K Preferred Stock.

As of April 20, 2000, there were 10,532,463 shares of Common Stock outstanding, which were held by approximately 350 stockholders of record and held by approximately 1,750 stockholders beneficially. At the same date, there were 275 shares of Series J Preferred Stock outstanding and 212.5 shares of Series K Preferred Stock outstanding. (See "Preferred Stock," below.)

The Company previously issued Series A, Series C, Series D, Series E, Series F, Series G, Series H, and Series I Preferred shares, none of which remain outstanding.

COMMON STOCK
------------
Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of eSynch, the holders of shares of common stock are entitled to receive all of the remaining assets of eSynch available for distribution to its stockholders after satisfaction of all its liabilities and the preferences on Preferred Stock. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock.

Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not presently have cumulative voting rights in the election of eSynch's directors. As a result, the holders of a plurality of the outstanding shares can elect all of the directors of eSynch, and the holders of the remaining shares are not able to elect any of eSynch's directors.

All outstanding shares of common stock are fully paid and nonassessable, and all shares of common stock to be offered and sold in this offering will be fully paid and nonassessable.

COMMON STOCK OPTIONS
--------------------
eSynch has a 1999 Stock Incentive Plan. 3,000,000 shares of common stock have been reserved under the 1999 Stock Incentive Plan for grants. The grants may be in the form of options, stock purchase rights or stock grants. The Board of Directors, or a committee designated by the Board of Directors, has discretion to determine the terms of the grants and the recipients of grants.

Options can be issued with an option term of up to ten years. Options and restricted stock may be subject to vesting restrictions. Vesting may be either
(a) over a period of time, (b) immediately upon grant, (c) upon the occurrence of certain events, (d) upon attainment of performance goals, or (e) a combination of any of these.

At April 6, 2000, apart from the 1999 Stock Incentive Plan, there were outstanding options to purchase another 2,030,560 shares of common stock, approximately.

PREFERRED STOCK
---------------
The Board of Directors has the authority, without further action by the stockholders, to issue the authorized and unissued shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect, and the issuance of preferred stock in accordance with such provision may delay or prevent a change of control of eSynch.

Series J Preferred Stock
------------------------
The Series J Preferred Stock was issued for an original issue price of $10,000 per share.

The holders of Series J Preferred Stock are entitled to dividends at the rate of 7% per year. The dividends are not required to be paid until conversion or redemption of the shares or an acquisition of eSynch; however unpaid dividends will cumulate. We have the option of paying the dividends either in cash or in our common stock (in the latter case, based on the conversion price then in effect).

The holders of Series J Preferred Stock are entitled to a preference in the event we liquidate our corporation. That preference is in an amount of $10,000 per share, plus cumulated and unpaid dividends. The Series J Preferred Stock and the Series K Preferred Stock are on a parity as to liquidation preferences. Any and all of the remaining assets could be distributed to holders of junior securities (e.g., other shares of preferred stock or Common Stock), in order of seniority.

We must give holders of Series J Preferred Stock 45 days' notice prior to a merger or acquisition of eSynch. Such a transaction can only be effected if the holders of the Series J Preferred Stock maintain their relative rights, preferences and privileges. A transaction that is inconsistent with this provision is prohibited.

Holders of Series J Preferred Stock are not entitled to vote in the election of directors. The vote of holders of three-fourths of the Series J Preferred Stock outstanding is required, however, to reclassify any of our outstanding securities (e.g., a stock split), to make a distribution with respect to any stock that is junior to the Series J Preferred Stock (e.g., any dividend to holders of Common Stock), or to authorize any securities senior to the Series J Preferred Stock.

The Series J Preferred Stock became convertible into Common Stock on January 28, 2000. Also, the terms of the Series J Preferred Stock will not permit the conversion of Series J Preferred Stock by a selling security holder if it and its affiliates would thereby own more than 4.99% of the outstanding Common Stock.

The Series J conversion price was initially equal to $3.50, subject to adjustment. The conversion price of Series J Preferred Stock was subject to a floor price of $3.50 until January 28, 2000. At the $3.50 price, the number of shares of Common Stock issuable upon conversion of one share of Series J Preferred Stock would be $10,000.00 plus accrued and unpaid dividends divided by $3.50.

After January 28, 2000, the conversion price is the lower of $3.50 or 80% of the average of the six lowest closing bid prices in the twenty-trading-day period ending on the day before conversion.

For illustration, the shares of Series J Preferred Stock would be convertible into the following numbers of shares of Common Stock at these trailing average prices as of a day when the Series J Preferred Stock are converted:

  Average                    Per Series J      Common Stock    Percentage of
 of Lowest      Conversion    Conversion         Issuable        Outstanding
Closing Bids      Price           Rate      on Full Conversion   Common Stock
------------    ---------     ----------    ------------------   ----------
$4.375 or more     $3.50       2,857 shs.        785,714             7.8%
$4.25              $3.40       2,941 shs.        808,823             8.0%
$3.75              $3.00       3,333 shs.        916,666             8.9%
$3.25              $2.60       3,846 shs.      1,057,692            10.2%
$2.75              $2.20       4,545 shs.      1,250,000            11.8%

For instance, if the lowest closing bid prices of the Common Stock, in the twenty-trading-day period ended on the day before conversion, were $2.8125, $2.9375, $3.2812, $3.5312, $3.5312, and $3.50, their average is $3.2656, which would result in a conversion price of $2.61.

The conversion price is also subject to ordinary adjustments to prevent dilution. Cash is payable in lieu of issuing any fractional shares upon conversion.

The Series J Preferred Stock would be automatically converted into Common Stock on the third anniversary of the issuance of the Series J Preferred Stock (the third anniversaries falling between August and October, 2002), with extensions in certain events until not more than two years later. The conversion price is the same as the normal conversion price that is applicable on the date conversion becomes mandatory.

We have the right to redeem all or any of the outstanding Series J Preferred Stock for cash. The redemption price is $12,000 per share, plus cumulated dividends. eSynch is required to give the holders 30 days' notice and to deposit the redemption price in escrow.

In the event of our merger, acquisition, or sale of all of our assets, we are required to redeem all of the outstanding Series J Preferred Stock. The redemption price in this event will be the greater of $12,500 per share or the value of the number of shares of Common Stock issuable upon conversion based on the closing bid price of the Common Stock, on the day preceding the consummation of the transaction. The redemption price in such event is payable at least $12,500 per share in cash and the balance, if any, in cash or our shares of Common Stock, at our election.

Each holder of Series J Preferred Stock has a right to require us to redeem all or a portion of his Series J Preferred Stock for cash if we breach any agreement or representation made to the holders of Series J Preferred Stock in a material respect, or in the event the registration statement that includes this prospectus is not declared effective by February 28, 2000, its effectiveness lapses or trading is suspended for a period of five consecutive business days, or if we fail to perform our obligations to such holders concerning delivery of Common Stock upon conversion within ten business days. The redemption price in this event will be the greater of $12,500 per share or the value of the number of shares of Common Stock issuable upon conversion based on the closing bid price of the Common Stock, on the day preceding the triggering event.

Series K Preferred Stock
------------------------
The Series K Preferred Stock was issued for an original issue price of $10,000 per share.

The holders of Series K Preferred Stock are entitled to dividends at the rate of 7% per year. The dividends are not required to be paid until conversion or redemption of the shares or an acquisition of eSynch; however unpaid dividends will cumulate. We have the option of paying the dividends either in cash or in our common stock (in the latter case, based on the conversion price then in effect).

The holders of Series K Preferred Stock are entitled to a preference in the event we liquidate our corporation. That preference is in an amount of $10,000 per share, plus cumulated and unpaid dividends. The Series J Preferred Stock and the Series K Preferred Stock are on a parity as to liquidation preferences. Any and all of the remaining assets could be distributed to holders of junior securities (e.g., other shares of preferred stock or Common Stock), in order of seniority.

We must give holders of Series K Preferred Stock 45 days' notice prior to a merger or acquisition of eSynch. Such a transaction can only be effected if the holders of the Series K Preferred Stock maintain their relative rights, preferences and privileges. A transaction that is inconsistent with this provision is prohibited.

Holders of Series K Preferred Stock are not entitled to vote in the election of directors. The vote of holders of three-fourths of the Series K Preferred Stock outstanding is required, however, to reclassify any of our outstanding securities (e.g., a stock split), to make a distribution with respect to any stock that is junior to the Series K Preferred Stock (e.g., any dividend to holders of Common Stock), or to authorize any securities senior to the Series K Preferred.

The Series K Preferred Stock does not become convertible into Common Stock until April 29, 2000 or any earlier date on which the SEC determines that a registration statement for such offering becomes effective. Also, the terms of the Series K Preferred Stock will not permit the conversion of Series K Preferred Stock by a selling security holder if it and its affiliates would thereby own more than 4.99% of the outstanding Common Stock.

The Series K conversion price is initially equal to $3.50, subject to adjustment. The conversion price of Series K Preferred Stock is subject to a floor price of $3.50 until April 29, 2000. At the floor price, the number of shares of Common Stock issuable upon conversion of one share of Series K Preferred Stock would be $10,000.00 plus accrued and unpaid dividends divided by $3.50.

After April 29, 2000, the conversion price is the lower of $3.50 or 80% of the average of the six lowest closing bid prices in the twenty-trading-day period ending on the day before conversion.

For illustration, the shares of Series K Preferred Stock would be convertible into the following numbers of shares of Common Stock at these trailing average prices as of a day when the Series K Preferred Stock are converted:

  Average                    Per Series K      Common Stock    Percentage of
 of Lowest      Conversion    Conversion         Issuable        Outstanding
Closing Bids      Price           Rate      on Full Conversion   Common Stock
------------    ---------     ----------    ------------------   ----------
$4.375 or more     $3.50       2,857 shs.        785,714             7.8%
$4.25              $3.40       2,941 shs.        808,823             8.0%
$3.75              $3.00       3,333 shs.        916,666             8.9%
$3.25              $2.60       3,846 shs.      1,057,692            10.2%
$2.75              $2.20       4,545 shs.      1,250,000            11.8%

For instance, if the lowest closing bid prices of the Common Stock in the twenty-trading-day period ended on the day before conversion date were $3.828, $4.313, $4.875, $5.188, $5.438, and $5.625, their average is $4.878, which would result in a conversion price of $3.50 because 80% of $4.878 is $3.90, which is not less than $3.50. See also the illustration above regarding Series J Preferred Stock, which applies here equally.

The conversion price is also subject to ordinary adjustments to prevent dilution. Cash is payable in lieu of issuing any fractional shares upon conversion.

The Series K Preferred Stock would be automatically converted into Common Stock on the third anniversary of the issuance of the Series K Preferred Stock (the third anniversaries falling between December, 2002 and January 2003), with extensions in certain events until not more than two years later. The conversion price is the same as the normal conversion price that is applicable on the date conversion becomes mandatory.

We have the right to redeem all or any of the outstanding Series K Preferred Stock for cash. The redemption price is $12,000 per share, plus cumulated dividends. eSynch is required to give the holders 30 days' notice and to deposit the redemption price in escrow.

In the event of our merger, acquisition, or sale of all of our assets, we are required to redeem all of the outstanding Series K Preferred Stock. The redemption price in this event will be the greater of $12,500 per share or the value of the number of shares of Common Stock issuable upon conversion based on the closing bid price of the Common Stock, on the day preceding the consummation of the transaction. The redemption price in such event is payable at least $12,500 per share in cash and the balance, if any, in cash or our shares of Common Stock, at our election.

Each holder of Series K Preferred Stock has a right to require us to redeem all or a portion of his Series K Preferred Stock for cash if we breach any agreement or representation made to the holders of Series K Preferred Stock in a material respect, or in the event a registration statement to register the Common Stock issuable upon conversion of the Series K Preferred Stock is not declared effective by May 29, 2000, its effectiveness lapses or trading is suspended for a period of five consecutive business days, or if we fail to perform our obligations to such holders concerning delivery of Common Stock upon conversion within ten business days. The redemption price in this event will be the greater of $12,500 per share or the value of the number of shares of Common Stock issuable upon conversion based on the closing bid price of the Common Stock, on the day preceding the triggering event.

WARRANTS
--------

The warrants held by the selling security holders entitle those holders to purchase shares of Common Stock. They include warrants expiring December 31, 2002 to purchase 112,500 shares at approximately $6.47 each, and an additional warrant expiring January 31, 2003 to purchase 37,500 shares at a price of approximately $12.36 per share.

The Company has warrants outstanding, issued to the initial holders of Series J Preferred Stock, entitling them to purchase 196,875 shares of Common Stock. These include warrants expiring August 13, 2002 to purchase up to 112,500 shares at an initial price of approximately $3.00 per share, warrants expiring September 30, 2002 to purchase up to 75,000 shares at approximately $5.17 per share and a warrant expiring October 29, 2002 to purchase up to 9,375 shares at approximately $3.45 per share, initially.

Also, there are warrants outstanding held by others to purchase approximately an additional 1,719,133 shares at various prices and expiring at various times. These warrants generally are at prices ranging from $0.50 to $1.25 and generally expire 5 years after issuance.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS
-------------------------------------------
The Delaware Corporations Code, certain terms of the Series J Preferred Stock or Series K Preferred Stock, and our ability to issue the authorized and available shares of Preferred Stock and Common Stock, each may prevent or delay a takeover of our company. Thus the holders of Common Stock might not be able to realize a premium price for their shares.

REGISTRATION RIGHTS
-------------------

This offering is being registered with the SEC pursuant to a registration rights agreement with the holders of Series K Preferred Stock and warrants and pursuant to piggyback registration rights agreements with one holder of Common Stock.
See "Plan of Distribution."

In addition, we have granted demand registration rights to the holders of the Company's Series J Preferred Stock.

We also have granted piggyback registration rights to holders of shares of Common Stock, warrants or options. In addition to the shares in this offering, those shares of Common Stock may become eligible for registration.

TRANSFER AGENT AND REGISTRAR
----------------------------
The stock transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., located at 1981 E. Murray Holladay Road, Salt Lake City, Utah 84117.

DIVIDEND POLICY
---------------
Under applicable law, dividends cannot be paid until we have generated earnings. Also we are prohibited from paying cash dividends to the holders of Common Stock while any Series J Preferred Stock or Series K Preferred Stock is outstanding.

However, it will be our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we will not declare or pay cash dividends on our common stock, at least for the foreseeable future.

                   INTEREST OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS AND EXPERT
------------------------

Legal Matters

The validity of the issuance of the Common Stock issuable or held by the Selling Security holders and offered hereby is being passed upon for the Company by Stradling Yocca Carlson & Rauth, P.C. Members of the firm own shares of our Common Stock or options to acquire such shares in an aggregate amount of less than 1% of the number of shares presently outstanding.

Experts

The consolidated financial statements of eSynch Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, the financial statements of SoftKat,Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, and the financial statements of Kiss Software Corporation as of December 31, 1998, for the year ended December 31, 1998 and for the period from February 14, 1997 (date of inception) through December 31, 1997, each included in this Prospectus, have been audited by Hansen, Barnett & Maxwell, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                     FOR SECURITIES ACT LIABILITIES

eSynch's Restated Certificate of Incorporation requires eSynch to indemnify any and all persons who may serve or who have served at any time as directors or officers, or who, at the request of the board of directors of eSynch, may serve, or at any time have served as directors or officers of another corporation in which eSynch at such time owned or may own shares of stock, or which it was or may be a creditor, and the respective heirs, administrators, successors, and assigns. Indemnification is required to the full extent permitted by the General Corporation Law of Delaware as it may from time to time be amended. Subject to that limitation, eSynch is required to provide indemnification against any and all expenses, including amounts paid on judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually or necessarily by such persons in connection with the defense or settlement or any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be assessed against them or any of them, by reason of being or having been directors or officers of eSynch, or such other corporation.

eSynch's Restated Certificate of Incorporation provides that a director of eSynch shall have no personal liability to eSynch or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to eSynch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto (which concerns unlawful payment of dividends or stock redemptions), or
(iv) for any transaction from which a director derived an improper personal benefit.

The Bylaws of eSynch permit indemnification of persons who were directors, officers, employees or agents of eSynch or of another enterprise if the person was serving at the request of the board of directors of eSynch as a director, officer, employee or agent of that enterprise. The indemnification is permitted either (a) if the person is successful on the merits in defending the claim or
(b) if indemnification is authorized in the specific instance by eSynch. If claims are brought in eSynch's name against the indemnified person, indemnification is permitted only if the person was acting in good faith and in a manner reasonably believed to be in the best interests of eSynch. If the person is unsuccessful in defending a claim brought in eSynchs name, indemnification is only permitted if the court acting in the matter specifically allows it. eSynch is authorized to advance expenses to a person upon that person's agreement to repay eSynch if ultimately such person is not entitled to indemnification.

eSynch has indemnification agreements with its directors and certain officers. These agreements require us to indemnify the parties to these agreements to the maximum extent permitted by applicable law and to advance expenses to that party upon that party's agreement to repay eSynch if ultimately such person is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           DESCRIPTION OF BUSINESS

Introduction
------------
eSynch Corporation, a Delaware corporation founded in 1994 (OTC BB:ESYN), is a developer of Electronic Digital Distribution-TM- (EDD) technology, and is the forerunner in the video-on-demand systems and solutions. The Company provides live streaming video, and download capabilities which deliver video and audio on demand. Live streaming includes both live events and video and audio services such as continuous radio broadcasts, post television programs and movies. eSynch's on-demand services allow the users to access stored video and audio through eSynch's Web site, ChoiceCinema.com. eSynch is a full-service solutions provider, offering all of the services necessary for video-on-demand, including production, encoding, up- linking, web site integration, distribution, reporting, digital conversion and archiving.

The Company has two complementary operational groups focused on media and technology.

The eSynch Media Group provides broadcasting, video-on-demand and related services to Internet users.

eSynch Media is fully automated and is the Internet broadcasting and on-demand delivery service that allows Internet users to stream and download audio and video-on-demand through the our web site, ChoiceCinema.com. This is an ideal solution for business-to-business, education, investor relations, and the home sectors. eSynch's proprietary process known as Electronic Digital Distribution
(EDD) when married to video-on-demand, allows content providers to securely view movie or audio clips for a preauthorized amount of time or accesses.

eSynch Production Services offer editing, authoring, encoding and compression, post production services and digitization for various major movie studios, airlines and others that use digital content. We offer encoding in a number of digital formats including AVI, JPEG, Microsoft-Registered Trademark- Windows Media-TM-, MPEG-1,2 and 4, QuickTime-TM-, Real Audio-Registered Trademark-, and RealVideo-Registered Trademark-. Movie studios and other content owners that deliver content through the eSynch Media Network can be assured of the highest quality pictures and audio, while being secure in the knowledge that the Company's proprietary EDD products will prevent unauthorized copying and duplication.

The eSynch Technologies Group provides products and services to Internet users through its two functional areas, Kissco and AtoZware.com.

Kissco is the developer and publisher of various products that are marketed over the Internet. NetMonitor is typical of Kissco's product set and market plan. Following its release in early July 1999, ZDNet voted NetMonitor one of their top ten downloads for 1999. Within the first five months of its existence, NetMonitor produced over 70 million click through to various eSynch owned web sites. NetMonitor helps drive Web site traffic to the ChoiceCinema.com web site so viewers can stream live events. NetMonitor has become an established and acceptable way of bringing user traffic to the several sites owned by eSynch. In addition to NetMonitor, Kissco is well known for their Internet advertising and marketing abilities.

eSynch also offers online shopping through one of its AtoZware.com e-tail store. AtoZware.com was developed in conjunction with Ingram Micro and offers over 55,000 computer-related products. AtoZware.com is also used to drive traffic to other sites owned by eSynch. AtoZware offers a vast array of computer hardware and software products that may be needed to expand and enhance a user's computer experience.

The Market
----------
The combined emphasis of the Company's market encompasses Internet software and Electronic Digital Distribution (EDD). Internet software is focused on high-tech Internet products that can be sold and distributed electronically as well as through Company owned distribution channels. With the emergence of broadband, two way digital cable systems have opened a new venue for EDD, video-on-demand entertainment and informational services.

Broadband subscribers will have the ability to choose from a number of movies, programs, and information at any time during the day or night. Video-on-demand entertainment provides Broadband subscribers convenience, control, flexibility and choice over their viewing options. Video-on-demand equates to having the video rental store right in their home.

With eSynch Media's ChoiceCinema.com, the subscriber has access to "virtual movie rentals", the ability to select from a vast library of movies, sound tracks, television and New Releases. Once a subscriber chooses a program, they have full control of the program. With the touch of a mouse or via remote control, the selection can be rewound, fast-forwarded, stopped, paused and restarted. When the viewing window ends so does the rental, so there will never be late fees for failure to return a movie on time.

eSynch's ChoiceCinema.com is a video-on-demand system that works seamlessly with the users computer and Broadband connection. With ChoiceCinema.com, users can browse through hundreds of movies and television shows, and watch previews, and order movies on demand.

The Company expects to maximize the revenue earning potential of video-on-demand by offering diverse selections and services, such as advertising, purchasing, and post programming options. eSynch Media will generate automatic branding and advertising banners, specific to the client. This unprecedented capability pulls together video-on-demand, content, technology and marketing into one powerful system with substantial revenue earning potential.

Products and Services
--------------------------------------
We also offer proprietary software, including:

  *  Modem Wizard and NetMonitor
  *  Undo & Recover Toolbox
  *  WebSnake
  *  CoolCat
  *  Speed Surfer Internet Toolbox

Modem Wizard is our best-selling software utility. It is an Internet optimizer, troubleshooter, and fix-it tool that works on any Internet connection (including cable modem, DSL, and T1). In May, we began shipping Modem Wizard 4.0. Recently we also announced and began shipping Modem Wizard, version 4.5, with several added features.

NetMonitor is a stand-alone program within Modem Wizard. In just six weeks, our offer of free downloads of NetMonitor generated 15 million visits to our web site and approximately 7 million banner views. The increase in web site visits produced a record month for eSynch's Internet sales. In the beginning of June, NetMonitor premiered on ZDNet, and within 48 hours, had amassed over 50,000 downloads---making it the #1 download of the week on the ZDNet web site. Shortly thereafter, due to the massive response our free NetMonitor received, we partnered with Ziff-Davis (NYSE: ZD) to distribute our free NetMonitor, through CD-ROM to all Ziff-Davis publications (including PC Magazine, PC Computing, etc.).

Undo & Recover Toolbox is a utility to undo step-by-step any changes the user has made to computer setup files. In the August issue of PC World, Undo & Recover Toolbox was given a "Best Buy" award by the editors of the publication.

WebSnake automates Web searching, filters Web data and retrieves specified information, so you can review it later at PC speeds, bypassing Web bottlenecks.

CoolCat is an easy-to-use HTML editor, with professional features such as comprehensive project-wide document management with integrated FTP, a built-in preview browser, and extended support for HTML layout features.

Speed Surfer Internet Toolbox is a browser optimization and web security utility that provides the user with an enhanced Internet experience.

We face intense competition in the software utilities market, including from much larger, well-financed software developers and publishers. Microsoft Corporation, for instance, has historically succeeded at incorporating utilities into its operating systems. Numerous other software companies compete in the software utilities area, and numerous software utilities are available without charge from their providers.

Competition
-----------
The markets for the Company's Internet offerings are highly competitive and are characterized by pressures to reduce prices, incorporate new features and accelerate the release of new versions. A number of companies currently offer services or products that compete directly or indirectly with one or more aspects of the Company's offerings.

Existing or new competitors could develop a service or product which competes with all or some aspects of those the Company offers. Many current and potential competitors are larger, better established, and have greater financial resources than the Company. These include Microsoft, AT&T, IBM, JVC, Matsushita Electronics Corporation, Broadcast.com, NTT, Philips, Sony, US West, Inc. and Enron Corporation. Such competitors have the ability to more aggressively market and price their products than the Company.

We also face other competitors which are discussed below. We believe, however, that due to the unique combination of our proprietary technology, our comprehensive service offerings and our dedication of resources in targeted areas, we can maintain our position as a leading provider of EDD.

VideoSeeker is an on-demand video service owned by NBC, which has demonstrated that it is a leader among traditional media companies and broadcasters in Internet and new media businesses. NBC maintains a number of Internet and enhanced broadcasting services, including an equity stake in Snap!, the internet portal service operated in partnership with CNET.

Pixelon offers a total technology system that delivers full screen TV video and audio content to viewers worldwide over the Internet. Content on Pixelon.com includes sports, special interest programming and news clips.

Intervu is a service provider for Internet video delivery solutions. The company offers turnkey solutions to deliver live and on-demand audio and video streaming over the Internet. The company's streaming media services are utilized for different types of business uses including entertainment, news reporting, corporate communications, investor relations and distance learning.

OpenTV Corp. designs, develops, markets and supports software and related components to enable digital interactive television worldwide.

GoTo.com has created and operates an online marketplace that presents an alternative way of finding a Web site of interest. In contrast to a search engine, GoTo claims to be able to provide a faster, easier and more relevant way of finding information on the Web.

On2.com offers full-motion, full-screen, television-quality video over the web and claims to be building a revolutionary entertainment network exclusively for broadband consumers covering such areas interests as movies, music, travel, games and sports.

Other competitors in parallel markets include Madge Networks, headquartered in the Netherlands, a global networking and Internet services provider specializing in managed networks, web and application hosting, enterprise LAN products and video networking.

Earlier this year, AOL and Time Warner released information regarding a merger to further develop video-on-demand. By adding interactivity to television, advertisers will have the chance to market their products simultaneously on television and the Internet while reaching the same audience.

There are several smaller companies attempting to promote or develop video-on-demand. To date, we recognize no other companies as major competitors. However, we anticipate additional joint ventures and new companies to emerge.

Proprietary rights, patents, trademarks and copyrights
------------------------------------------------------
The Company regards certain features of its products and services as proprietary and relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary information.

The Company seeks to protect its products and related documentation and other written materials under trade secret and copyright laws (as described below) which afford only limited protection, and are dependent on numerous factors. The Company seeks to protect its product names under common law trademark and unfair competition laws, although none of the Company's current product names are registered trademarks. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary.

Employees
---------
As of April 2000, eSynch had 30 full-time employees and no part-time employees. Of our full-time employees, 5 were in marketing and sales, 6 were in senior management, 6 were in administration, 8 were in development and 5 were in operations. We also plan to hire approximately 20 people to handle customer support functions.

We believe that our relations with our employees are satisfactory. We are not a party to any collective bargaining agreements and we have never experienced any work stoppage. As eSynch continues to grow and introduce more products and services, we expect to hire additional personnel.

Company History
---------------

We were incorporated in Delaware on December 21, 1988, as Tri-Nem, Inc. On October 5, 1994, the Company changed its name to Innovus Corporation.

On August 5, 1998, we were acquired through a reverse merger agreement with Intermark Corporation. Our headquarters was moved from Utah to Southern California. On November 9, 1998, the Company changed its name to eSynch Corporation.

During the first half of 1998, the Innovus operations were reduced dramatically in order to conserve cash. We stopped manufacturing or developing our multimedia authoring software. After the acquisition, we focused our efforts on debt reduction and winding up the former business of Innovus Multimedia Corporation. We began a new business direction with the software publishing and distribution business of Intermark and development of its proprietary Electronic Digital Delivery technology.

In November 1998, all of the shares of common stock were reclassified and combined in a one-for-ten reverse stock split.

In November 1998, we acquired the stock of SoftKat, Inc. SoftKat was sold in May 1999 which was consistent with the Company's decision to further strengthen its focus of Electronic Software distribution and e-commerce. We believed that the SoftKat business could not be economically converted to one that would emphasize electronic software distribution over traditional physical goods distribution, and determined that SoftKat's financial condition and prospects generally were poorer than anticipated, including matters that resulted in litigation that were not known to the Company prior to the SoftKat acquisition.

On April 1, 1999, we acquired the stock of Kiss Software Corporation (KISSCO), of Newport Beach, California. Kissco develops, publishes and sells Internet utility products.

On September 30, 1999, we acquired the stock of Oxford Media Corporation, a leading designer and developer of digital technologies for video-on-demand.

Recent Announcements
--------------------

In July 1999, we entered a licensing agreement with Ingram Micro, headquartered in Santa Ana, Calif., one of the largest wholesale providers of technology products and services. Under the agreement, eSynch is entitled to offer Ingram Micro's entire product line through the eSynch e-commerce system. Our associated web site is in the development and testing phase. We anticipate intense competition from the numerous competitors in this area.

In November 1999, Modem Wizard 4.5 was named one of the 100 best home office products of 1999 by Home Office Computing, the technology and productivity magazine for telecommuters, entrepreneurs, and the rest of today's work-at-home workforce. Modem Wizard was one of only four winners in the category of Communication Tools/Remote Access Software. Winners were picked based on value, performance, ease of use, innovation, and suitability for home offices.

On January 10, 2000, we announced that we had teamed with Jungle.com, the largest online computer, software, music and video retailer in the United Kingdom, to sell our full line of Kissco-branded products. Under the partnership, Kissco's award- winning products -- Modem Wizard 4.5, Speed Surfer Internet Toolbox, Undo & Recover Toolbox, CoolCat and WebSnake are being sold via electronic download directly from the Jungle.com Web site, providing the Company distribution of products throughout Europe.

On January 10, 2000, we announced our NetMonitor product had been selected by ZDNet's popular downloads Web site (www.zdnet.com/downloads) as a Top 100 Download for 1999. ZDNet is the leading Web destination for people who want to buy, use and learn about technology. When first released, the new version 2.5 was awarded five stars from ZDNet editors -- winning it a prestigious spot on the ZDNet All-Star List. With nearly 200,000 downloads during it debut week on ZDNet's LaunchPad, NetMonitor also garnered a No. 1 download honor during its premiere week.

In February, 2000, we entered into two Letters of Intent to acquire HyperDisk Media Corporation and Post Modern Edit, LLC. Both acquisitions are pending at the date hereof.

On February 8, 2000, we announced a partnership with Interep Interactive (Nasdaq
NM: IREP), the largest independent Internet sales and marketing company, to increase advertising revenue and enhance visibility of the Company's Web sites. Under the partnership, Interep Interactive, a division of Interep, is expanding awareness of eSynch through various media including Web site and radio promotion.

On March 20, 2000, we announced an agreement to create a new interactive streaming media channel for WomansAct.com using our proprietary eSynchTIME(TM) (Total Internet Media Engine) technology. WomansAct.com is a leading online resource targeted at women that provides personal financial information and education. Using eSynchTIME, WomansAct will be able to meet their goal of keeping financial solutions simple through new efficient technology. The streaming media channel is currently under development by eSynch.

On April 19, 2000, we announced a licensing agreement with Garfinkle Limited Partnership II for two patents related to our video-on-demand strategy. The first patent covers a video-on-demand system in which catalog data is periodically transferred to the user site where it is stored. The second covers a digital data system that includes a control system at a customer site that blocks access to a downloaded stored program after it has been viewed a predetermined number of times (e.g., once), or after a predetermined interval, or any combination thereof. The agreement grants the Company a worldwide exclusive perpetual license through January 1, 2002 which becomes non-exclusive thereafter.

Costs to comply with environmental laws
---------------------------------------
We have not incurred any substantial cost related to complying with any environmental laws (federal, state and local) and do not foresee any such substantial costs.

More information available from the SEC
---------------------------------------
We file reports with the Securities and Exchange Commission. We have filed reports with the SEC on Forms 10-KSB, 10-QSB, 8-K, and Schedule 14A. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the site is http:\\www.sec.gov. Also, you may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Governmental Regulation and Legal Uncertainties
-----------------------------------------------
eSynch is currently subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to our current and expected activities on the Internet. However, new laws and regulations relating to the following areas may be adopted because of the Internet's popularity and growth:

  *  Online content.
  *  User privacy.
  *  Taxation.
  *  Access charges.
  *  Copyrights.
  *  Characteristics and quality of products and services.
  *  Consumer protection.

Such government regulation may impose additional burdens on our business. They may also impede the growth in Internet use and thereby decrease the demand for our products and services or otherwise have a material adverse effect on our business, operations and financial condition.

Additionally, U.S. and foreign laws applicable to e-commerce or Internet communications are becoming more prevalent. These laws have been recently enacted and there is uncertainty regarding their impact on the marketplace. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign civil or criminal laws, even if we could successfully defend such claims, it could materially adversely affect us.

Several telecommunications carriers are supporting regulation of the Internet by the FCC in the same manner that the FCC regulates other telecommunications services. These carriers have alleged that the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure, resulting in interruptions in phone service. Local telephone carriers such as Pacific Bell, a subsidiary of SBC Communications Inc., have petitioned the FCC to regulate Internet service providers in a manner similar to long-distance telephone carriers and to impose access fees on Internet service providers. Any such regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our products and services or otherwise have a material adverse effect on our business, financial condition and operating results.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following Selected Financial Data should be read in conjunction with the financial statements and notes thereto found elsewhere herein.

The following discussions contain forward-looking statements regarding eSynch and its wholly owned subsidiaries, its business, prospects and results of operations which are subject to certain risks and uncertainties posed by many factors and events that could cause eSynch's actual business and results of operations to differ materially from those that may be expressed or implied by such forward-looking statements. Additional risks and uncertainties can be foreseen as a result of the proposed acquisitions of Post Modern Edit and HyperDisk Media Inc. which are expected to be completed in March, 2000.

Overview
--------
eSynch Corporation, a Delaware corporation founded in 1994 (OTC BB:ESYN), is a developer of Electronic Digital Distribution (EDD) technology, and is the forerunner in video-on-demand systems and solutions. The Company provides live streaming video and download capabilities which deliver video and audio on demand. Live streaming includes both live events and video and audio services such as continuous radio broadcasts, post television programs and movies. The Company's on-demand services allow the users to access stored video and audio through the Company's Web site, ChoiceCinema.com. The Company is an all-in-one solutions provider, offering the full range of video-on-demand services including production, encoding, up-linking, web site integration, distribution, reporting, digital conversion and archiving.

The Company has two complementary divisions:

eSynch Media Group
------------------
eSynch Media-TM -- eSynch Media is the Company's fully automated Internet broadcasting and video-on-demand service division allowing Internet users to stream and download audio and video on demand from ChoiceCinema.com and other sites. This is an ideal solution for business-to-business markets, education, investor relations, and the home sector. The Company's proprietary distribution process, Electronic Digital Distribution (EDD), and its video-on-demand facilities allow content providers the secure feeling that a movie or audio clip can be delivered and viewed for a predetermined amount of time or accesses.

Production Services - eSynch Production Services offers editing, authoring, encoding and compression, post production services and digitization for movie studios and others that utilize digitized video for entertainment, education or promotion. Production Services offers encoding in a number of digital formats, including AVI, JPEG, Microsoft-Registered Tradmark- Windows Media-TM-, MPEG-1,2 and 4, QuickTime-TM-, Real Audio-Registered Tradmark-, and RealVideo-Registered Tradmark-. Movie studios that deliver content through the eSynch Media Network can be assured of the highest quality pictures and audio, while being secure in the knowledge that the Company's proprietary EDD products will prevent unauthorized copying and duplication.

eSynch Technologies Group
-------------------------
Kissco-TM -- Kissco provides a variety of software products and services including its highly acclaimed NetMonitor. NetMonitor has become an established, successful and acceptable way of driving traffic to one of several web sites owned by eSynch. In the case of ChoiceCinema.com, NetMonitor attracts viewers who can stream live events to their desktop. Following the release of NetMonitor in July 1999, ZDNet voted the product one of their top ten downloads for 1999. Within the first five months of its existence, NetMonitor produced over 70 million click throughs to various eSynch owned web sites. In addition to NetMonitor, Kissco is well known for its Internet advertising and marketing abilities.

AtoZware.com-TM -- eSynch also offers online shopping through one of its valued web sites, AtoZware.com. AtoZware.com has been developed in conjunction with Ingram Micro to offer over 55,000 computer-related products. AtoZware.com is also used to drive traffic to specific sites owned by eSynch. AtoZware's vast array of computer hardware and software products provides customers of all levels from novice to expert with a complete on-line computer store.

Revenue
-------
The Company has generated revenue from services and technology software delivered over the Internet and will generate future revenue from video related services, including digital production, live and on-demand video, and web site integration.

Internet and Software Licenses: The company derives revenue from Internet services, software, and e-commerce via the Internet. The company typically bundles varying product and service offerings that it sells through its web sites, email databases and Internet partner sites.

New Media: The company derives revenue by delivering live, on-demand video and audio content over the Internet and by providing related services, including production, post production, compression, encoding, web site design and integration, distribution, reporting, advertising, sponsorships, co-branding, e-commerce, revenue sharing and partnerships. The fees can vary from a fixed monthly charge to a per item charge depending on the bundle of services provided and agreed upon. To the extent that the customer exceeds agreed upon storage and delivery limits, eSynch will charge variable fees based upon usage, time and incremental services used by the customer.

Advertising: The Company derives advertising revenue based on traffic and unique visitors to our web sites and use of our micro portal products.

Cost Of Revenue
---------------
Cost of Internet and Software License Fees: Cost of license fees includes costs of product media, duplication, manuals, packaging materials, amounts paid for licensed technology, and fees paid to third-party vendors for order fulfillment. Cost of service revenue includes the cost of in-house and contract personnel providing support and other services and expenses incurred in expanding our streaming media hosting services.

Cost of New Media: Cost of new media consists of production expense, which includes salaries and costs associated with event production, bandwidth and monthly fees paid to Internet Service Providers and depreciation of servers included in the Company's global network.

Cost of Advertising Revenue: Cost of advertising revenue includes the cost of personnel associated with content creation and maintenance and fees paid to third parties for content and reporting included in our websites.

Expenses
--------
eSynch expenses consist of system development, sales and marketing, and general and administrative expenses. System development expenses consist primarily of salaries and payroll related expenses, fees to outside contractors and consultants, allocation of rent and depreciation on equipment. Sales and marketing and general and administrative expenses consist of salaries and related benefits, commissions, promotional expenses, public relations services, professional services, stock issued for services, stock-based compensation due to the issuance of stock options, amortization of goodwill, and general operating costs.

Results of Operations
---------------------
The Company has incurred losses from operations and negative cash flows from operating activities and has accumulated a deficit at December 31, 1999 in the amount of $15,507,000. The Company's net loss of $8,677,000 in 1999 included non-cash operating expenses of $5,961,000 for Stock Based Compensation and Services, and Amortization of Goodwill and Licenses, and $204,000 for impairment on assets to be sold with the remaining loss being $2,513,000. The 1998 net loss of $4,978,000 included $934,000 for Stock Based Compensation and Services and amortization and $2,324,000 for impairment on assets to be sold with the remaining loss being $1,720,000.

   Year Ended                           December 31, 1999     December 31, 1998
   ----------                           -----------------     -----------------
Sales                                    $       988,485       $       203,571
Cost of Sales                                    529,576               156,617
Gross Profit                                     458,909                46,954
Operating Expenses
  General and Administrative                   2,925,665             1,649,173
  Stock Issued for Services                    1,685,000               280,877
  Stock Based Compensation                     2,975,309                69,290
  Amortization of Goodwill                     1,300,626               228,330
  Interest                                        81,346               132,641
  Amortization of Debt Discount                                        355,567
  Impairment loss on assets to be sold           203,690             2,323,841
  Loss Before Extraordinary Item              (8,712,727)           (4,992,765)
  Debt Forgiveness                                35,234                14,423
    Net Loss                             $    (8,677,493)      $    (4,978,342)
  Preferred Dividends                         (1,178,065)
Loss Applicable to Common Shares         $    (9,855,558)      $    (4,978,342)

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998
---------------------------------------------------------------------
Net sales were $988,485 in 1999 compared to $203,571 in 1998. 1998 included $109,000 from SoftKat operations for the period November 17, 1998 through December 31, 1998. The increased revenue in 1999 was a result of the Kiss and Oxford acquisitions.

The cost of product sold in 1999 was 54% compared to 77% in 1998. This was due to the sales of the higher margin Kiss product mix as compared to the SoftKat product set offered in 1998.

General and administrative expenses were $2,925,665 in 1999 compared with $1,649,173 in 1998. The increase was due to expenses for operating acquired companies of $868,000, increases in outside consulting and services of $344,000 and increase in salaries of $156,000. In 1999, interest expense was $81,346 versus $132,641 in 1998. In 1998 the costs associated with the beneficial conversion feature of notes payable was $355,567 while there was no such expense in 1999. In addition, cost associated with the issuance of stock for services was $1,685,000 in 1999 as compared with $280,877 in 1998. Stock-based compensation was $2,975,309 in 1999 compared with $69,290 in 1998.

Amortization of goodwill and licenses in 1999 was $1,300,626 and represented amortization of the goodwill generated by the Kiss Software and the software license obtained in Oxford Media acquisitions compared to $228,330 in 1998 which represented amortization of the goodwill generated by the SoftKat acquisition of $6,882,300. No amortization of goodwill associated with SoftKat was taken in 1999 since it was written off in 1998 as Impairment of Assets to be sold in the net amount of $2,323,841. In 1999, $230,690 was taken as an Impairment of Asset loss associated with the sale of SoftKat. SoftKat was sold on May 25, 1999 to a third party for $50,000 cash and a note receivable for $100,000 which resulted in the above loss.

Liquidity and Capital Resources
-------------------------------
At December 31, 1999 the Company had $1,320,000 of cash and cash equivalents and a deficit in working capital (current liabilities in excess of current assets) of $1,260,000. Included in current liabilities is an accrual for expenses of $1,294,000 for matters related to Innovus and Intermark prior to the acquisition in August 1998. No amounts have been assessed by any creditors. The Company issued 310,377 shares for net cash and notes receivable (later paid) in the amount of $636,000, 972,500 shares for services totaling $1,699,000 and 228,322 shares for retirement of Notes and related interest in the amount of $584,000. In addition the Company issued Preferred Stock for gross proceeds of $4,625,000 ($500,000 received in January 2000, see below).

In addition to the above in 1999, the Company issued 199,999 shares of common stock for conversion of Series I Preferred Stock valued at $600,000, 1,428,134 for the acquisition of Kiss Software valued at $3,568,907, 450,000 shares for the acquisition of Oxford Media Corporation valued at $720,000, 9,303 in settlement of a royalties claims at $31,526 and the exercise of stock options for 17,000 shares in the amount of $26,750.

The Company estimates that during the fourth fiscal quarter of 1999 it was using $225,000 more cash each month than was being generated by operations. The Company intends to raise additional capital to fund continuing operations and acquisitions.

In August, September and October 1999, the Company received proceeds in the aggregate amount of $2,351,096, net of $273,904 cash offering cost for 275 shares of Series J Convertible Preferred Stock and accompanying warrants.

In December 1999 and January 2000, the Company received proceeds in the aggregate amount of $1,925,000, net of $75,000 cash offering cost for 212.5 shares of Series K Convertible Preferred Stock and accompanying warrants.

                         DESCRIPTION OF PROPERTY

In 1999, our headquarters was moved to a single-tenant facility in Tustin, California of approximately 30,000 square feet under a long-term lease. Management believes that the space will adequately provide for our warehousing and distribution requirements, as well as expansion of our publishing, marketing and sales operations. The condition of the property is good. The property is located in an office and industrial area with nearby access to freeways and airports.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 1, 1999, the Company acquired Kiss Software Corporation, a California corporation ("Kissco"). Donald C. Watters, Jr. was a major shareholder of Kissco and received in that acquisition 381,270 shares of Common Stock, and the Company also assumed a Kissco option entitling Mr. Watters to acquire 48,568 shares of Common Stock at a price of $ 2.11 per share. Robert B. Way was also a shareholder of Kissco and received in the acquisition 32,430 shares of Common Stock, and the Company also assumed a Kissco option entitling Mr. Way to acquire 19,427 shares of Common Stock at $
2.11 per share.

On September 30, 1999, the Company acquired Oxford Media Corporation, a Delaware corporation, for 450,000 shares of the Company's Common Stock. Oxford Media Corporation was controlled by Mr. Norton Garfinkle. In addition, for consulting services and services as a director of the Company, Mr. Garfinkle has received warrants to purchase 350,000 shares of Common Stock.

On March 27, 2000, the Company filed a Registration Statement on Form S-8 for the purpose of registering a Reoffer Prospectus associated with certain Stock Option Agreements, Warrants, and Consulting Agreements. Certain executive Officers and Directors plus two unrelated parties are named as Selling Stockholders. The Company is registering 505,700 shares, 300,000 shares and 18,000 shares related to Stock Options, Warrants, and Consulting Agreements, respectively.

On April 19, 2000, the Company licensed two patents for certain royalties and contingently-issuable warrants from Garfinkle Limited Partnership II of which Mr. Norton Garfinkle, a Company director, is a partner. The patents relate to the broadcast, playback and limited use capability of Internet streaming media and video. Warrants for 950,000 shares of the Company's common stock will be issuable if the Company, at its sole discretion, chooses to extend the license beyond December 31, 2000.

CHANGE IN CONTROL

On August 5, 1998, the Company finalized an Agreement and Plan of Share Exchange with Intermark Corporation ("Intermark"). Under the Agreement, as amended, the shareholders of Intermark exchanged all of the outstanding capital stock of Intermark for 1,033,669 shares of common stock of the Company and for 78,706 shares of the Company's newly created Series H Preferred stock convertible into approximately 4,427,213 shares of Common Stock. In addition, the Company assumed Intermark options which are now exercisable to purchase up to 631,800 shares of the Company's common stock.

On May 8, 1998, after the close of business, the Company had entered into an Agreement and Plan of Share Exchange dated as of May 8, 1998 (the "Agreement") by and among the Company and Intermark Corporation, a California corporation ("Intermark"), and the securityholders of Intermark Corporation ("Exchanging Securityholders"). On June 17, 1998, the Company entered into the First Amendment of Agreement and Plan of Share Exchange dated as of May 8, 1998. On July 30, 1998, the Company entered into the Second Amendment of Agreement and Plan of Share Exchange dated as of May 8, 1998 ("Second Amendment").

The closing of the transactions contemplated by the Agreement ("Closing") occurred on August 5, 1998. The Closing resulted in a change in control of the Company. The Agreement, as amended by the First Amendment and the Second Amendment, provided for the Exchanging Securityholders to deliver and exchange all of the outstanding capital stock of Intermark and options or other rights to purchase such capital stock for capital stock of the Company aggregately having voting power equal to 77.5% of the capital stock of the Company aggregately outstanding as of immediately after the Closing. Accordingly Messrs. Hemingway, Budd and Hutt became the beneficial owners of approximately 62% of the Company's capital stock as of the Closing. Intermark became a wholly-owned subsidiary of the Company upon the Closing.

             MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Common Stock is currently quoted on the OTC Bulletin Board, Symbol ESYN. The following table reflects the high and low closing bid quotations reported by the OTC Bulletin Board. Such prices represent inter-dealer quotations, do not include markups, markdowns, or commissions and may not reflect actual transactions.

                                             High              Low
                                             ----              ---

 Year Ended December 31, 1998
 (As adjusted for 1 for 10 reverse stock split)
 ------------------------------------------
 January 1 to March 31, 1998                $  2.10          $ 0.70
 April 1 to June 30, 1998                   $  4.20          $ 1.50
 July 1 to September 30, 1998               $  3.20          $ 1.20
 October 1 to December 31, 1998             $  1.56          $ 1.00

 Year Ended December 31, 1999
 ------------------------------------------
 January 1 to March 31, 1999                $  4.87          $ 1.00
 April 1 to June 30, 1999                   $  3.50          $ 2.06
 July 1 to September 30, 1999               $  4.75          $ 1.69
 October 1, 1999 to December 31, 1999       $  7.25          $ 2.81

 Year Ending December 31, 2000
 ------------------------------------------
 January 1 to March 31, 2000                $ 15.19          $ 5.62
 April 1 to April 20, 2000                  $ 11.06          $ 5.50


The Company has not paid any cash dividends since its inception. The Company is prohibited from paying dividends on its Common Stock while it has outstanding any shares of Series J Preferred Stock or Series K Preferred Stock and until it has surplus funds legally available. The Company currently intends to retain future earnings in the operation and expansion of its business and does not expect to pay any cash dividends in the foreseeable future.

From November, 1995 to November, 1997, the Company's Common Stock was listed on the Nasdaq SmallCap market. In November, 1997, the Company was de-listed from Nasdaq. The Over-The-Counter Bulletin Board is a quotation medium, and should not be confused with The Nasdaq Stock Market(SM).

As of April 20, 2000 there were approximately 2100 beneficial owners of the Common Stock of which approximately 500 are holders of record.

                             EXECUTIVE COMPENSATION

The following table sets forth compensation received by the Company's Chief Executive Officer and by each of the persons who were, for the fiscal year ended December 31, 1999, the other four most highly compensated executive officers of the Company whose total compensation during that year exceeded $100,000 (the "Named Officers"), for the three fiscal years ended December 31, 1999 or for the shorter period during which the Named Officer was compensated by the Company.


                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM COMPENSATION
                                                         ------------------------------
                                ANNUAL COMPENSATION              AWARDS         PAYOUTS
                          ------------------------------ ---------------------  -------
NAME AND                                                 RESTRICTED SECURITIES
PRINCIPAL                                 OTHER ANNUAL     STOCK    UNDERLYING   LTIP    ALL OTHER
POSITION            YEAR  SALARY   BONUS COMPENSATION(1)  AWARD(S)  OPTIONS(#)  PAYOUTS COMPENSATION(2)
------------------- ----  ------   ----- --------------- ---------- ----------- ------- ------------
Thomas C. Hemingway 1999  $150,000                                  250,000 shs.           $350,000
  CEO               1998  $ 88,789                                  292,500 shs.               -

Donald C. Watters   1999  $112,500                                  700,000 shs.           $530,000
   President

James H. Budd       1999  $115,000                                     -                       -
  Vice President    1998  $ 52,868                                  117,000 shs.               -

T. Richard Hutt     1999  $115,000                                        -                    -
  Vice President    1998  $ 64,281                                  117,000 shs.               -

Robert B. Way       1999  $ 82,500                                  250,000 shs.           $234,500
  Vice President

David P. Noyes      1999  $116,894                                  500,000 shs.           $337,067
  CFO

(1) Perquisites and other personal benefits did not for any Named Officer in the aggregate equal or exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported in this table for such person.

(2) Represents the difference between the exercise price and the fair value at the date of grant of the stock options.

EXECUTIVE EMPLOYMENT AGREEMENTS

The Company has an employment agreement with each Executive Officers listed below. The terms of those employment agreements are summarized in the following table:

                    CURRENT BASE    OPTION     OTHER          BENEFITS DUE ON
NAME                COMPENSATION    GRANT      BENEFITS       TERMINATION
------------------- ------------   --------   -------------  ----------------------------------
Thomas C. Hemingway   $150,000   250,000       Any          If he is terminated by the Company
  CEO                            at $1.00      benefits     without cause, he is paid an amount
                                 each,         for other    equal to 12 months' base salary and
                                 fully         officers,    all other benefits and perquisites
                                 vested        and 3 weeks  continue for 12 months and
                                               vacation     the Company will be
                                               per year     required  to repurchase
                                                            all his stock and options
                                                            at the 30-day average market price.

Donald Watters, Jr.  $150,000   250,000        Any          If he is terminated by the Company
  President and COO             at $1.00 each, benefits     without cause, he is paid an amount
                                fully vested   for other    equal to 12 months' base salary and
                                and 450,000    officers,    all other benefits and perquisites
                                shares         and 3 weeks  continue for 12 months and
                                at $0.50       vacation     the Company will be
                                each,          per year     required to repurchase
                                fully vested                all his stock and options
                                                            at the 30-day average market price.

James H. Budd        $130,000                  Any          If he is terminated by the Company
  Vice President                               benefits     without cause, he is paid an amount
                                               for other    equal to 3 months' base salary and
                                               officers,    all other benefits and perquisites
                                               and 2 weeks  continue for 3 months and all stock
                                               vacation     options held by him vest and
                                               per year     become exercisable.

Robert Way           $110,000   250,000        Any          If he is terminated by the Company
  Vice President                at $1.00 each, benefits     without cause, he is paid an amount
                                fully vested   for other    equal to 3 months' base salary and
                                               officers,    all other benefits and perquisites
                                               and 3 weeks  continue for 3 months and all stock
                                               vacation     options held by him vest and
                                               per year     become exercisable.

T. Richard Hutt      $130,000                  Any          If he is terminated by the Company
  Vice President                               benefits     without cause, he is paid an amount
                                               for other    equal to 3 months' base salary and
                                               officers,    all other benefits and perquisites
                                               and 2 weeks  continue for 3 months and all stock
                                               vacation     options held by him vest and become
                                               per year     exercisable.

David P. Noyes       $150,000   250,000 at     Any          If he is terminated by the Company
   CFO                          $1.00 each,    benefits     without cause, he is paid an amount
                                fully vested,  for other    equal to 6 months' base salary and
                                and 250,000    officers.    all other benefits and perquisites
                                at $1.00 each, and 3 weeks  continue for 6 months and all stock
                                vesting        vacation     options held by him vest and become
                                ratably over   per year     exercisable.
                                two years

OPTION GRANTS DURING FISCAL 1999

         The following table sets forth information on all grants of stock options during the fiscal year ended December 31, 1999, to Named Officers:


                                     OPTION GRANTS TABLE
                              OPTION GRANTS IN FISCAL YEAR 1999

                                     INDIVIDUAL GRANTS                          POTENTIAL
                     --------------------------------------------------        REALIZABLE
                                  % OF TOTAL                                 VALUE AT ASSUMED
                      NUMBER OF    OPTIONS                                    ANNUAL RATES OF
                     SECURITIES    GRANTED TO                                    STOCK PRICE
                     UNDERLYING    EMPLOYEES    EXERCISE                     APPRECIATION FOR
                       OPTIONS      IN FISCAL    PRICE     EXPIRATION       OPTION TERM($)(3)
NAME                  GRANTED       YEAR(1)    ($/SHARE)     DATE(2)         5%          10%
---------------------------------------------------------------------------------------------
Thomas C. Hemingway    250,000        10.6%      $1.00    Mar, 2009     $1,827,336  $2,882,452

Donald C. Watters       48,568 (4)     2.1%      $2.11    Feb, 2003     $  199,209  $  232,970
                       250,000        10.6%      $1.00    Mar, 2009     $1,827,336  $2,882,452
                       450,000        19.2%      $0.50    Mar, 2009     $3,644,795  $5,749,324

David P. Noyes         500,000        21.3%      $1.00    Sep, 2009     $3,751,353  $6,073,291

Robert B. Way           19,427 (4)     0.8%      $2.11    Feb, 2008     $  102,276  $  153,365
                       250,000        10.6%      $1.00    Apr, 2009     $1,835,096  $2,906,935

---------

(1) Options to purchase an aggregate of 1,915,000 shares of common stock were granted by the Company to employees, including the Named Officers, during the fiscal year ended December 31, 1999. In addition, options to purchase 163,187 shares of common stock were assumed in the Kiss Software acquisition. Subsequently, a total of 69,427 options expired or were voided.

(2) Options held by the Named Officers have a term of 5 and 10 years, subject to earlier termination in certain events related to termination of employment.

(3) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the options' exercise price, assuming that the closing market price of the Company's common stock, as reported on the OTC Bulletin Board on December 31, 1999, appreciates at a 5% and 10% compound annual rate over the term of the options. The 5% and 10% rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and do not necessarily reflect management's estimate or projection of the Company's future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

(4) Stock options assumed by the Company that had been granted by Kiss Software Corporation. Each option is exercisable in full.

OPTION EXERCISES IN FISCAL 1999 AND YEAR-END OPTION VALUES

         The following table sets forth information concerning stock options which were exercised during, or held at the end of, fiscal 1999 by the Named
Officers:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF
                                            SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                      SHARES       VALUE     AT FISCAL YEAR END(#)    AT FISCAL YEAR END($)(1)
                    ACQUIRED ON  REALIZED -----------------------------------------------------
NAME                 EXERCISE     ($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-----------------------------------------------------------------------------------------------
Thomas C. Hemingway    -             -        542,500          -        $2,526,613           -
Donald C. Watters      -             -        748,568          -        $3,632,730           -
James H. Budd          -             -        117,000          -        $  548,145           -
T. Richard Hutt        -             -        117,000          -        $  548,145           -
David P. Noyes         -             -        312,500    187,500        $1,445,313    $867,187
Robert B. Way          -             -        269,427          -        $1,224,342           -

------------

(1) Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise or base price of "in-the-money" options. The value of options is based on the closing sale price for the Company's common stock as of December 31, 1999 as reported on the OTC Bulletin Board, which was $5.625, minus the exercise price.

                                       ESYNCH CORPORATION
                                 INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        -----
ESYNCH CORPORATION AND SUBSIDIARIES
     Report of Independent Certified Public Accountants                   50
     Consolidated Balance Sheet - December 31, 1999                       51
     Consolidated Statements of Operations for the Years Ended
        December 31, 1999 and 1998                                        52
     Consolidated Statements of Stockholders' Deficit for the
        Years Ended December 31, 1999 and 1998                            53
     Consolidated Statements of Cash Flows for the Years
        Ended December 31, 1999 and 1998                                  54
     Notes to Consolidated Financial Statements                           55

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS       69
     Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the Year Ended December 31, 1999                              70
     Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the Year Ended December 31, 1998                              71
     Notes to Unaudited Pro Forma Condensed Consolidated
           Financial Statements                                           71

SOFTKAT, INC.
    Report of Independent Certified Public Accountants                    73
    Balance Sheet - December 31, 1998                                     74
    Statements of Operations for the Years Ended
      December 31, 1998 and 1997                                          75
    Statements of Stockholders' Deficit for the
      Years Ended December 31, 1997 and 1998                              76
    Statements of Cash Flows for the Years
      Ended December 31, 1998 and 1997                                    77
    Notes to Financial Statements                                         78

KISS SOFTWARE CORPORATION
    Report of Independent Certified Public Accountants                    82
    Balance Sheet - December 31, 1998                                     83
    Statements of Operations for the Year Ended
         December 31,1998 and for the Period from February 14,
         1997(Date of Inception) through December 31, 1997                84
    Statements of Stockholders' Deficit for the Period
         from February 14,1997 (Date of Inception) through
         December 31, 1997 and for the Year Ended December 31, 1998       85
    Statements of Cash Flows for the Year Ended December 31,
         1998 and for the Period from February 14, 1997
         (Date of Inception) through December 31, 1997                    86
    Notes to Financial Statements                                         87

                               HANSEN, BARNETT & MAXWELL
                               A Professional Corporation
                              CERTIFIED PUBLIC ACCOUNTANTS

                                                        (801) 532-2200
   MEMBER OF AICPA DIVISION OF FIRMS                  Fax (801) 532-7944
           MEMBER OF SECPS                       345 East Broadway, Suite 200
MEMBER OF SUMMIT INTERNATIONAL ASSOCIATES       Salt Lake City, Utah 84111-2693




REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders eSynch Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of eSynch Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eSynch Corporation and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


        HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
March 3, 2000

                        ESYNCH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                           DECEMBER 31,
                                                                                    1999               1998
                                                                               -------------      -------------
                                       ASSETS
CURRENT ASSETS
    Cash.....................................................................  $   1,319,971      $       1,413
    Accounts receivable......................................................         19,153                 -
    Inventory................................................................         15,943             13,693
    Receivable from officers.................................................         24,296                 -
    Prepaid expense..........................................................         21,814                 -
                                                                               -------------      -------------
       TOTAL CURRENT ASSETS..................................................      1,401,177             15,106
                                                                               -------------      -------------
EQUIPMENT....................................................................        679,438            162,194
    Less accumulated depreciation............................................        (57,800)          (109,988)
                                                                               -------------      -------------
    NET EQUIPMENT............................................................        621,638             52,206
                                                                               -------------      -------------
ASSETS TO BE SOLD - PRIMARILY GOODWILL.......................................             -           4,552,847
GOODWILL, NET OF ACCUMULATED AMORTIZATION....................................      4,142,901                 -
OTHER ASSETS, NET OF ACCUMULATED AMORTIZATION................................        156,948                 -
                                                                               -------------      -------------

TOTAL ASSETS.................................................................  $   6,322,664      $   4,620,159
                                                                               ==============     =============

                    LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

CURRENT LIABILITIES
    Trade accounts payable...................................................  $      443,164     $     412,717
    Accrued liabilities......................................................         893,491           106,810
    Accrued preacquisition liabilities.......................................       1,293,594         1,293,594
    Notes payable - current portion..........................................          31,250           406,661
    Liabilities relating to assets to be sold................................              -          4,502,847
                                                                               -------------      -------------
       TOTAL CURRENT LIABILITIES.............................................       2,661,499         6,722,629
                                                                               -------------      -------------
NOTES PAYABLE - LONG-TERM....................................................          77,150               --
                                                                               -------------      -------------
REDEEMABLE PREFERRED STOCK - $0.001 par value; 600,000 shares
 authorized; 0 and 600,000 shares of Series I issued and outstanding.........              -            600,000
                                                                               -------------      -------------
STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred stock - $0.001 par value; 400,000 shares authorized;
      Series J - 275 shares designated; 275 and 0 shares issued and
       outstanding; liquidation preference of $2,750,000.....................       2,418,612                -
      Series K - 250 shares designated; 157.5 and 0 shares issued and
       outstanding; liquidation preference of $1,575,000.....................              -                 -
    Common stock - $0.001 par value; 50,000,000 shares authorized;
      10,505,464 and 6,889,829 shares issued and outstanding.................          10,506             6,889
    Additional paid-in capital...............................................      17,044,450         2,941,895
    Unearned compensation....................................................        (382,741)               -
    Accumulated deficit......................................................     (15,506,812)       (5,651,254)
                                                                               -------------      -------------
       TOTAL STOCKHOLDERS' EQUITY (DEFICIT)..................................       3,584,015        (2,702,470)
                                                                               -------------      -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT).........................  $    6,322,664     $   4,620,159
                                                                               ==============     =============

      The accompanying notes are an integral part of these financial statements.

                        ESYNCH CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                -------------------------------
                                                                                      1999           1998
                                                                                ------------      -------------
PRODUCT SALES...............................................................    $    988,485      $     203,571

COST OF GOODS SOLD..........................................................         529,576            156,617
                                                                                ------------      -------------

GROSS PROFIT................................................................         458,909             46,954
                                                                                ------------      -------------

OPERATING AND OTHER EXPENSES
     Selling, general and administrative ...................................       2,925,665          1,649,173
     Stock issued for services..............................................       1,685,000            280,877
     Stock based compensation...............................................       2,975,309             69,290
     Amortization of goodwill...............................................       1,300,626            228,330
     Interest...............................................................          81,346            132,641
     Amortization of debt discount..........................................              -             355,567
     Impairment loss on assets sold.........................................         203,690          2,323,841
                                                                                ------------      -------------

         TOTAL OPERATING AND OTHER  EXPENSES................................       9,171,636          5,039,719
                                                                                ------------      -------------

LOSS BEFORE EXTRAORDINARY ITEM..............................................      (8,712,727)        (4,992,765)

EXTRAORDINARY GAIN FROM DEBT FORGIVENESS....................................          35,234             14,423
                                                                                ------------      -------------

NET LOSS ...................................................................    (8,677,493)         (4,978,342)

PREFERRED DIVIDENDS.........................................................      (1,178,065)                -
                                                                                ------------      -------------

LOSS APPLICABLE TO COMMON SHARES............................................    $ (9,855,558)     $  (4,978,342)
                                                                                ============      =============

BASIC AND DILUTED LOSS PER COMMON SHARE
     Loss before extraordinary item.........................................    $      (0.97)     $       (0.91)
     Extraordinary gain from debt forgiveness...............................           (0.00)                 -
                                                                                ------------      -------------

     NET LOSS...............................................................    $      (0.97)     $       (0.91)
                                                                                ============      =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   USED IN PER SHARE CALCULATION............................................       8,941,652          5,476,874
                                                                                ============      =============

     The accompanying notes are an integral part of these financial statements.

                       ESYNCH CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                    PREFERRED STOCK        COMMON STOCK       ADDITIONAL                                TOTAL
                                 ---------------------  ------------------     PAID-IN     UNEARNED    ACCUMULATED   STOCKHOLDERS'
                                   SHARES     AMOUNT      SHARES    AMOUNT     CAPITAL   COMPENSATION    DEFICIT    EQUITY (DEFICIT)
                                 ---------  ----------  ---------- --------  -----------  -----------  ------------ ----------------
BALANCE - DECEMBER 31, 1997....   68,166.0          68      89,357       89      259,008   $        -      (672,912)  $  (413,747)
Shares issued for services.....    1,112.0           1       1,461        1      164,874            -             -       164,876
Conversion of notes payable
  and accrued interest.........    9,428.0           9      12,546       13      393,077            -             -       393,099
Acquisition of Innovus.........          -           -   1,215,375    1,215     (861,286)           -             -      (860,071)
Shares issued for services.....    1,580.0           2           -        -      112,107            -             -       112,109
Conversion of notes payable and
  accrued interest.............          -           -     160,002      160      174,841            -             -       175,001
Conversion of preferred shares.  (80,286.0)        (80)  4,516,088    4,516       (4,436)           -             -             -
Beneficial debt conversion
  feature......................          -           -           -        -      355,567            -             -       355,567
Acquisition of SoftKat.........          -           -     720,000      720    2,069,280            -             -     2,070,000
Shares issued for services.....          -           -     100,000      100      115,900            -             -       116,000
Conversion of accounts payable.          -           -      20,000       20       24,980            -             -        25,000
Shares issued for interest
  on note......................          -           -      55,000       55       68,695            -             -        68,750
Compensation relating to grant
  of stock options.............          -           -           -        -       69,288            -             -        69,288
Net loss for the year..........          -           -           -        -            -            -    (4,978,342)   (4,978,342)
                                 ---------  ----------  ---------- --------  -----------  -----------  ------------   -----------
BALANCE - DECEMBER 31, 1998....          -           -   6,889,829    6,889    2,941,895            -    (5,651,254)   (2,702,470)
Shares issued for cash ........          -           -      75,000       75      149,925            -             -       150,000
Shares issued for services.....          -           -     972,500      972    1,698,378            -             -     1,699,350
Acquisition of Kiss Software
  Corporation..................          -           -   1,428,134    1,429    3,964,142            -             -     3,965,571
Acquisition of Oxford Media
  Corporation..................          -           -     450,000      450      719,550            -             -       720,000
Shares issued in settlement
  of suit......................          -           -       9,303        9       31,517            -             -        31,526
Shares issued for notes
  receivable, satisfied
  through the conversion of
  notes and services ..........          -           -     235,377      236      485,833            -             -       486,069
Compensation related to the
  grant of stock options.......          -           -           -        -    3,358,050   (3,358,050)            -             -
Amortization of unearned
  compensation.................          -           -           -        -            -    2,975,309             -     2,975,309
Exercise of warrants...........          -           -      17,000       17       26,733            -             -        26,750
Conversion of notes payable and
  related accrued interest.....          -           -     228,322      229      583,998            -             -       584,227
Conversion of redeemable
  Series I preferred stock.....          -           -     199,999      200      879,799            -             -       879,999
Issuance of Series J
  convertible preferred stock
  and 196,875 warrants, net
  of $237,500 offering costs...      275.0   1,582,870           -        -      804,630            -             -     2,387,500
Issuance of Series K
  convertible preferred stock
  and 112,500 warrants, net of
  $100,000 offering costs......      157.5           -           -        -    1,400,000            -             -     1,400,000
Recognition of preferred
 dividend and beneficial
 conversion feature on
 redeemable Series I
 preferred stock...............          -           -           -        -            -            -      (279,999)     (279,999)
Amortization of discount on
  preferred stock as a
  preferred dividend...........          -     835,742           -        -            -            -      (835,742)            -
Preferred dividends accrued....          -           -           -        -            -            -       (62,324)      (62,324)
Net Income.....................          -           -           -        -            -            -    (8,677,493)   (8,677,493)
                                 ---------  ----------  ---------- --------  -----------  -----------  ------------   -----------
BALANCE - DECEMBER 31, 1999....      432.5  $2,418,612  10,505,464  $10,506  $17,044,450  $  (382,741) $(15,506,812)  $ 3,584,015
                                 =========  ==========  ========== ========  ===========  ===========  ============   ===========

   The accompanying notes are an integral part of these financial statements.

                       ESYNCH CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           FOR THE YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                          1999                1998
                                                                                       -----------         ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss.........................................................................  $ (8,677,493)      $ (4,978,342)
   Adjustments to reconcile net loss to net cash used by operating activities:
     Amortization of goodwill.......................................................     1,292,293            228,330
     Depreciation and amortization..................................................       104,975             36,910
     Stock issued for interest......................................................            -              68,750
     Amortization of debt discount..................................................            -             355,567
     Note receivable settled for services...........................................       202,635                 -
     Stock issued for services......................................................     1,685,000            392,985
     Stock issued for settlement of lawsuit.........................................        31,526                 -
     Compensation from stock options................................................     2,975,309             69,288
     Impairment loss on assets to be sold...........................................            -           2,323,841
     Forgiveness of debt............................................................       (33,254)           (14,423)
     Changes in assets to be sold...................................................            -             610,103
     Changes in liabilities relating to assets to be sold...........................            -            (498,744)
     Payment of company expenses by employee........................................        26,750                 -
     Changes in operating assets and liabilities, net of effects of acquisitions:
        Accounts receivable.........................................................       (19,153)            25,000
        Inventory...................................................................        93,646            (13,693)
        Prepaid assets..............................................................        30,858                 -
        Other assets................................................................       (41,849)                -
        Accounts payable............................................................      (414,845)           259,305
        Accrued liabilities.........................................................       133,241            410,490
                                                                                      ------------       ------------

   NET CASH USED BY OPERATING ACTIVITIES............................................    (2,610,361)          (724,633)
                                                                                      ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Payments for the purchase of equipment...........................................      (165,974)            (5,823)
   Advances to Kiss previous to acquisition.........................................       (50,000)                -
   Cash received in Kiss acquisition................................................        46,994                 -
   Proceeds from sale of SoftKat....................................................        50,000                 -
   Loans to officers................................................................       (24,297)                -
                                                                                      ------------       ------------

   NET CASH USED BY INVESTING ACTIVITIES............................................      (143,276)            (5,823)
                                                                                      ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Stock issued for cash............................................................       150,000                 -
   Proceeds from issuance of preferred shares.......................................     3,787,500                --
   Proceeds from issuance of debt...................................................       533,567            806,071
   Principal payments on notes payable..............................................      (398,872)           (74,202)
                                                                                      ------------       ------------

   NET CASH PROVIDED BY FINANCING ACTIVITIES........................................     4,072,195            731,869
                                                                                      ------------       ------------

NET INCREASE (DECREASE) IN CASH.....................................................     1,318,558              1,413

CASH - BEGINNING OF YEAR............................................................         1,413                 -
                                                                                      ------------       ------------

CASH - END OF  YEAR.................................................................  $  1,319,971       $      1,413
                                                                                      ============       ============
SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES -- NOTE 8


    The accompanying notes are an integral part of these financial statements.

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS - Intermark Corporation ("Intermark") was incorporated under the laws of the State of California in October 1995. On August 5, 1998, Intermark was reorganized into Innovus Corporation, a publicly-held shell corporation, as explained in Note 2. By shareholder action, Innovus Corporation, the parent company, changed its name to eSynch Corporation ("eSynch") on November 9, 1998. On November 17, 1998, eSynch acquired SoftKat Inc. ("SoftKat"). On May 25, 1999, SoftKat was sold to a third party. See Note 2.

The primary activities of eSynch, the consolidated company, have consisted of raising capital, acquiring Innovus Corporation, SoftKat Inc., Kiss Software Corporation and Oxford Media Corporation and video on demand services through the internet, video streaming and software sold through the internet.

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Intermark Corporation ("Intermark") for all periods presented, the accounts of Innovus Corporation and SoftKat, Inc., Kiss Software Corporation and Oxford Media Corporation from the dates of their acquisitions on August 5, 1998, November 17, 1998, April 1, 1999 and September 30, 1999, respectively. SoftKat, Inc. was disposed of on May 25, 1999. These entities are collectively referred to as "eSynch" or the "Company". All inter-company transactions and balances have been eliminated in consolidation. In accordance with the accounting treatment on the impairment of long-lived assets to be disposed of, the accounts of SoftKat have been consolidated under two line items on the financial statements, "Assets to be sold" and "Liabilities relating to assets to be sold", respectively. The carrying amount of assets to be sold was adjusted by the impairment loss on the sale of SoftKat.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

BUSINESS CONDITION - The financial statements have been prepared on the basis of the Company continuing as a going concern. The Company has incurred losses from operations and negative cash flows from operating activities and has accumulated a deficit at December 31, 1999 in the amount of $15,506,812. Management's plan to mitigate the impact of these conditions is to obtain additional equity financing through the issuance of the Company's common stock, convertible preferred stock or warrants. However, realization of the proceeds from these potential transactions is not assured. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

CONCENTRATION OF RISK AND MAJOR CUSTOMERS - The Company operates exclusively in the software industry, accordingly, segment information relating to operations in different industries is not presented in these financial statements. The concentration of business in the highly competitive software industry subjects the Company to concentrated market risk. Sales to any major customer in 1999 and 1998 were not significant.

FAIR VALUES OF FINANCIAL INSTRUMENTS - The amounts reported as cash, accounts payable, notes payable, and liabilities relating to assets to be sold are considered to be reasonable approximations of their fair values. The fair value estimates were based on market information available to management at the time of the preparation of the financial statements.

INVENTORY - Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The inventory balance at year-end consisted of packaged software.

EQUIPMENT - Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the equipment, which are three to seven years. Maintenance and repairs of equipment are charged to operations and major improvements are capitalized. Upon retirement, sale, or other disposition of equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

STOCK-BASED COMPENSATION - Stock-based compensation to employees is measured by the intrinsic value method. This method recognizes compensation expense related to stock options granted to employees based on the difference between the fair value of the underlying common stock and the exercise price of the stock option on the date granted. Compensation expense related to stock options granted to non-employees is determined based upon the fair value of the stock options on the date granted.

ADVERTISING COSTS -- Advertising costs have been recognized as expense when incurred, and amounted to $65,617 and none during the years ended December 31, 1999 and 1998, respectively.

LOSS PER SHARE - The Company computes basic and diluted loss per share in accordance with Statement of Financial Accounting Standards No. 128, ("SFAS 128"), EARNINGS PER SHARE. Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to stock warrants, options and convertible notes payable except during loss periods when those potentially issuable common shares would decrease the loss per share. The effects of 5,308,523 and 1,751,800 potentially issuable common shares outstanding at December 31, 1999 and 1998, respectively, were excluded from the calculation of diluted loss per share for the years ended December 31, 1999 and 1998, as they would have decreased the loss per share.

REVENUE RECOGNITION -- The Company sells software products at fixed prices for which the right to return is granted to the buyer. Accordingly, revenue is recognized when the buyer has paid for the products and the amount of future returns can be reasonably estimated. Cost of products sold is recognized at the date the sale is recognized less an estimate for sales returns. Until the sale is recognized, products purchased from publishers are accounted for as consigned product from publishers and the related cost is not reflected in the financial statements with the exception of a limited amount of software inventory owned by the Company at year-end. The subsidiary Oxford Media recognizes revenue when the product is completed and the goods are shipped to the customer.

NOTE 2--ACQUISITIONS

INNOVUS - In May 1998, Intermark entered into an Agreement and Plan of Share Exchange (the "Agreement") with Innovus Corporation (Innovus), a publicly held Delaware corporation, which had discontinued its operations by May 1998. Innovus had 1,215,375 (post 1-for-10 split) common shares outstanding on August 5, 1998 when the Agreement was completed. Under the terms of the Agreement, the shareholders of Intermark exchanged all of the 3,783,875 outstanding Intermark common shares for 1,033,669 shares of common stock and 78,706 shares of Series H preferred stock of Innovus (now eSynch) and Intermark was reorganized into a newly-formed subsidiary of Innovus. The Series H preferred shares had voting rights equivalent to the 4,427,213 common shares into which they were convertible. As a result, the Intermark shareholders became the majority shareholders of the Company in a transaction intended to qualify as a tax-free reorganization. The transactions were accounted for as the recapitalization of Intermark at historical cost and the issuance of common stock in exchange for the net liabilities of Innovus in the amount of $860,071 which were recorded at their historical cost. The operations of Innovus were not significant to the operations of the Company; therefore, pro forma results of operations are not presented.

SOFTKAT - On November 17, 1998, the Company acquired SoftKat, Inc,. a California corporation primarily engaged in the wholesale distribution of computer software games. In exchange for the SoftKat common shares, the Company issued 720,000 common shares and 600,000 shares of Series I redeemable, convertible preferred shares. The acquisition was accounted for using the purchase method of accounting. The acquisition purchase price, based upon the fair value of the common and preferred stock issued was $2,670,000. The excess of the purchase price over the estimated fair value of the identifiable acquired assets less liabilities assumed was $6,882,300, which was recognized as goodwill. The results of operations of SoftKat have been included in the consolidated financial statements from the date of acquisition and consisted of sales of $109,317 and a net loss of $111,359. Goodwill was originally being amortized on a straight-line basis using an estimated useful life of 3.6 years.

In February 1999, Management of the Company decided to dispose of SoftKat because it did not meet the core business objectives of the Company. On May 25, 1999, SoftKat was sold to a third party for $50,000 cash which resulted in the recognition of an impairment loss of $2,323,841. The subsequent sale and resulting loss provided evidence of conditions that existed at December 31, 1998; therefore, an impairment loss was recognized in 1998 in accordance with SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS

TO BE DISPOSED OF. The amount of the impairment loss was determined by the excess of the carrying amount of the SoftKat assets in excess of the $50,000 subsequently collected and the amount of the related SoftKat liabilities. The resulting amount of the assets to be sold and the related liabilities assumed by the buyer have been presented separately in the accompanying balance sheet.

KISS SOFTWARE - Effective April 1, 1999, the Company completed the acquisition of Kiss Software Corporation, a California corporation engaged in the wholesale and retail distribution of computer and Internet utility software products. Under the agreement, shareholders of Kiss agreed to exchange each of their common shares for .181557136 common shares of eSynch and each of their preferred shares for .4183964 common shares of eSynch. The exchange resulted in the Company issuing 1,428,134 common shares to Kiss shareholders. The Company also issued 163,187 options in conjunction with the purchase. These options are exercisable at $2.11 per share. The acquisition was accounted for using the purchase method of accounting. The acquisition purchase price, based upon the fair value of the common stock and options issued, has been estimated at $3,965,571. Of this amount, $3,568,908 is applicable to the common stock issued in the Kiss acquisition and $396,663 is applicable to the stock options issued to the Kiss employees. The excess of the purchase price over the estimated fair value of the identifiable acquired assets less liabilities assumed was $5,315,094, which was recognized as goodwill. Goodwill is being amortized over approximately 3 years on a straight-line basis.

OXFORD MEDIA - Effective September 30, 1999, the Company completed the acquisition of Oxford Media Corp. ("Oxford"), engaged in DVD video encoding, compression and authoring. Under the Agreement the shareholders of Oxford exchanged all the outstanding shares of Oxford common stock for 450,000 shares of the Company's common stock. The acquisition was accounted for using the purchase method of accounting and the purchase price of the acquired assets was computed to be $720,000 which was attributed to the assets acquired including software licenses in the amount of $100,000 and goodwill in the amount of $119,900. Oxford received a non-exclusive license from Oxford Management Corporation, a Nevada corporation, which is a license of proprietary software and source code for a video-on-demand hotel pay-for-view system. The value of the software license is included in other assets and is being amortized over three years. Amortization recognized during 1999 was $8,333. The goodwill is also being amortized over three years.

NOTE 3--EQUIPMENT

Equipment consisted of the following at December 31, 1999 and 1998:

                                                              1999             1998
                                                          -------------    -------------
Furniture and fixtures.................................   $      58,752    $       3,233
Computer equipment.....................................         592,049          155,882
Leasehold improvements.................................          28,637              --
Office equipment.......................................             --             3,079
                                                          -------------    -------------

Total..................................................   $     679,438     $    162,194
                                                          ==============    =============

Depreciation expense for the years ended December 31, 1999 and 1998 was $96,642 and $36,910, respectively.

NOTE 4--NOTES PAYABLE

Notes payable consisted of the following:

                                                                                       DECEMBER 31,
                                                                                   1999               1998
                                                                         --------------      -------------
Capital lease obligations for equipment................................  $          --       $         768
12% Line of credit payable to a bank; secured by all assets of the
  Company; due September 30, 1998; in default..........................             --              22,893
40% Convertible note payable to a shareholder; unsecured;
  due March 15, 1999...................................................             --             300,000
7% Note payable to a shareholder; interest due quarterly; principal
  payable $14,754 quarterly beginning March 2001; unsecured............          77,150                --
10% Series A Convertible debentures; secured by all assets of the
  Company; due March 31, 2000..........................................          25,000             75,000
Note payable to a shareholder; no stated rate of interest; payable on
  demand; unsecured....................................................             --               8,000
10% Note payable to a shareholder; payable on demand; unsecured........           6,250                --
                                                                         --------------      -------------

TOTAL NOTES PAYABLE....................................................  $      108,400      $     406,661
                                                                         ==============      =============

Of the notes payable at December 31, 1999, $31,250 is due in the current year and $77,150 is due in 2001.

In September 1997, the Company established a line of credit with a limit of $25,000, with a bank. The note was due September 8, 1998. The loan was guaranteed by three officers of the Company and bore interest at 3% over the prime rate (12% at December 31, 1998). This loan was paid in full during the year ended December 31, 1999 by principal payments of $22,893 plus accrued interest.

The $300,000 note payable to a shareholder was convertible into common shares at $3.00 per share. The conversion period began on the date of the note and terminated on the due date of March 15, 1999 unless the entire principal payment of the note was not made by the due date, in which case, the conversion rights were to revert back to the holder indefinitely. In December 1998, the Company issued 55,000 common shares to the note holder as interest on the note. The amount recorded as interest expense for these shares was $68,750. During 1999, $125,000 was paid in cash and the remainder was adjusted as an over accrual through interest expense, as further explained in Note 8.

The 10% Series A convertible debentures in the amount of $25,000 each were issued in April 1998 to three shareholders. The note holders are entitled, at their option, to convert the debenture principal amounts, together with accrued interest, into shares of the Company's common stock at a conversion price of $1.25 per share. During 1999, two of the note holders converted their debentures into common stock. The remaining note has been extended by the holder to be due on March 31, 2000.

RELATED PARTY NOTES PAYABLE - During 1999, the Company converted a noted to an officer and shareholder into shares of the Company's common stock. Interest accrued on the note at the rate of 7%. The note and outstanding interest were settled with the issuance of 79,921 shares of common stock at $2.81 per share.

NOTE 5--INCOME TAXES

There was no provision for or benefit from income tax for any period. The components of the net deferred tax asset at December 31, 1999 and 1998 are shown below:

                                                               1999              1998
                                                           ------------      ------------
Operating loss carry forwards............................  $  2,838,506      $  1,190,549
Stock-based compensation.................................     1,378,442                 -
Valuation Allowance   ...................................    (4,216,948)       (1,190,549)
                                                           ------------      ------------
NET DEFERRED TAX ASSET...................................  $         -       $        --
                                                           ============      ============

For tax reporting purposes, the Company has net operating loss carry forwards in the amount of approximately $7,070,000 which will expire beginning in the year 2011. During the year ended December 31, 1999 the deferred tax valuation increased by $2,864,302 from operations and by $162,097 as a result of the purchase of Kiss Software Corporation. The valuation allowance increased by $919,440 during the year ended December 31, 1998.

The following is a reconciliation of the amount of tax (benefit) that would result from applying the federal statutory rate to pretax loss with the provision for income taxes.

                                                               FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                               1999               1998
                                                           ------------      -------------
Tax at statutory rate (34%).............................. $ (2,950,348)     $  (1,692,637)
Amortization of goodwill.................................       520,794             92,017
Loss on disposition of SoftKat...........................        82,087            936,508
Excess benefit from stock options exercised..............       (27,757)                -
Non-deductible expenses..................................        57,604             54,597
Change in valuation allowance............................     2,864,302            919,440
State tax benefit, net of federal tax effect.............      (546,682)          (313,636)
Change in effective tax rate.............................            -               3,711
                                                           ------------      -------------
PROVISION FOR INCOME TAXES...............................  $         -       $          -
                                                           ============      =============

NOTE 6--ACCRUED LIABILITIES

Included in accrued preacquisition liabilities are $612,170 in obligations to state and the federal governments for payroll taxes from previous years and estimated interest and penalties owing on such tax obligations. The account also includes liabilities assumed in the acquisition of Innovus.

NOTE 7--COMMITMENTS AND CONTINGENCIES

CONSULTING AGREEMENTS - On August 27, 1999, the Company signed a consulting agreement with a shareholder. Under the agreement, the consultant is to received 20,000 shares of the common stock of the Company per quarter and $2,500 per month. The term of the agreement is for one year.

On January 5, 1998, the Company entered into a software programming consulting agreement with an unrelated third party. Under the terms of the agreement, the consultant received cash payments of $2,000 in 1998 and $10,000 in 1999 upon completion of the project on April 12, 1999. The consultant was also issued 45,000 shares of common stock on April 12, 1999. The amount of expense recognized during 1999 on the shares issued was $45,000.

LEASE COMMITMENTS - The Company leases office and warehouse facilities under a five-year agreement classified as an operating lease. Lease expense for the years ended December 31, 1999 and 1998 was $226,152 and $56,400. In May 1999, the Company moved to a new office and warehouse facility and entered into a new five-year operating lease. Monthly minimum rental payments on the new lease are $20,010 to be adjusted upwards by 4% for each succeeding year during the term of the lease. The following is a schedule of future minimum rental payments required under existing leases.

               YEARS ENDING DECEMBER 31:
                    2000........................................  $    246,523
                    2001........................................       256,384
                    2002........................................       263,310
                    2003........................................       273,842
                    2004........................................        90,034
                                                                  ------------
                    Total.......................................  $  1,130,093
                                                                  ============

LITIGATION - The Company is a defendant in a lawsuit filed by a third-party claiming damages for a breach of an oral agreement and for unpaid principal on a promissory note. Due to the uncertainty of the claim at December 31, 1999, no provision for possible loss from this proceeding has been accrued in the accompanying financial statements. During March 2000, a settlement was reached whereby the Company agreed to pay the third party $38,000 in cash and in turn, the third party will return approximately 70,000 shares of common stock to the Company. The settlement will be recognized in the first quarter 2000.

The Company is a defendant in a lawsuit filed by a third-party for unpaid rent payments relating to a prior lease agreement entered into by SoftKat, a former affiliate. In February 1999, a default judgment was obtained by the plaintiff against SoftKat for $38,273. Subsequently, the plaintiff sued the Company seeking damages of the original $38,273 plus $46,528 for additional losses incurred by the plaintiff in conjunction with SoftKat's departure from the premises under lease.

The Company feels there may be additional creditors of SoftKat which may seek to satisfy their claims against the Company on theory of either successor liability or alter ego. Based on a lack of adequate information, the Company is unable to estimate the probability of an unfavorable outcome on any of these pending, threatened or unasserted claims. The Company had eight such suits dismissed.

The Company has settled a lawsuit filed by a third-party claiming damages for copyright infringement and breach of contract for 9,303 shares of the Company's common stock and $150,000 cash, of which $100,000 has been paid by the Company's insurance carrier.

The Company is a defendant in a lawsuit filed by a third party claiming damages for a breach of an investment banking agreement. As damages, the third party is seeking 250,000 warrants to purchase shares of common stock of the Company. During the year ended December 31, 1999, the Company accounted for 200,000 of the warrants by recording an expense of $154,968. However, the Company never issued the warrants to the third party. The Company intends to vigorously defend the claim and believes that the third party has never performed according to the terms of the agreement (Unaudited).

NOTE 8 - SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES

SUPPLEMENTAL CASH FLOW INFORMATION - The Company paid $35,023 and $256 for interest during the years ended December 31, 1999 and 1998, respectively.

NONCASH INVESTING AND FINANCING ACTIVITIES - During the year ended December 31, 1998, the Company converted $25,000 of accounts payable to common stock. The Company also converted notes payable in the amount of $558,131 and accrued interest in the amount of $9,969 into common stock.

During August 1998, the Company issued 1,215,375 shares of common stock in exchange for the assets and liabilities of Innovus Corporation. Liabilities were assumed as follows:

           Fair value of assets acquired.................  $    46,670
           Common stock issued...........................      860,071
                                                           -----------

           LIABILITIES ASSUMED...........................  $   906,741
                                                           ===========

On November 17, 1998, the Company issued 600,000 shares of Series I mandatorily redeemable preferred stock and 720,000 shares of common stock in exchange for all of the issued and outstanding common stock of SoftKat, Inc. In conjunction with the acquisition, liabilities were assumed as follows:

          Fair value of assets acquired other than goodwill............ $    789,670
          Goodwill.....................................................    6,882,300
          Common and preferred stock issued ...........................   (2,670,000)
                                                                        ------------
          LIABILITIES ASSUMED.......................................... $  5,001,591
                                                                         ============

On May 25, 1999, the capital stock of SoftKat was sold to a third party for $50,000 cash which resulted in the recognition of an impairment loss of $2,323,841. The subsequent sale and resulting loss provided evidence of conditions that existed at December 31, 1998; therefore, an impairment loss was recognized in 1998. The impairment loss was determined by the excess of the carrying amount of the assets in excess of the $50,000 collected and the amount of the related liabilities. The carrying amount of the assets sold was $4,552,847 and the related liabilities were $4,502,847.

During 1999, the Company issued shares of common stock for services that had not yet been performed. The value of these services was $14,350 and has been classified as a prepaid asset. Amortization of the discount on the Series J preferred stock in the amount of $835,742 was recognized as preferred dividends. Notes payable of $520,082 and related accrued interest of $64,146 were converted into shares of common stock. Also, $283,434 of notes payable were offset against a note receivable from shareholders. Preferred shareholders converted 600,000 shares of Series I preferred stock carried at $600,000 into 199,999 shares of common stock.

On April 1, 1999, the Company issued 1,428,134 shares of common stock in exchange for all of the issued and outstanding common stock of Kiss Software Corporation. In conjunction with the acquisition, liabilities were assumed as follows:

           Fair value of assets acquired other than goodwill...........   $   170,437
           Goodwill....................................................     5,315,294
           Common stock and stock options issued.......................    (3,965,570)
                                                                          -----------
           LIABILITIES ASSUMED.........................................   $ 1,520,161
                                                                          ===========

On September 30, 1999, the Company issued 450,000 shares of common stock in exchange for all of the issued and outstanding common stock of Oxford Media. The fair value of the assets acquired was $600,100, goodwill was $119,900 and the stock issued was valued at $720,000.

NOTE 9 - STOCKHOLDERS' EQUITY

On August 5, 1998, Intermark was recapitalized as discussed in Note 2. To effect the recapitalization, the Intermark shareholders at that date exchanged all of the 3,783,875 outstanding Intermark common shares for 78,706 shares of Series H preferred stock and 1,033,669 (pre-split) common shares of Innovus (now eSynch Corporation). The recapitalization of Intermark was accounted for at historical cost. The accompanying financial statements, including the following description of equity transactions, have been restated for all periods presented to reflect the preferred and common shares issued in the recapitalization. On November 9, 1998, the shareholders approved a 1-for-10 reverse stock split of all common shares outstanding at that date. The accompanying financial statements have also been restated for all periods presented to reflect the stock split on a retroactive basis.

On August 5, 1998, 1,112 shares of Series H preferred stock and 1,461 common shares were issued for services valued at $164,876, or $2.58 per common equivalent share. The value of these services was determined based upon the trading price of the Company's common stock at that date. On September 16, 1998, the Company issued 1,580 shares of Series H preferred stock to third parties for services. The services were valued at $112,109 based upon the trading price of the Company's common shares into which the preferred shares were convertible, or $1.26 per common equivalent share on the date issued. During 1998, the Company issued 9,428 shares of Series H Preferred stock and 12,546 common shares for notes payable and accrued interest valued at $393,099.

During September through December 1998, the Company issued 160,002 common shares upon conversion of notes payable and accrued interest valued at $175,001.

On November 9, 1998, the Series H preferred shareholders converted 80,286 shares of Series H preferred stock, pursuant to their terms, into 4,516,088 common shares at the rate of 56.25 common shares for each preferred share converted.

The Company recognized $355,567 of interest expense relating to the beneficial debt conversion features associated with notes payable issued during 1998. The value of the conversion feature was determined based upon the difference between the fair value of the Company's common stock on the dates the notes were issued and the conversion rates. The proceeds received were allocated $355,567 to the beneficial conversion feature and the remainder to the notes. The resulting discount on the notes was recognized as interest expense through the dates the notes were first convertible which were the same dates as the notes were issued.

On November 17, 1998, the Company acquired SoftKat, Inc. in exchange for the issuance of 720,000 common shares and 600,000 redeemable, convertible Series I preferred shares. Up to an additional 720,000 common shares were contingently issuable based upon the difference between the market price of the common stock one year from the date of acquisition and a target price of $3.00 per share. The purchase price, based upon the fair value of the common and preferred stock issued was $2,670,000.

The Series I redeemable preferred stock had a liquidation preference of $1.00 per share. The Company was required to redeem 200,000 shares of the preferred stock at $1.00 per share upon obtaining financing of $1,500,000 or more from any source and to redeem an additional 200,000 shares of preferred stock upon obtaining an additional $3,000,000 in funding. Dividends on the preferred stock were payable prior to and in preference to any declaration or payment of any dividends on the common stock, when, as, and if declared by the Board of Directors. However, there is no stated dividend rate. The preferred stock was convertible, at the option of the holder, into common stock at the lesser of $3.00 per share or the average closing bid price of the common stock over the ten trading days ending on either November 16, 1999 or an earlier date on which the Company receives a second funding of at least $3,000,000 mentioned above. The preferred stock had voting rights equivalent to the number of common shares into which it could be converted and had additional voting rights with respect to approval of any issuance of a senior series of preferred shares. The market price of the common stock was $4.40 per share on November 16, 1999, accordingly, the Company recognized a beneficial conversion feature of $1.40 per share, or $279,999, as a preferred dividend during 1999. On December 9, 1999, the Series I shareholders converted the preferred shares into 199,999 shares of common stock at the rate of $3.00 per share.

An officer of SoftKat was issued 100,000 common shares as compensation. The value of these shares was $116,000. The value of the services was determined based upon the fair value of the services provided and the fair value of the preferred and common shares. On December 18, 1998, the Company issued 20,000 common shares as a settlement of accounts payable. The value of the accounts payable was $25,000. On December 8, 1998, the Company issued 55,000 common shares to a note holder as interest on a note payable. The value of these shares was $68,750 and was determined using the fair value of the common shares on the date of issuance.

During 1999 the Company issued 75,000 common shares for cash of $150,000. The Company issued 972,500 shares of common stock for services. The services were valued at $1,699,350 of which $1,685,000 was expensed during the year and $14,350 of which were classified as a prepaid expense for services that had yet to be performed at December 31, 1999.

The Company issued 235,377 shares of common stock for a note receivable of $565,440 with a discount of $79,371 on the note. The note receivable was reduced by off-setting $283,434 of notes payable and services of $202,635. The value of the services was determined based upon the trading price of the Company's common stock on the date of issuance. Also, the Company issued 9,303 shares of common stock valued at $31,526 in settlement of a lawsuit and 17,000 shares for exercise of stock options by shareholders for expenses paid by the shareholders. The amount of the expenses paid was $26,750. The Company converted notes payable and accrued interest valued at $584,227 into 228,322 shares of common stock. The Company also recognized $2,975,309 of compensation expense on stock options issued to employees and non employees during 1999.

On April 1, 1999, the Company purchased Kiss for 1,428,134 shares of common stock. The purchase price based on the fair value of the stock issued was $3,965,571. On September 30, 1999, the Company purchased Oxford Media for 450,000 shares of the common stock of the Company. The purchase price based on the fair value of the stock issued was $720,000.

During July 1999, the Company authorized the issuance of 275 shares of Series J Convertible Preferred Stock at $10,000 per share. Dividends are cumulative and accrue at the rate of 7% per annum. The dividends are not required to be paid until conversion or redemption of the shares or an acquisition of the Company. The Company has the option of paying the dividend either in cash or in common shares, based on the conversion price then in effect. The Series J shares have a liquidation preference in the amount of $10,000 per share plus accumulated and unpaid dividends and may be redeemed at the Company's option for $12,000 per share plus accumulated dividends. The conversion price of the Series J shares is the lower of $3.50 per share or 80% of the average of the six lowest closing bid prices in the twenty-trading-day period ending on the day before conversion. The Series J shares became convertible into common stock on January 28, 2000 and will automatically be converted into common stock on the third anniversary of the issuance date, subject to extensions from certain events until not more than two years later. For each $1,000,000 invested in Series J, the Company issued 75,000 warrants to purchase shares of common stock. A pro rata number of warrants will be granted for amounts less than $1,000,000. The warrants are exercisable at a price equal to 115% of the closing stock price on the date before the warrants were issued and expire three years from the date of issuance. During 1999, the Company issued 275 Series J preferred shares and 196,875 warrants and had received proceeds of $2,387,500 net of $237,500 of offering costs.

The Company is obligated, at its expense, to register the common stock issuable upon conversion of the Series J preferred shares by February 15, 2000 or the investors will be entitled to a registration payment equal to 2% of the purchase price for the first 30 days the Company is tardy and 3% for every 30-day period thereafter.

The proceeds from the issuance of the Series J Preferred stock and warrants were allocated to the financial instruments based upon their relative fair values. The warrants were valued based upon their fair value determined by use of an option pricing model. The beneficial conversion feature of the preferred stock was determined based upon the difference between the fair value of the Company's common stock on the dates the preferred shares were issued and the conversion rate. The preferred stock was allocated the remainder of the proceeds. The proceeds received were allocated $518,916 to the warrants, $285,714 to the beneficial conversion feature and $1,582,870 to the preferred stock. The resulting discount on the preferred stock over the gross proceeds received of $2,625,000 is being recognized as preferred dividends over the period from the date issued through January 28, 2000, the date they are first convertible. Amortization of the discount of $835,742 was recognized as preferred dividends during the year ended December 31, 1999.

During the fourth quarter 1999, the Company authorized the issuance of 250 shares of Series K convertible preferred stock at $10,000 per share. Dividends are cumulative and accrue at the rate of 7% per annum. The dividends are not required to be paid until conversion or redemption of the shares or an acquisition of the Company. The Company has the option of paying the dividend either in cash or in common shares, based on the conversion price then in effect. The Series K preferred shares have a liquidation preference in the amount of $10,000 per share plus accumulated and unpaid dividends and may be redeemed at the Company's option for $12,000 per share plus accumulated dividends upon 30 days notice. The conversion price of the Series K shares is the lower of $3.50 or 80% of the average of the six lowest closing bid prices in the twenty-trading-day period ending on the day before conversion. The Series K shares do not become convertible into common stock until April 29, 2000 and will automatically be converted into common stock on the third anniversary of the issuance date, subject to extensions from certain events until not more than two years later. For each $1,000,000 invested in Series K, the Company will issue 75,000 warrants to purchase shares of common stock. The warrants are exercisable at a price equal to 115% of the closing stock price on the date before the warrants are issued and expire three years from the date of issuance. The Company is obligated, at its expense, to register the common stock issuable upon conversion of the Series K preferred shares within 150 days of the issued date or the investors will be entitled to a registration payment equal to 2% of the purchase price for the first 30 days the Company is tardy and 3% for every 30-day period thereafter.

As of December 31, 1999, the Company had not yet closed the Series K offering, but had received $1,400,000, net of $100,000 of offering costs, under the offering. At December 31, 1999, the proceeds from the issuance of the Series K Preferred stock and warrants were allocated to the financial instruments based upon their relative fair values. The warrants were valued based upon their fair value determined by use of an option pricing model. The beneficial conversion feature of the preferred stock was determined based upon the difference between the fair value of the Company's common stock on the dates the preferred shares were issued and the conversion rate. The proceeds received were allocated $506,666 to the warrants and $893,334 to the beneficial conversion feature. The resulting discount on the preferred stock over its liquidation value of $1,500,000 is being recognized as preferred dividends over the period from the date issued through April 29, 2000, the date they are first convertible. The related preferred dividend recognized during the year ended December 31, 1999 was $0.

Subsequent to December 31, 1999, the Company received an additional $500,000 as a result of the Series K offering. This resulted in a total of 212.5 shares of Series K preferred shares and 150,000 warrants to purchase shares of the Company's common stock. In addition, after the $500,000 were received, the total proceeds from offering were allocated $828,897 to the warrants and $970,103 to the beneficial conversion feature. The resulting discount on the preferred stock over its liquidation value of $2,000,000 will be recognized as preferred dividends over the period from the date the shares are issued through the date they are first convertible.

NOTE 10 - FORGIVENESS OF DEBT

The Company negotiated reductions in accounts payable during the year ended December 31, 1998 and paid the negotiated amounts. The amount of the debt forgiveness is $14,423 and has been accounted for as an extraordinary gain. During 1999, the Company negotiated reduction in accounts payable. The amount of the forgiveness during the year ended December 31, 1999 was $35,234.

NOTE 11 - STOCK OPTIONS AND WARRANTS

The Company has issued stock options to employees and consultants under a stock-based compensation plan and under individual contracts. Under the 1999 Stock Incentive Plan, which was approved by the shareholders in November 1999, the Company may grant options to its employees and consultants for up to 3,000,000 shares of common stock. Under the 1998 Stock Option Plan, options may be granted to employees and consultants for up to 600,000 common shares. Options were also granted in exchange for options outstanding under stock option plans of Innovus and Kiss in connection with their purchases. The exercise price of each option under the plans and the individual contracts have generally been below the market price of the Company's stock on the date of grant. Options generally vest from immediately to over three years and are exercisable for up to five to ten years.

OPTIONS GRANTED TO EMPLOYEES AND CONSULTANTS - A summary of the status of the Company's stock options as of December 31, 1999 and 1998 and changes during the years then ended are presented below:

                                                                   OPTIONS OUTSTANDING
                                                   ----------------------------------------------------
                                                              1999                      1998
                                                   -------------------------  -------------------------
                                                                   WEIGHTED-                 WEIGHTED-
                                                                   AVERAGE                   AVERAGE
                                                                   EXERCISE                  EXERCISE
                                                      SHARES       PRICE        SHARES       PRICE
                                                   ------------   ----------  -----------   ----------
Outstanding at beginning of year.............         1,221,675    $ 1.45               -   $        -
Granted......................................         2,078,187      1.00       1,221,675         1.45
Forfeited....................................          (419,428)     1.05               -            -
Exercised....................................           (17,000)     1.57               -            -
                                                   ------------               -----------
Outstanding at end of year...................         2,863,434      1.18       1,221,675         1.45
                                                   ============               ===========
Options exercisable at end of year...........         2,376,416      1.20         821,675         1.67
                                                   ============               ===========
Weighted-average fair value of
 options granted during year.................      $       1.90               $      0.91
                                                    ============               ===========

The following table summarizes information about stock options outstanding at December 31, 1999:

                                       OUTSTANDING                                      EXERCISABLE
                     ------------------------------------------------   ---------------------------------
                                       WEIGHTED-AVERAGE
     RANGE OF          NUMBER          REMAINING     WEIGHTED-AVERAGE      NUMBER      WEIGHTED-AVERAGE
  EXERCISE PRICES    OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE    EXERCISABLE     EXERCISE PRICE
  ---------------    -----------   ----------------   ---------------   -----------    ----------------
   $ 0.25- 0.50         531,900        8.93 years        $ 0.46            531,900           $ 0.46
     1.00- 1.10       2,004,900        7.78                1.03          1,549,900             1.03
     1.50- 2.00         162,875        1.42                1.75            162,875             1.75
     2.11- 3.00         153,759        8.02                2.27            121,741             2.27
    42.50-45.00          10,000        1.50               43.75             10,000            43.75
                      ---------                                           ---------
   $ 0.25-45.00       2,863,434        7.62                1.18          2,376,416             1.20
                      =========                                           =========

The Company measures compensation under stock-based options and plans using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Compensation relating to the options granted to employees is being recognized over the vesting period of the options. Stock-based compensation charged to operations was $1,716,020 and $69,288 for the years ended December 31, 1999 and 1998, respectively. Had compensation cost for the Company's options been determined based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, net loss and loss per share would have increased to the pro forma amounts indicated below for the years ended December 31, 1999 and 1998:

                                                 YEARS ENDED DECEMBER 31,
                                               ---------------------------
                                                   1999            1998
                                               -----------    ------------
Net Loss
             As reported....................   $(8,677,493)   $ (4,978,342)
             Pro forma......................    (9,952,812)     (5,415,327)

Basic and Diluted Loss per Share
             As reported....................   $    (0.97)    $      (0.91)
             Pro forma......................        (1.24)           (0.99)

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999 and 1998; dividend yield of 0% and 0%; expected volatility of 131% and 73%; risk-free interest rate of 4.7% and 5.6% and expected life of the options of 9.87 years and 5.10 years.

OPTIONS AND WARRANTS GRANTED TO NON-EMPLOYEES - During the year ended December 31, 1999, the Company granted options to third-parties exercisable at $1.25 per share as compensation for services. During September 1999, the Company granted 350,000 warrants to a member of the Board of Directors as compensation for services. The Company granted an additional 100,000 warrants to the same director in October 1999. The warrants are exercisable at $1.00 per share. The options and warrants are exercisable for periods from five to ten years. The options and warrants are summarized as follows:

                                                                        WEIGHTED-AVERAGE
                                                       SHARES            EXERCISE PRICE
                                                     ----------         ----------------
Granted and outstanding at end of year.............     900,000              $ 1.13
                                                     ==========
Warrants exercisable at end of year................     800,000                1.14
                                                     ==========
Weighted-average fair value of
 options granted during period.....................  $     1.57
                                                     ==========

The following table summarizes information about non-employee stock options outstanding at December 31, 1999:

                                      OUTSTANDING                              EXERCISABLE
                     ------------------------------------------------  ------------------------------
                                   WEIGHTED-AVERAGE
     RANGE OF          NUMBER          REMAINING     WEIGHTED-AVERAGE    NUMBER      WEIGHTED-AVERAGE
  EXERCISE PRICES    OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE    EXERCISE PRICE
  ---------------    -----------   ----------------  ----------------  -----------   ----------------
      $1.00            450,000          8.16 years         $1.00          350,000         $1.00
       1.25            450,000          3.94                1.25          450,000          1.25
                     -----------                                       -----------
   $1.00-1.25          900,000          7.12                1.13          800,000          1.14
                     ===========                                       ===========

Compensation from non-employee options and warrants was determined based on the fair value at the grant dates consistent with the method set forth under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The fair value of each option or warrant granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; underlying common stock value - $1.73; expected life of the options - 6.49 years; expected volatility - 129% and risk-free interest rate - 4.7%. Compensation relating to the options and warrants is being recognized over their vesting periods. Stock-based compensation charged to operations for non- employees was $1,259,288 for the year ended December 31, 1999.

NOTE 12 - SUBSEQUENT EVENTS

As described in Note 9, the Company issued 55 Series K preferred shares for gross proceeds of $500,000 on January 31, 2000.

On February 7, 2000, the Company reached an agreement with a third party whereby for certain consideration, the third party accepted as settlement of a lawsuit involving a guarantee of a liability by the Company, 12,000 shares of the Company's common stock and $35,000 in cash. The related expense was recognized during the year ended December 31, 1999.

During February 2000, a shareholder exercised options to purchase shares of the Company's common stock. The shareholder exercised 15,000 options that were exercisable at $1.50 per share. The total proceeds from the exercise of the options was $22,500.

On April 19, 2000, the Company entered into a licensing agreement with a related party to license two patents for certain royalties and contingently issuable warrants. The patents relate to the broadcast, playback and limited use capability of Internet streaming media and video. The licensing agreement gives the Company the exclusive rights to the use of the patents until January 1, 2002, after which time, the licensing agreement becomes non-exclusive. As consideration for the licensing agreement, the Company issued 950,000 fully paid warrants to purchase shares of common stock. The warrants will be held in escrow until January 1, 2001 at which time the warrants will be released from escrow and will be exercisable. The Company may at any time before January 1, 2001 cancel the licensing agreement. In the case the licensing agreement is cancelled, the warrants will be returned to the Company. (Unaudited).

                       ESYNCH CORPORATION AND SUBSIDIARIES
                          UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENTS OF OPERATIONS

On November 17, 1998, eSynch Corporation ("eSynch") acquired all of the outstanding common stock of SoftKat, Inc ("SoftKat") by issuing 720,000 common shares and 600,000 shares of Series I redeemable, convertible preferred shares. Up to an additional 720,000 common shares were contingently issuable based upon the difference between the market price of the common stock one year from the date of acquisition and a target market price of $3.00 per share. The acquisition was accounted for using the purchase method of accounting. In February 1999, the Company disposed of SoftKat.

On April 1, 1999, eSynch acquired all of the outstanding common stock of Kiss Software Corporation ("Kiss") by issuing 1,428,134 shares of common stock and the assumption of the obligation under the Kiss stock options for the equivalent of 163,187 eSynch common shares. The purchase was accounted for using the purchase method of accounting.

The following unaudited pro forma condensed consolidated statement of operations has been prepared to present the results of operations assuming the acquisition of Kiss and SoftKat had occurred on January 1, 1998 and the disposition of SoftKat occurred on December 31, 1998.

The following financial information was derived from, and should be read in conjunction with the separate historical financial statements of eSynch, Kiss and SoftKat and the related notes to those financial statements which are included elsewhere herein. The unaudited pro forma condensed consolidated statement of operations has been included herein for comparative purposes only and does not purport to be indicative of the results of operations which actually would have been obtained had the reorganizations occurred January 1, 1998, or the results of operations which may be obtained in the future. In addition, future results may vary significantly from the results reflected in these pro forma financial statements.

                       ESYNCH CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    For the Year Ended December 31, 1999
                                  -------------------------------------------------------------------------
                                                                                  Pro Forma      Pro Forma
                                       eSynch         Kiss                       Adjustments     Results
                                  ------------- -------------                ---------------- -------------
Product sales                     $    988,485  $    399,094                     $         0  $  1,387,579
Cost of goods sold                     529,576       103,845                               0       633,421
                                  ------------- -------------                ---------------- -------------
   Gross Profit                        458,909       295,249                               0       754,158

General and administrative expense   2,925,665       579,841                                     3,505,506
Stock issued for services            1,685,000                                                   1,685,000
Stock based compensation             2,975,309                                                   2,975,309
Interest expense                        81,346         6,386                               0        87,732
Amortization of goodwill             1,300,626             0                 (4)     427,274     1,727,900
Impairment loss on assets sold         203,690                               (1)    (203,690)            0
                                  ------------- -------------                ---------------- -------------
   Total Operating Expenses          9,171,636       586,228                         223,584     9,981,448
Extraordinary gain from debt
   forgiveness                          35,234                               (6)     (35,234)            0
                                  ------------- -------------                ---------------- -------------
Net Loss                            (8,677,493)     (290,979)                       (258,818)   (9,227,290)

Preferred dividends                 (1,178,065)      (28,982)                (5)      28,982    (1,178,065)
                                  ------------- -------------                ---------------- -------------

Loss Applicable to Common Shares  $ (9,855,558) $   (319,961)                    $  (229,836) $(10,405,355)
                                  ============= =============                    ============ =============

Basic and diluted loss
   per common share               $      (0.97)                                               $      (0.93)
                                  =============                                               =============

Weighted average number of common
   shares used in per share
   calculation                       8,941,652                                                   9,893,742
                                  =============                                               =============

Notes to the unaudited pro forma condensed consolidated statements of operations are presented on the following page.

                       ESYNCH CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    For the Year Ended December 31, 1998
                                  -------------------------------------------------------------------------
                                                                                  Pro Forma      Pro Forma
                                       eSynch       SoftKat        Kiss           Adjustments     Results
                                  ------------- ------------- -------------  ---------------- -------------
Product sales                     $    203,571  $  6,519,588  $  1,596,375   (1) $  (109,317)
                                                                             (3)  (6,519,588)  $ 1,690,629
Cost of goods sold                     156,617     5,007,015       415,380   (1)     (82,000)
                                                                             (3)  (5,007,015)      489,997
                                  ------------- ------------- -------------      ------------ -------------
   Gross Profit                         46,954     1,512,573     1,180,995        (1,539,890)    1,200,632
                                  ------------- ------------- -------------      ------------ -------------

General and administrative expense   1,999,340     5,487,149     1,201,053   (1)    (126,652)
                                                                             (3)  (5,487,149)    3,073,741
Selling and marketing expense                0             0     1,118,312                 0     1,118,312
Amortization of goodwill               228,330             0                 (2)   1,683,420
                                                                             (3)  (1,911,750)
                                                                             (4)   1,626,719     1,626,719
Interest expense                       132,641       160,684        25,545   (1)     (12,024)
                                                                             (3)    (160,684)      146,162
Amortization of debt discount          355,567             0                               0       355,567
Impairment loss                      2,323,841     2,880,418                 (1)  (2,323,841)
                                                                             (3)  (2,880,418)            0
Loss on sale of securities                   0             0         9,502                 0         9,502
                                  ------------- ------------- -------------      ------------ -------------
   Total Operating and
      Other Expenses                 5,039,719     8,528,251     2,354,412        (9,592,379)    6,330,003
                                  ------------- ------------- -------------      ------------ -------------

Interest income                              0        23,783             0   (3)     (23,783)            0
                                  ------------- ------------- -------------      ------------ -------------
   Loss from Continuing
       Operations Before
       Extraordinary Item           (4,992,765)   (6,991,895)   (1,173,417)        8,028,706    (5,129,371)
Preferred dividends                          0                    (115,929)  (5)     115,929             0
                                  ------------- ------------- -------------      ------------ -------------

   Loss from Continuing
       Operations Applicable
       to Common Shares           $ (4,992,765) $ (6,991,895) $ (1,289,346)      $ 8,144,635  $ (5,129,371)
                                  ============= ============= =============      ============ =============

Basic and diluted loss per common
   share from continuing operations
   before extraordinary item      $      (0.91)                                               $      (0.69)
                                  =============                                               =============

Weighted average number of common
   shares used in per share
   calculation                       5,476,874                                                   7,477,953
                                  =============                                               =============

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(1) To eliminate operations of SoftKat for the period from November 18, 1998 through December 31, 1998 which were also included in the consolidated operations of eSynch for the year ended December 31, 1998. Also to eliminate the operations of SoftKat for the period January 1, 1999 through May 1999 which were included in the consolidated operations of eSynch for the year ended December 31, 1999.

(2) To recognize amortization of goodwill from the SoftKat acquisition for a full year. Goodwill of $6,882,300 was being amortized over 3.6 years on a straight-line basis prior to the recognition of impairment.

(3) SoftKat was sold in May 1999; accordingly, the operations of SoftKat are eliminated for all of 1998.

                       ESYNCH CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

(4) To recognize amortization on the goodwill obtained in the purchase of Kiss assuming the acquisition occurred on January 1, 1998. The goodwill acquired was $5,315,094 and it is being amortized over its estimated useful life of approximately 3.1 years. The effect on the pro forma statement of operations for the year ended December 31, 1998 is an increase of $1,626,719 and for the year ended December 31, 1999 is an increase of $427,274 in amortization expense.

(5) As a result of the April 1, 1999 acquisition of Kiss, all Kiss preferred stock which was issued during 1998, was exchanged for eSynch common stock. The pro forma statement of operations for the year ended December 31, 1998, reflects the elimination of the preferred dividends payable.

(6) To reverse the forgiveness of debt that is not to be included in the proforma financial information.

                            HANSEN, BARNETT & MAXWELL
                           A Professional Corporation
                          CERTIFIED PUBLIC ACCOUNTANTS

                                                              (801) 532-2200
MEMBER OF AICPA DIVISION OF FIRMS                           Fax (801) 532-7944
        MEMBER OF SECPS                                    345 East Broadway,
                                                                 Suite 200
MEMBER OF SUMMIT INTERNATIONAL ASSOCIATES                  Salt Lake City, Utah
                                                                 84111-2693


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Softkat, Inc.

We have audited the accompanying balance sheet of Softkat, Inc. as of December 31, 1998 and the related statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company commenced liquidation in May 1999 and as a result, changed its basis of accounting from the going-concern basis to the liquidation basis for the year ended December 31, 1998.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Softkat, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles applied on the liquidation basis of accounting and the results of its operations and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles applied on the going-concern basis.

                                                    HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
December 20, 1999

                                  SOFTKAT, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998

                                     ASSETS

CURRENT ASSETS
      Cash                                                                               $        32,968
      Inventory                                                                                   75,000
                                                                                         ---------------

           TOTAL CURRENT ASSETS                                                          $       107,968
                                                                                         ===============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
      Bank overdraft                                                                     $        60,002
      Amounts due under asserted and unasserted claims                                         4,653,963
      Notes payable                                                                              986,531
                                                                                         ---------------

           TOTAL CURRENT LIABILITIES                                                           5,700,496
                                                                                         ---------------

STOCKHOLDERS' DEFICIT
      Common stock - no par value; 5,000,000 shares authorized;
         3,275,968 shares issued and outstanding                                               2,685,562
      Accumulated deficit                                                                     (8,278,090)
                                                                                         ---------------

           TOTAL STOCKHOLDERS' DEFICIT                                                        (5,592,528)
                                                                                         ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                              $       107,968
                                                                                         ===============

                                  SOFTKAT, INC.
                            STATEMENTS OF OPERATIONS

                                                                                   FOR THE
                                                                                 YEARS ENDED
                                                                                  DECEMBER 31,
                                                                    ------------------------------------
                                                                                 1998               1997
                                                                    -----------------    ---------------
PRODUCT SALES                                                       $       6,519,588    $     3,804,648

COST OF GOODS SOLD                                                          5,007,015          2,866,539
                                                                    -----------------    ---------------

GROSS PROFIT                                                                1,512,573            938,109
                                                                    -----------------    ---------------

OPERATING EXPENSES
     General and administrative                                             5,487,149          2,026,640
     Impairment of assets                                                   2,880,418                --

         TOTAL OPERATING EXPENSES                                           8,367,567          2,026,640
                                                                    -----------------    ---------------

OTHER INCOME AND EXPENSES
     Interest income                                                           23,783             26,293
     Interest expense                                                        (160,684)           (98,918)
     Other income                                                                 --             170,964
                                                                    -----------------    ---------------

         TOTAL OTHER INCOME AND EXPENSES                                     (136,901)            98,339
                                                                    -----------------    ---------------

NET LOSS                                                            $      (6,991,895)   $      (990,192)
                                                                    =================    ===============


BASIC AND DILUTED LOSS PER COMMON SHARE                             $          (2.13)    $         (0.45)
                                                                    =================    ===============


WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES USED IN PER SHARE CALCULATION                                     3,275,968          2,192,126
                                                                    =================    ===============

                                  SOFTKAT, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                          TOTAL
                                                              COMMON STOCK                             ACCUMULATED
                                                                                                      SHAREHOLDERS'
                                             SHARES             AMOUNT              DEFICIT             DEFICIT
                                           ---------         -----------         ------------        --------------
BALANCE - DECEMBER 31, 1996                2,376,544         $   268,000         $  (296,003)        $   (28,003)

Stock issued to shareholders for
  failure to meet financial
  performance goals as specified
  in the Rights Agreement                    129,424              33,650                  --              33,650

Redemption and retirement of shares         (340,000)           (100,000)                 --            (100,000)

Stock issued upon conversion of debt         127,500             255,000                  --             255,000

Stock issued for cash, net of
   $536,088 offering costs                   982,500           1,428,912                  --           1,428,912

Net loss                                          --                 --             (990,192)           (990,192)
                                           ---------         -----------         ------------        --------------

BALANCE - DECEMBER 31, 1997                3,275,968           1,885,562          (1,286,195)            599,367

Contributed capital from the
  Parent Company                                  --             800,000                  --             800,000

Net loss                                          --                  --          (6,991,895)         (6,991,895)
                                           ---------         -----------         ------------        --------------

BALANCE - DECEMBER 31, 1998                3,275,968         $ 2,685,562         $(8,278,090)        $(5,592,528)
                                           =========         ===========         ============        ==============

                                  SOFTKAT, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                 FOR THE YEARS
                                                                                     ENDED
                                                                                  DECEMBER 31,
                                                                        ---------------------------------
                                                                             1998               1997
                                                                        --------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net loss                                                          $(6,991,895)          $  (990,192)
      Adjustments to reconcile net loss to net
        cash used by operating activities:
           Depreciation                                                      30,634                19,459
           Impairment of assets                                           2,880,418                    --
           Stock issued for compensation                                         --                33,650
           Changes in operating assets and liabilities:
                 Prepaid expenses                                           165,759               (24,325)
                 Inventory                                                  121,007            (1,719,387)
                 Other assets                                                60,030              (117,441)
                 Accounts payable                                         2,796,158               320,087
                 Accrued liabilities                                        750,242               163,154
                                                                        -----------           -----------

      NET CASH USED BY OPERATING ACTIVITIES                                (187,647)           (2,314,995)
                                                                        -----------           -----------

CASH FLOWS FROM INVESTING ACTIVITIES
      Payments for the purchase of equipment                                (35,841)              (71,258)
                                                                        -----------           -----------

      NET CASH USED BY INVESTING ACTIVITIES                                 (35,841)              (71,258)
                                                                        -----------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES
      Repurchase of common stock                                                 --              (100,000)
      Bank overdraft                                                         60,002                    --
      Proceeds from bridge loan                                                  --               255,000
      Principal payments on capital lease obligation                         (5,538)                   --
      Proceeds from line of credit                                          355,000               650,000
      Principal payments on notes payable                                  (513,469)               (5,000)
      Proceeds from issuance of common stock                                     --             1,428,912
                                                                        -----------           -----------

      NET CASH PROVIDED BY (USED BY)
       FINANCING ACTIVITIES                                                (104,005)            2,228,912
                                                                        -----------           -----------

NET DECREASE IN CASH                                                       (327,493)             (157,341)

CASH - BEGINNING OF YEAR                                                    360,461               517,802
                                                                        -----------           -----------

CASH - END OF  YEAR                                                     $    32,968           $   360,461
                                                                        ===========           ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
      Cash paid for interest                                            $   137,351           $    99,378
                                                                        ===========           ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During November 1998 , as part of an agreement to purchase all the Company's common stock, $800,000 of Softkat Corporation subordinated notes payable were converted into 600,000 shares of eSynch Corporation Series I Convertible Preferred Stock.

During the year ended December 31, 1997, a capital lease obligation of $17,480 was incurred when the Company entered into a lease for new equipment and notes payable of $255,000 were converted into 127,500 shares of common stock.

                                  SOFTKAT, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS - Softkat, Inc. (the "Company" or "Softkat"), formerly known as The Kat, Inc. was incorporated in California in June 1995 to distribute discounted low cost software. The Company sells to retail customers primarily in the United States

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

LIQUIDATION OF THE COMPANY - The accompanying financial statements as of December 31, 1998 and for the year then ended were prepared on the liquidation basis of accounting. In May 1999, all the stock of the Company was sold to a third party and shortly thereafter, the Company commenced liquidation. As a result, effective January 1, 1998, the Company changed its method of accounting from the going-concern basis to the liquidation basis. The change to the liquidation basis method of accounting from the going concern basis did not have a material effect on the financial statements as of December 31, 1998 or for the year then ended. The accompanying financial statements for the year ended December 31, 1997 were prepared on the basis of the Company continuing as a going concern.

CONCENTRATION OF RISK AND MAJOR CUSTOMERS - The Company operates exclusively in the software industry, accordingly, segment information relating to operations in different industries is not presented in these financial statements. The concentration of business in the highly competitive software industry subjects the Company to concentrated market risk. Sales to any major customer in 1997 and 1998 were not significant.

FAIR VALUES OF FINANCIAL INSTRUMENTS - The amounts reported as bank overdraft, amounts due under asserted and unasserted claims, debt to related party and notes payable are considered reasonable approximations of their fair value. The fair value estimates are based on managements' estimates of market information available at the time of the preparation of the financial statements.

INVENTORY - During 1997, inventory was stated at the lower of cost or market, cost was determined using the first-in, first-out method and consisted of packaged software. The cost of products consigned from publishers is not reflected in the financial statements until sold and revenue is recognized. During the year ended December 31, 1998, based on managements' estimate of the liquidation market value of the inventory, the Company recognized an impairment loss relating to the inventory in the amount of $2,501,654.

ADVERTISING COSTS - Advertising costs have been recognized as expense when incurred. Advertising costs were $129,595 and $83,685 during the years ended December 31, 1998 and 1997, respectively.

LOSS PER SHARE - The Company computes basic and diluted loss per share in accordance with Statement of Financial Accounting Standards No. 128, ("SFAS 128"), EARNINGS PER SHARE. Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to stock warrants, options and convertible notes payable except during loss periods when those potentially issuable common shares would decrease the loss per share. There were no potentially issuable common shares outstanding at December 31, 1998.

REVENUE RECOGNITION - The Company sells software products at fixed prices for which the right to return is granted to the buyer. Accordingly, revenue is recognized when the buyer has paid for the products and the amount of future returns can be reasonably estimated. The cost of products sold is recognized at the date the sale is recognized less an estimate for sales returns. Until the sale is recognized, the cost of products consigned from publishers is not reflected in the financial statements.

NOTE 2 - NOTES PAYABLE

Notes payable consisted of a 9.75% line of credit payable to a bank; secured by all assets of the Company; payment due on demand; in default for $986,531.

During October 1996, the Company received a line of credit with a bank that provided borrowing up to the lessor of $1,500,000 or 65% of eligible accounts receivable and 100% of all certificates of deposit held by the bank. The loan agreement required the Company to maintain financial covenants as specified in the loan agreement. During the year ended December 31, 1996, the Company borrowed $500,000 on the line of credit. During the year ended December 31, 1997, the Company borrowed $650,000 and made principal payments of $5,000. During the year ended, December 31, 1998, the Company was in violation of the loan covenants and was in default on the loan. Accordingly, a certificate of deposit held by the bank in the amount of $513,468, consisting of $500,000 principal and $13,468 of accrued interest, was applied against the loan leaving a balance owing of $986,531.

NOTE 3 - DEBT TO RELATED PARTY

During September 1996, the Company issued 7% subordinated notes payable to certain shareholders in the amount of $800,000 in exchange for cash proceeds of the same amount. During November 1998, these notes were converted into 600,000 shares of eSynch's Series I Convertible Preferred stock.

NOTE 4 - IMPAIRMENT CHARGES

The Company's management has estimated the net present value of its assets based on expected future sales and estimated future cash flows. During the year ended December 31, 1998, impairment charges of $2,880,418 were recognized. The impairment charges included the recognition of $2,501,654 for obsolete software inventory and $378,764 for the impairment of other assets.

NOTE 5 - INCOME TAXES

There was no provision for or benefit from income tax for any period. The components of the net deferred tax asset at December 31, 1998 are shown below:

Operating loss carry forwards                                 $     2,030,843
Valuation Allowance                                                (2,030,843)
                                                              ---------------

NET DEFERRED TAX ASSET                                        $           --
                                                              ===============

For tax reporting purposes, the Company has net operating loss carry forwards in the amount of $5,359,399 which will expire beginning in the year 2011.

The following is a reconciliation of the amount of benefit that would result from applying the federal statutory rate to pretax loss with the provision for income taxes.

                                                                            FOR THE
                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                              -----------------------------------
                                                                     1998              1997
                                                              ------------------   --------------
Tax benefit at statutory rate (34%)                           $      (2,262,231)   $     (336,665)
Non-deductible expenses                                               1,156,200                --
Change in valuation allowance                                         1,514,564           397,463
State tax benefit, net of federal tax effect                           (408,533)          (60,798)
                                                              ------------------   --------------

NET INCOME TAX BENEFIT                                        $             --     $           --
                                                              =================    ==============

NOTE 6 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASE - During November 1996, the Company entered into a lease agreement for a facility located in Petaluma, California through December 2001. Monthly payments of $14,000 were required under the lease subject to periodic increases based on the Consumer Price Index. In early 1999, the Company discontinued using the Petaluma facility and sought to terminated the lease. Subsequently, the owner of the Petaluma facility filed suit against Softkat for the unpaid rent. In February 1999, a default judgment was obtained by the plaintiff against the Company for $38,273. Subsequently, the plaintiff filed a complaint against the Company seeking damages of the original $38,273 plus $8,255 in interest for a total of $46,528. The complaint is scheduled to be heard during April 2000. The stage of the proceedings does not allow the Company to estimate the probability of an unfavorable outcome at this time. The default judgment of $38,273 has been accrued in the financial statements and is included in amounts due under asserted and unasserted claims.

Rent expense was approximately $89,010 and $96,900 for the years ended December 31, 1998 and 1997, respectively.

LITIGATION - The Company is a defendant in a lawsuit filed by a third-party for alleged breach of distribution and licensing agreements. The amount claimed is $100,000. The Company asserts that it has paid money and substantial merchandise to the plaintiff in satisfaction of a large portion of the amount due under the agreements. The Company believes that the potential exposure is much less than the amount claimed. The stage of the proceedings does not allow the Company to estimate the probability of an unfavorable. No provision for a possible loss from this proceeding has been accrued in the accompanying financial statements.

The Company is a defendant in a number of lawsuits and collection actions filed by various third-parties. The damages asserted in these claims have been accrued in the accompanying financial statements and are included in amounts due under asserted and unasserted claims.

NOTE 7 - STOCKHOLDERS' DEFICIT

During 1997, the Company issued 982,500 shares of common stock for cash of $1,428,912, net of $536,088 of offering costs, resulting in net proceeds from the offering of $1.45 per share.

During 1997, notes payable totaling $255,000 were converted to equity by the Company issuing 127,500 shares of its common stock.

Also during 1997, the Company issued 129,424 shares of common stock valued at $33,650, or $0.26 per share, to shareholders as a result of the Company's failure to meet financial results as specified in a rights agreement dated September 20, 1996.

During January 1997, the Company repurchased 340,000 shares of common stock shares held by a former employee due to the termination of his employment. The purchase price of the common stock was $100,000, or $0.29 per share. No other rights were acquired from the former employee in the transaction.

NOTE 8 - SUBSEQUENT EVENTS

On May 25, 1999, all of the stock of the Company was sold by eSynch to an unrelated third party for $50,000 of cash. Shortly thereafter, the Company commenced liquidation.

                             HANSEN, BARNETT & MAXWELL
                            A Professional Corporation
                           CERTIFIED PUBLIC ACCOUNTANTS

                                                       (801) 532-2200
MEMBER OF AICPA DIVISION OF FIRMS                    Fax (801) 532-7944
         MEMBER OF SECPS                         345 East Broadway, Suite 200
MEMBER OF SUMMIT INTERNATIONAL ASSOCIATES      Salt Lake City, Utah 84111-2693


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Kiss Software Corporation

We have audited the accompanying balance sheet of Kiss Software Corporation as of December 31, 1998 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1998 and for the period from February 14, 1997 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kiss Software Corporation as of December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from February 14, 1997 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered substantial and recurring losses from operations and negative cash flows from operating activities. At December 31, 1998, the Company has negative working capital and a capital deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                              HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
July 1, 1999

                            KISS SOFTWARE CORPORATION
                                  BALANCE SHEET
                                DECEMBER 31, 1998

                                    ASSETS
CURRENT ASSETS

      Cash ............................................................................        $  11,601
      Inventory .......................................................................          101,857
      Prepaid expenses.................................................................           21,185
      Other assets.....................................................................           22,784
                                                                                        -----------------

TOTAL ASSETS............................................................................        $ 157,427
                                                                                          =================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
      Trade accounts payable............................................................        $ 297,874
      Accrued liabilities...............................................................          405,344
      Notes payable - current portion...................................................           11,355
                                                                                        -----------------

           TOTAL CURRENT LIABILITIES....................................................          714,573
                                                                                        -----------------

LONG-TERM NOTES PAYABLE, NET............................................................          584,798
                                                                                        -----------------

MANDATORILY REDEEMABLE PREFERRED STOCK - $0.001 par value;
       1,818,750 series A shares authorized; 1,577,803 shares
       issued and outstanding; liquidation preference -
      $690,925..........................................................................          739,405
                                                                                        -----------------
STOCKHOLDERS' DEFICIT
      Preferred Stock - $0.001 par value; 1,181,250 shares
      authorized; none issued and outstanding...........................................               --
      Common stock - $0.001 par value; 20,000,000 shares
         authorized; 4,030,000 issued and outstanding...................................            4,030
      Additional paid-in capital........................................................          398,970
      Accumulated deficit...............................................................       (2,284,349)
                                                                                        ------------------
           TOTAL STOCKHOLDERS' DEFICIT..................................................       (1,881,349)
                                                                                        ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.............................................        $ 157,427
                                                                                        =================

   The accompanying notes are an integral part of these financial statements.

                            KISS SOFTWARE CORPORATION
                            STATEMENTS OF OPERATIONS

                                                                                                      FOR THE
                                                                                                      PERIOD
                                                                                                      FEBRUARY 14,
                                                                                                      1997
                                                                               FOR THE                (DATE OF
                                                                                                      INCEPTION)
                                                                              YEAR ENDED               THROUGH
                                                                              DECEMBER 31,            DECEMBER 31,
                                                                                      1998                    1997
                                                                         -----------------        ----------------
PRODUCT SALES............................................................$       1,596,375        $      1,144,358

COST OF GOODS SOLD.......................................................          415,380                 261,147
                                                                         -----------------        ----------------

GROSS PROFIT ............................................................        1,180,995                 883,211
                                                                         -----------------        ----------------

OPERATING AND OTHER EXPENSES
  General and administrative ............................................        1,201,053                 831,741
  Selling and marketing..................................................        1,118,312                 981,437
  Interest...............................................................           25,545                      --
  Loss on sale of securities.............................................            9,502                  65,036
                                                                         -----------------        ----------------

  TOTAL OPERATING AND OTHER EXPENSES.....................................        2,354,412               1,878,214
                                                                         -----------------        ----------------

NET LOSS  ...............................................................       (1,173,417)               (995,003)
PREFERRED DIVIDENDS......................................................         (115,929)                     --
                                                                         -----------------        ----------------

LOSS APPLICABLE TO COMMON SHAREHOLDERS...................................$      (1,289,346)       $       (995,003)
                                                                         =================        ================

   The accompanying notes are an integral part of these financial statements.

                            KISS SOFTWARE CORPORATION
                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                                              COMMON STOCK            ADDITIONAL        ACCUMULATED
                                      ----------------------------     PAID-IN          STOCKHOLDERS'       TOTAL
                                           SHARES         AMOUNT       CAPITAL           DEFICIT           DEFICIT
                                      -------------    -----------  ------------    -----------------  ----------------
BALANCE - FEBRUARY 14, 1997
  (DATE OF INCEPTION).................            -    $         -  $          -    $              -   $             -

Shares issued for cash................      500,000            500        49,500                   -            50,000

Shares issued for marketable
  securities..........................    3,500,000          3,500       244,880                   -           248,380

Shares issued for services............       30,000             30         2,970                   -             3,000

Compensation relating to the
  contribution of marketable
 securities...........................            -              -       101,620                   -           101,620

Net loss for the period...............            -              -             -            (995,003)         (995,003)
                                      -------------    -----------  ------------    -----------------  ----------------

BALANCE B DECEMBER 31, 1997...........    4,030,000          4,030       398,970            (995,003)         (592,003)

Accrued preferred dividends...........            -              -             -            (115,929)         (115,929)

Net loss for the year.................            -              -             -          (1,173,417)       (1,173,417)
                                      -------------    -----------  ------------   -----------------   ---------------

BALANCE - DECEMBER 31, 1998...........    4,030,000    $     4,030  $    398,970   $      (2,284,349)  $    (1,881,349)
                                      =============    ===========  ============   =================   ===============

   The accompanying notes are an integral part of these financial statements.

                            KISS SOFTWARE CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                                                 FOR THE PERIOD
                                                                                               FEBRUARY 14, 1997
                                                                              FOR THE           (DATE OF INCEPTION)
                                                                             YEAR ENDED             THROUGH
                                                                             DECEMBER 31,         DECEMBER 31,
                                                                                1998                 1997
                                                                         ----------------     --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss .........................................................     $   (1,173,417)      $  (995,003)
  Adjustments to reconcile net loss to net cash used
  by operating activities:
      Amortization of intangible assets..................................        49,958            81,022
      Realized loss on sale of securities................................         6,375            61,924
      Stock issued for services..........................................             -             3,000
      Compensation relating to the issuance of shares
      for contribution of stock..........................................             -           101,620
      Payment of company expenses by officers............................             -           412,021
      Changes in operating assets and liabilities:
          Inventory......................................................        57,893          (159,750)
          Prepaid assets.................................................        15,930           (37,115)
          Intangibles and other assets...................................       (20,963)         (132,781)
          Accounts payable...............................................       142,231           403,481
          Accrued liabilities............................................       190,900           214,444
                                                                         --------------       -----------

  NET CASH USED BY OPERATING ACTIVITIES..................................      (731,093)          (47,137)
                                                                         --------------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale of securities...................................        12,375           167,706
                                                                         --------------       -----------

  NET CASH PROVIDED BY INVESTING ACTIVITIES..............................        12,375           167,706
                                                                         --------------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock.................................             -            50,000
  Proceeds from the issuance of mandatorily redeemable
  preferred stock (net of $23,426 offering costs)........................       623,474                 -
  Principal payments on notes payable....................................        (6,000)          (57,724)
                                                                         ---------------      -----------

  NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES....................       617,474            (7,724)
                                                                         --------------       ------------

NET INCREASE (DECREASE) IN CASH  ........................................      (101,244)          112,845

CASH - BEGINNING OF PERIOD...............................................       112,845                 -
                                                                         ---------------      -----------

CASH - END OF  PERIOD....................................................  $     11,601       $   112,845
                                                                         ==============       ===========


SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH INVESTING AND
   FINANCING ACTIVITIES - NOTE 4

   The accompanying notes are an integral part of these financial statements.

                            KISS SOFTWARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT POLICIES

ORGANIZATION AND NATURE OF OPERATIONS - Kiss Software Corporation was incorporated under the laws of California on February 14, 1997. The primary activities of Kiss have consisted of distributing computer utility software principally through wholesale distribution channels. On April 1, 1999, Kiss completed the terms of an Agreement and Plan of Merger with eSynch Corporation whereby Kiss became a wholly owned subsidiary of eSynch Corporation.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

BUSINESS CONDITION - The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of Kiss as a going concern. Kiss has incurred losses from operations and negative cash flows from operating activities and has accumulated a deficit at December 31, 1998 in the amount of $2,284,349. These conditions raise substantial doubt about Kiss's ability to continue as a going concern. Effective April 1, 1999, Kiss was acquired by eSynch. eSynch's management plans to mitigate the impact of these conditions by obtaining additional equity financing through the issuance of eSynch's common stock, convertible preferred stock or warrants. However, realization of the proceeds from these potential transactions is not assured. These financial statements do not include any adjustments relating to the recoverability or classification of recorded assets or amounts and classifications of liabilities that might be necessary should Kiss be unable to continue as a going concern

FAIR VALUES OF FINANCIAL INSTRUMENTS - The amounts reported as cash, trade accounts payable, notes payable, and accrued liabilities are considered to be reasonable approximations of their fair values. The fair value estimates were based on market information available to management at the time of the preparation of the financial statements.

INVENTORY - Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The inventory balance at year-end consisted of packaged software.

INVESTMENT IN SECURITIES - During the year ended December 31, 1998 Kiss held investments in marketable securities which were designated as available-for-sale. Realized gains and losses have been recorded using the first-in first-out method. During the year ended December 31, 1998 and the period ended December 31, 1997, total proceeds from the sale of securities were $12,375 and $167,706, respectively, with gross realized losses of $6,375 and $53,174, respectively.

                            KISS SOFTWARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

INTANGIBLES - Kiss has various intangible assets which were amortized over a period of twelve months. Amortization expense was $49,958 and $81,022 during the year ended December 31, 1998 and the period ended December 31, 1997, respectively.

STOCK-BASED COMPENSATION - Stock-based compensation to employees is measured by the intrinsic value method. This method recognizes compensation expense related to stock options granted to employees based on the difference between the fair value of the underlying common stock and the exercise price of the stock option on the date granted. Compensation expense related to stock options and warrants granted to non-employees is determined based upon the fair value of the stock options and warrants on the date granted.

RETIREMENT BENEFIT PLANS - During the year ended December 31, 1998, Kiss established a 401(k) profit sharing plan for its employees. In order to be eligible, an employee must be 21 years of age, be employed full-time and be employed for a period of six months. Employees are allowed to voluntarily contribute to the Plan. Kiss is not obligated to make contributions to the Plan. During the year ended December 31, 1998, Kiss did not make a contribution to the plan but paid $2,875 in management fees associated with the plan.

ADVERTISING COSTS - Advertising costs have been recognized as expenses at the time the advertising occurs. These expenses amounted to $294,957 and $128,169 during the year ended December 31, 1998 and the period ended December 31, 1997, respectively.

REVENUE RECOGNITION - Kiss sells software products at fixed prices for which the right to return is granted to the buyer. Accordingly, revenue is recognized when the buyer has paid for the products and the amount of future returns can be reasonably estimated. Cost of products sold is recognized at the date the sale is recognized.

CONCENTRATION OF RISK AND MAJOR CUSTOMERS - Kiss operates exclusively in the software industry, accordingly, segment information relating to operations in different industries is not presented in these financial statements. The concentration of business in one industry subjects Kiss to concentrated market risk. During the year ended December 31, 1998 sales to two major customers totaled 44 % and 25 % of sales, respectively. During the period ended December 31, 1997, sales to three major customers totaled 32%, 32%, and 16% of sales, respectively.

MAJOR SUPPLIERS - Kiss' inventory planning, production and distribution is completed by a third party, pursuant to a fulfillment and distribution turnkey agreement. Under the terms of the agreement, the third party purchases raw materials in accordance with Kiss' production forecast. The raw material, until converted to the finished product, remains the property of the third party. Substantially all costs of sales included in the accompanying statement of operations relate to amounts paid under the terms of this agreement. As of December 31, 1998, this vendor accounted for 15% of trade accounts payable.

NEW ACCOUNTING STANDARDS - In March 1998, the AICPA issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Kiss is required to adopt this standard in 1999 and does not expect this statement to have a material impact on Kiss' financial position, results of operations or cash flows.

                            KISS SOFTWARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

The Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES in June 1998. This statement is effective for the year beginning January 1, 2000 and will not require retroactive restatement of prior period financial statements. Kiss does not believe the new statement will have any impact on Kiss' financial position, results of operations or cash flows.

NOTE 2--NOTES PAYABLE

Notes payable consisted of the following:

7% Convertible promissory note payable to an officer;
   interest due quarterly; principal payable $29,534 quarterly
  beginning March 2001; unsecured   ........................................     $  236,270
7% Convertible promissory note payable to a shareholder;
   interest due quarterly; principal payable $14,754 quarterly
   beginning March 2001; unsecured..........................................        118,027
6.25% Promissory note payable to an unrelated party; principal and interest payable $3,000 monthly through January 15, 1999, principal and interest payable $4,000 monthly thereafter;
   unsecured; in default....................................................        241,856
                                                                            ---------------
   TOTAL NOTES PAYABLE......................................................        596,153
   LESS: CURRENT PORTION....................................................        (11,355)
                                                                            ----------------

   LONG-TERM NOTES PAYABLE..................................................     $  584,798
                                                                            ================

The 7% promissory notes payable to the officer and to the shareholder are convertible into shares of Kiss' common stock at a conversion price of $.41 per share provided the aggregate principal amount per note to be converted does not exceed $41,000. Subsequent to December 31, 1998, $41,000 of the officer's note payable and $41,000 of the shareholder's note payable were converted into a total of 200,000 shares of Kiss' common stock.

The annual interest rate on the 6.25% promissory note changes to 15% annual interest on unpaid, mature, principal amounts. Kiss has not made any payments on the loan since January 1999 and the loan is currently in default.

NOTE 3--INCOME TAXES

There was no provision for or benefit from income tax for any period. The components of the net deferred tax asset at December 31, 1998 are shown below:

  Operating loss carry forwards............................................     $  868,264
  Valuation Allowance   ...................................................       (868,264)

  NET DEFERRED TAX ASSET...................................................     $       --
                                                                             ===============

Kiss has net operating loss carry forwards in the amount of $1,990,425 which will expire beginning in the year 2011.

                            KISS SOFTWARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

The following is a reconciliation of the amount of tax (benefit) that would result from applying the federal statutory rate to pretax loss with the provision for income taxes.

                                                                                                      FOR THE PERIOD
                                                                                                      FEBRUARY 14, 1997
                                                                                  FOR THE             DATE OF INCEPTION)
                                                                                 YEAR ENDED               THROUGH
                                                                                 DECEMBER 31,            DECEMBER 31,
                                                                                    1998                     1997
                                                                             -------------------------------------------
  Tax at statutory rate (34%)................................................    $    (398,962)       $         (338,301)
  Non-deductible expenses....................................................            1,518                       587
  Change in valuation allowance..............................................          469,474                   398,790
  State tax benefit, net of federal tax effect...............................          (73,925)                  (62,685)
  Change in effective tax rate...............................................            1,895                     1,609
                                                                             -----------------    ----------------------

  Net Income Tax Expense.....................................................     $        --          $              --
                                                                             =================    ======================

NOTE 4 - SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH
                  INVESTING AND FINANCING ACTIVITIES

SUPPLEMENTAL CASH FLOW INFORMATION -

                                                                                                          FOR THE PERIOD
                                                                                                         FEBRUARY 14, 1997
                                                                                     FOR THE         (DATE OF INCEPTION)
                                                                                   YEAR ENDED               THROUGH
                                                                                   DECEMBER 31,             DECEMBER 31,
                                                                                      1998                     1997
                                                                             -----------------    ----------------------
      Cash paid for interest ................................................     $     2,637         $              --
                                                                             ==================    =====================

NONCASH INVESTING AND FINANCING ACTIVITIES - During the year ended December 31, 1998, Kiss converted $247,856 of accounts payable to notes payable and accrued dividends payable to the holders of Series A Preferred Shares in the amount of $44,025. Kiss recognized $71,905 of additional dividends as a result of a beneficial conversion feature relating to the issuance of Series A Preferred shares.

During the period ended December 31, 1997, Kiss issued 3,500,000 common stock in exchange for marketable securities. The market value of the securities at the dates of contribution was $248,380.

NOTE 5 - STOCKHOLDERS' EQUITY

Under the terms of its articles of incorporation, Kiss is authorized to issue 20,000,000 shares of common stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share. The shares of preferred stock may be issued in any number of series, as determined by the board of directors. The board may fix the designation and number of shares of any such series, and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued class or series of shares of preferred stock. The board may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding).

                            KISS SOFTWARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

On February 23, 1998, the board of directors designated 1,818,750 shares of preferred stock as Series A convertible preferred stock ("Series A shares"). Series A shares have a liquidation preference of $0.41 per share. Cumulative dividends accrue at 7% annually from the date issued and are payable when and as declared by the board of directors. The Series A shares are convertible into common stock at $0.41 by the conversion price which was defined as $0.41 initially and was adjustable based upon future unaudited gross revenues and net income of Kiss.

During the year ended December 31, 1998, Kiss issued 1,577,803 shares of redeemable Series A Preferred Stock for $623,474 cash, net of offering costs. Holders of Series A Preferred Stock were entitled to receive cumulative dividends which accrued on the last day of each March, June, September and December at the rate per annum of 7% per share, calculated as a percentage of the $0.41 liquidation amount per share. The accumulated amount of dividends as of December 31, 1998 was $44,024. The Series A Preferred Shares were subject to automatic redemption on March 1, 2002 and the redemption price for each share of Series A Preferred was $0.41 per share plus any accrued but unpaid dividends. The total amount of the redemption as of December 31, 1998 was $690,925.

During the year ended December 31, 1998, Kiss recognized $71,905 of additional dividends as a result of the beneficial conversion feature associated with the issuance of the Series A Preferred shares. On the date issued, the conversion price of $2.39 was less than the market value of the related common stock into which it was convertible.

During the period ended December 31, 1997, Kiss issued 500,000 shares of common stock for $50,000 cash and 30,000 common shares for services valued at $3,000, or $.10 per common share. The value of the services was determined based upon the value at which common shares were issued for cash during 1997. During the period ended December 31, 1997, Kiss issued 3,500,000 common shares for marketable securities with a market value on the date received of $248,380, or approximately $.07 per common share. In association with this issuance, Kiss recognized $101,620 of compensation expense relating to the beneficial conversion of the stock for the marketable securities.

NOTE 6 - STOCK OPTIONS

On May 16, 1997, the Board of Directors approved the 1997 Stock Option Plan ("the Plan") which authorizes options to purchase 600,000 shares of common stock. Throughout 1997, options to purchase 640,000 common shares were granted, 40,000 of which were granted outside of the Plan. Options granted under the Plan are exercisable over periods determined by the Board of Directors, not to exceed 10 years from the date of grant. Options generally vest from immediately to four years. The exercise price of all options granted under the Plan was equivalent to the fair value of Kiss' common stock on the date of grant, or $.41 per share. The options expire in 2007. No compensation expense was recognized as a result of the granting of these options.

On December 31, 1998, additional options to purchase 200,000 common shares were granted. These options were granted outside of any existing stock option plan. These options vested immediately and expire on December 31, 2008. The exercise price of these options is $.51 per share. No compensation expense was recognized as a result of the granting of these options.

                            KISS SOFTWARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

A summary of the status of Kiss' stock options as of December 31, 1998 and 1997 and changes during the year and period then ended are presented below:

                                                                  DECEMBER 31,
                                         -----------------------------------------------------------------
                                                                   1998                         1997
                                         -----------------------------------------------------------------
                                                              WEIGHTED-                          WEIGHTED-
                                                               AVERAGE                            AVERAGE
                                                               EXERCISE                           EXERCISE
                                              SHARES            PRICE            SHARES            PRICE
                                         -------------     ------------     -------------      -----------
Outstanding at beginning of period.......      640,000         $  0.41                 --     $   0.00
Granted    ..............................      200,000            0.51            640,000         0.41
Outstanding at end of period.............      840,000            0.43            640,000         0.41
                                          =============                      =============
Options exercisable at end of
      period.............................      546,670            0.45            200,000         0.41
                                         =============                      =============
Weighted-average fair value of
options granted during period............                      $  0.00                        $   0.00
                                                          ================                   =============

The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                       OPTIONS OUTSTANDING
                                                                                   OPTIONS EXERCISABLE
                                             WEIGHTED-
     RANGE OF                                 AVERAGE              WEIGHTED-                            WEIGHTED-
     EXERCISE           NUMBER               REMAINING              AVERAGE            NUMBER            AVERAGE
      PRICES          OUTSTANDING        CONTRACTUAL LIFE     EXERCISE PRICE         EXERCISABLE     EXERCISE PRICE
    $0.41-0.51          840,000             8.89 years               $0.43             546,670            $0.45

Kiss measures compensation under stock-based options and plans using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Stock-based compensation charged to operations was $0 and $0 for the year and period ended December 31, 1998 and 1997. Had compensation cost for Kiss' options been determined based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, net loss would have increased to the pro forms amounts indicated below. The weighted average assumptions used to estimate the fair value of each option grant using the Black-Scholes options-pricing model are presented below:

                                                                                          1998                 1997
                                                                                 --------------     ------------
NET LOSS

  As reported................................................................   $   (1,173,417)     $     (995,003)
  Pro forma..................................................................       (1,173,417)           (995,003)

WEIGHTED-AVERAGE ASSUMPTIONS

  Dividend yield............................................................               0.0%               0.0%
  Expected volatility.......................................................               0.0%               0.0%
  Risk-free interest rate...................................................               5.0%               5.0%
  Expected life of options in years.........................................              10.0               10.0

                            KISS SOFTWARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 7 - RELATED PARTY TRANSACTIONS

For the period ended December 31, 1997, Kiss owed two majority shareholders reimbursable expenses of $236,270 and $118,027, respectively. On February 27, 1998, these accruals were converted into notes payable (See Note 2).

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Litigation and Other Contingencies - Kiss is a defendant in a lawsuit filed by a third-party seeking payment for marketing commissions earned after the plaintiff had been terminated by Kiss for alleged lack of performance. The plaintiff contends that they are due compensation for commissions that would have been earned had they not been prematurely terminated by Kiss. The amount the plaintiff is seeking is undisclosed. Kiss' legal counsel believes that the amount the plaintiff is seeking is not in excess of $25,000. Kiss is vigorously defending against the suit claiming that the plaintiff did not perform as agreed. Kiss is unable to estimate the likelihood of an unfavorable outcome of this lawsuit at this time. No provision for a possible loss from this proceeding has been accrued in the accompanying financial statements.

A third-party has asserted a claim in the amount of $53,539 against Kiss seeking payment for raw inventory materials purchased by the third-party on behalf of Kiss. The claim asserts that the inventory was purchased on behalf of Kiss as a result of Company purchase orders and is therefore Kiss' liability. Kiss vigorously denies this claim, asserting that the third-party was negligent in purchasing the material and is therefore liable for the loss. Kiss is unable to estimate the likelihood of an unfavorable outcome of this claim at this time. No provision for a possible loss from this claim has been accrued in the accompanying financial statements.

Kiss is a defendant in a lawsuit in which the plaintiff is seeking $18,000 for non-payment of services performed by the plaintiff on behalf of Kiss. Kiss and the plaintiff are currently in negotiations to settle the suit for approximately $11,500. Kiss has accrued the estimated negotiated settlement of $11,500 in the accompanying financial statements.

Lease Commitments - Kiss leases office facilities accounted for as an operating lease. Lease expense for the year ended December 31, 1998 and for the period ended December 31, 1997 was $14,541 and $3,272, respectively. Future minimum rental payments on the lease for the year ended December 31, 1999 are $17,396. The lease expires in 1999.

NOTE 9 - SUBSEQUENT EVENTS

On April 1, 1999, Kiss was acquired by eSynch Corporation, ("eSynch")a California corporation. Under the agreement, shareholders of Kiss agreed to exchange each of their common shares for .181557136 common shares of eSynch, each of their Series A Preferred shares for .4183964 common shares of eSynch and each of their common stock options for .194270501 common stock options of eSynch. Under the agreement, eSynch adopted the Kiss option plan and the Kiss options become exercisable into eSynch common shares upon their exercise at the original exercise price adjusted for the exchange. The exchange resulted in eSynch issuing 1,428,134 common shares to Kiss shareholders. Under the option conversion plan, an additional 163,187 common shares are potentially issuable to Kiss shareholders as Kiss options are exercised.

                            KISS SOFTWARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


Subsequent to December 31, 1998 but prior to eSynch's purchase of Kiss, $41,000 of the officer's note payable and $41,000 of the shareholder's note payable were converted into a total of 200,000 shares of Kiss' common stock. Upon eSynch's acquisition of Kiss, these 200,000 common shares were converted into 36,311 eSynch common shares at a conversion rate of .181557136 (unaudited).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

On June 1, 1998, the Company's Board of Directors elected to retain Hansen, Barnett & Maxwell, a professional corporation as its independent auditor and to dismiss Grant Thornton LLP ("Grant"). Theretofore Grant had acted as the Company's independent auditor for each of the two years in the period ended December 31, 1996. The decision to change auditors was recommended by the Company's Board of Directors.

The reports of Grant on the financial statements of the Company for each of the two fiscal years in the period ended December 31, 1996, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The reports state that the financial statements were prepared on the basis of the Company continuing as a going concern, but that there was substantial doubt about the Company's ability to continue as a going concern. Grant had not issued an audit report for the year ended December 31, 1997.

During the Company's two most recent fiscal years and all subsequent interim periods preceding such change in auditors, there was no disagreement with Grant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreements in connection with its report; nor has Grant ever presented a written report, or otherwise communicated in writing to the Company or its Board of Directors the existence of any "disagreement" or "reportable event" within the meaning of Item 304 of Regulation S-K.

Hansen, Barnett & Maxwell had previously audited the Company's financial statements for the three years ended December 31, 1994.

                             up to 1,558,709 SHARES
                               ESYNCH CORPORATION
                                  COMMON STOCK,
                              PAR VALUE $.001 EACH




                                   PROSPECTUS



                                April 28, 2000

                         PROSPECTUS DELIVERY OBLIGATIONS

Until ________, _____, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The information set forth under the heading "DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES" is incorporated herein by this reference.

Item 25. Other Expenses of Issuance and Distribution

The following sets forth the costs and expenses, all of which shall be borne by eSynch, in connection with the offering pursuant to this registration statement:

             SEC registration fees          $  4,925.00*
             Legal fees and expenses          37,500.00*
             Accounting fees and expenses     20,000.00*
             Blue sky filing fees
                 and printing                 10,000.00*
             Miscellaneous                     2,575.00*
                                             -----------
                               TOTAL        $ 72,000.00*

--------------
* Estimated.

Item 26.    Recent Sales of Unregistered Securities

The Company issued the following shares without registration under the Securities Act of 1933 during the following periods:

Year end December 31, 1997
--------------------------
The Company issued 60,954 shares of Preferred Stock and 80,059 shares of Common Stock for services.

The Company also issued approximately 184,069 common shares on conversion of previously outstanding Series C Preferred Stock. The shares were issued to a single accredited investor in exchange for outstanding securities of the Company.

Year end December 31, 1998
--------------------------
The Company issued 1,033,669 shares of common stock of the Company and 78,706 shares of the Company's newly created Series H Preferred Stock for all of the issued and outstanding stock of Intermark Corporation. In addition, the Company assumed Intermark options which are now exercisable to purchase up to 631,800 shares of the Company's common stock. Subsequently, the Series H Preferred Stock was automatically converted to Common Stock, concurrent with the Company's November 1998 one-for- ten reverse stock split, into approximately 4,427,213 shares of Common Stock, at the rate of 56.25 shares of Common Stock (post-reverse-split) per share of Series H Preferred Stock. These issuances were made pursuant to Section 4(2).

The Company issued approximately 600,000 shares of Series I Preferred Stock and 720,000 shares of Common Stock. The Series I Preferred Stock was initially convertible into an aggregate of approximately 200,000 shares of Common Stock. The shares of Common Stock were issued in exchange for all of the outstanding common stock of SoftKat, Inc. These issuances were made pursuant to Section 4(2) and Regulation D.

The Company also issued 121,461 shares of Common Stock and 2,692 of Preferred Stock for services in the amount of $417,985 and 55,000 shares of Common Stock for interest in the amount of $68,750 and 172,548 shares of Common Stock and 9,428 shares of Preferred Stock for conversion of notes payable and accrued interest in the amount of $568,100.

Year End December 31, 1999
--------------------------
The Company issued 1,428,134 shares of Common Stock in exchange for all of the outstanding common stock and preferred stock of Kiss Software Corporation on April 1, 1999 and issued options to purchase 163,187 shares of Common Stock of the Company in exchange for the outstanding options of Kiss Software Corporation. There were approximately 15 shareholders of Kiss Software Corporation, all of whom were accredited investors.

The Company issued 450,000 shares of Common Stock in exchange for all of the outstanding stock of Oxford Media Corporation on September 30, 1999. This issuance was made pursuant to Section 4(2). There were two shareholders of Oxford Media Corporation.

The Company also issued Common Stock as follows: 310,377 shares for cash and notes in the amount $636,069; 972,500 shares for services in the amount of $1,699,350; 199,999 shares for conversion of the Series I Preferred Stock; 228,322 shares for payment of Notes Payable and accrued interest in the amount of $584,227; 9,303 shares in settlement of a claim in the amount of $31,526; and 17,000 shares in exercise of stock options and warrants. These issuances were made pursuant to Section 4(2).

The Company also issued 275 shares of Series J Preferred Stock and Warrants to purchase 196,875 shares of Common Stock in exchange for $2,625,000 in cash. The Series J Preferred Stock is initially convertible into an aggregate of 785,714 shares of Common Stock. The purchasers were sophisticated, institutional investors, some of whom were non-US persons. The sales were made pursuant to
Section 4(2), Regulation D Rules 505 and/or 506, Section 4(6) and Regulation S.

The Company also issued 157.5 shares of Series K Preferred Stock and Warrants to purchase 112,500 shares of Common Stock in exchange for $1,500,000 in cash. The Series K Preferred Stock is initially convertible into an aggregate of 450,000 shares of Common Stock. The purchasers were sophisticated, institutional investors, some of whom were non-US persons. The sales were made pursuant to
Section 4(2), Regulation D Rules 505 and/or 506, Section 4(6) and Regulation S.

The Company issued employee stock options to purchase 1,215,000 shares of Common Stock. The Company also issued warrants to purchase 700,000 shares of Common Stock to two officers/employees; issued warrants to a Director to purchase 450,000 shares of Common Stock, and issued warrants to consultants to purchase 450,000 shares of Common Stock. These issuances were made pursuant to Section 4(2).

Year End December 31, 2000
--------------------------
The Company issued 55 shares of Series K Preferred Stock and Warrants to purchase 37,500 shares of Common Stock in exchange for $500,000 in cash. The Series K Preferred Stock is initially convertible into an aggregate of 157,142 shares of Common Stock. The purchasers were sophisticated, institutional investors, some of whom were non-US persons. The sales were made pursuant to
Section 4(2), Regulation D Rules 505 and/or 506, Section 4(6) and Regulation S.

The Company issued 15,000 shares of Common Stock upon the exercise of a warrant and issued 12,000 shares of Common Stock in settlement of a legal claim.

The Company believes such issuances were exempt pursuant to Regulation D, Regulation S, Section 4(2) and/or 4(6) of the Securities Act of 1933.

Item 27. Exhibits

(c) Exhibits

 Exhibit No.     Description

 2.1(1) Agreement and Plan of Share Exchange dated as of May 8, 1998 among the Company; Intermark Corporation, a California corporation; and the Exchanging Security holders of Intermark Corporation Omitted are the following schedules or attachments to the agreement identified immediately above:
                 (")  Form of Certificate of Designation of
                 Series H Convertible Preferred Stock;
                 (B) Intermark Corporation Financial Statements (Unaudited) for its 1997 Fiscal Year;
                 (C) Confidentiality Agreement dated March 1998 between the Registrant and Intermark
                 Corporation;
                 (D) Disclosure Schedule of Intermark Corporation;
                 (E) Disclosure Schedule of the Registrant.

 2.2(2) First Amendment, dated as of June 17, 1998, of Agreement and Plan of Share Exchange dated as of May 8, 1998 among the Company; Intermark Corporation, a California corporation; and the Exchanging Security holders of Intermark Corporation

 2.3(2) Second Amendment, dated as of July 30, 1998, of Agreement and Plan of Share Exchange dated as of May 8, 1998 among the Company; Intermark Corporation, a California corporation; and the Exchanging Security holders of Intermark Corporation

 2.4(9) Agreement and Plan of Merger dated as of February 26, 1999 among the Company; SoftKat, Inc., a California corporation ("SoftKat"); certain stockholders, of SoftKat, and INUS-Softkat Acquisition Corporation, a wholly-owned subsidiary of the Company. Omitted are the following schedules or ancillary documents to the agreement identified immediately above:
                           (A) Disclosure Schedule of SoftKat;
                           (B) Disclosure Schedule of the Company.

 2.5(4) Agreement and Plan of Merger dated as of February 26, 1999 among the Company; Kiss
                 Software Corporation, a California corporation ("Kissco"); certain stakeholders, of Kissco; and ESYN Kissco Acquisition
                 Corporation, a wholly-owned subsidiary of the Registrant. Omitted are the following schedules or ancillary documents to the agreement identified immediately above:
                           (A) Escrow Agreement;
                           (B) Disclosure Schedule of Kissco;
                           (C) Disclosure Schedule of the Registrant.

 2.6(11) Agreement and Plan of Reorganization dated as of September 30, 1999 among the Registrant, OMC Acquisition Corp., a Delaware corporation, Oxford Media Corp., a Delaware corporation ("OMC") and Norton Garfinkle, individually and as trustee of each of The Gillian Garfinkle S Corporation Trust and The Nicholas Garfinkle S Corporation Trust. Omitted from this Form 8-K filing are the following schedules or ancillary documents to the agreement identified immediately above: List of Assets of OMC

 2.7(11)         Non-Exclusive License Agreement between Oxford
                 Management Corporation, a Nevada corporation, and Oxford Media Corporation.

 2.8(13) Registration Rights Agreement dated September 30, 1999 between the Registrant and Norton Garfinkle, individually and as trustee of each of The Gillian Garfinkle S Corporation Trust and The Nicholas Garfinkle S Corporation Trust

 2.9(16) Agreement of Purchase and Sale of Stock dated as of May 25, 1999 between the Registrant and Kilburn Consultants, Inc., an Isle of Man corporation.

 3.1(13)         Restated Certificate of Incorporation of the Company

 3.2(8)          Bylaws of the Company

 4.1(6) January 1999 Stock Plan, including 310,000 shares of Esynch Common Stock granted and issued to individual consultants named on the attached Corporate Resolutions**

 4.2(6)          Corporate Resolutions relating to January, 1999 Stock Plan**

 4.11(7)         Certificate of Designation - Series I Preferred Stock

 4.19.1(13)      Certificate of Designation - Series J Preferred Stock

 4.19.2(13)      First Amendment of Certificate of Designation - Series J
                 Preferred Stock

 4.19.3(13)      Second Amendment of Certificate of Designation - Series J
                 Preferred Stock

 4.20(15) Certificate of Designation of Relative Rights and Preferences of Series K Preferred Stock

 5.0            Opinion of counsel to the Company

 10.4(7) Registration Rights Agreement dated August 4, 1998 among the Company and those holders of the Company's stock listed in Exhibit A thereto

 10.5(7) Form of Stock Option Agreement dated April 24, 1998 between Intermark Corporation and each of Thomas
                Hemingway, T. Richard Hutt and James Budd**

 10.6(2)        Instrument of Option Assumption dated August 4,
                1998 between the Company and each of the optionees
                named in Exhibit 10.5, among others, resulting in
                the Company's assumption of options as follows:
                Thomas Hemingway 331,541 shares of common stock at $.83 each
                T. Richard Hutt  132,616 shares of common stock at $.83 each
                James Budd       132,616 shares of common stock at $.83 each**

 10.7.1(10)     Employment Agreement dated as of March 1, 1999 between the
                Company and Thomas Hemingway.**

 10.7.2(11)     Employment Agreement dated as of March 1, 1999 between the
                Company and Donald C. Watters, Jr.;
                Employment Agreement dated as of April 1, 1999 between the Company and James H. Budd;
                Employment Agreement dated as of April 1, 1999 between the Company and T. Richard Hutt;
                Employment Agreement dated as of April 1, 1999 between the Company and Robert Way; and
                Employment Agreement dated as of September 8, 1999 between the Company and David Noyes.**

 10.8(14)       1999 Stock Incentive Plan.**

 10.9(14) Form of Indemnification Agreement entered into with certain officers and directors of the Company.**

 10.10(14)      Lease agreement for the Company's headquarters

 10.11.1(14)    Series J Convertible Preferred Stock Purchase Agreement
                dated as of July 22, 1999

 10.11.2(14)    Amendment dated as of October 29, 1999 to the Series J
                Convertible Stock Purchase Agreement

 10.12(14)      Registration Rights Agreement dated as of July 22, 1999

 10.13(14)      Form of Warrant issued in the placement of Series J
                Preferred Stock in the following respective amounts:

                Exp.                                                Exercise
                Date      Amount      Holder                          Price
                --------  --------    ----------------------------  ---------
                08/13/02   37,500     Amro International, S.A.        $3.00
                09/30/02   37,500     Austinvest Anstalt Balzers      $5.17
                09/30/02   37,500     Esquire Trade & Finance Inc.    $5.17
                08/13/02   30,000     Manchester Asset Management,
                                        Ltd.                          $3.00

                08/13/02   26,250     Gilston Corporation, Ltd.       $3.00
                08/13/02   18,750     Triton Private Equity Fund L.P. $3.00
                10/29/02    9,375     Talbiya Investments Ltd.        $3.45

 10.14(15)      Series K Convertible Preferred Stock Purchase Agreement dated as of December 30, 1999 among the Registrant and the Purchasers named therein

 10.15(15)      Registration Rights Agreement dated as of December 30, 1999 among the Registrant and the Purchasers named therein

 10.16(15)      Form of Warrant to Purchase Shares of Common Stock of the
                Registrant dated as of December 30, 1999 issued by the Registrant in the following respective amounts:

                                                                   Approximate
                Exp.                                                Exercise
                Date      Amount      Holder                          Price
                --------  --------    ----------------------------  ---------
                01/31/03   37,500     Aqua Wellington Small Cap
                                        Value Fund Limited            $12.36
                12/31/02   45,000     Dandee, Ltd.                    $ 6.47
                12/31/02   22,500     Lightline Limited               $ 6.47
                12/31/02   22,500     Roseworth Group Limited         $ 6.47
                12/31/02   22,500     Tonga Partners, L.P.            $ 6.47
                12/31/02    5,625     Intercoastal Financial
                                        Services Corp.                $ 6.47
                01/31/03    3,750     Intercoastal Financial
                                        Services Corp.                $12.36

 23.1 Consent of Hansen Barnett & Maxwell, LLP, independent certified public accountants.

 23.2         Consent of the Company's legal counsel (included in exhibit 5.0).

 25.0(13)     Power of Attorney (included on the signature page).

 99(9)        Press Release on sale of SoftKat, Inc.

 --------------
 **  Indicates management compensation arrangements.

   (1) Incorporated by reference to the like-numbered exhibit to the Company's Form 8-K filed May 12, 1998.
   (2) Incorporated by reference to the like-numbered exhibit to the Company's Form 8-K filed August 20, 1998.
   (4) Incorporated by reference to the like-numbered exhibit to the Company's Form 8-K filed April 19, 1999.
   (5) Incorporated by reference to Exhibit A to the Company's Schedule 14A filed October 7, 1998.
   (6) Incorporated by reference to the like-numbered exhibit to the Company's Form S-8 filed February 1, 1999.
   (7) Incorporated by reference to the like-numbered exhibit to the Company's Form 10-QSB filed November 25, 1998.
   (8) Incorporated by reference to the like-numbered exhibit to the Company's Registration Statement (Registration No. 33-33136-D).
   (9) Incorporated by reference to the like-numbered exhibit to the Company's Form 10-KSB filed June 25, 1999.
   (10) Incorporated by reference to the like-numbered exhibit to the Company's Form 10-QSB filed August 19, 1999.
   (11) Incorporated by reference to the like-numbered exhibit to the Company's Form 8-K filed October 15, 1999.
   (12) Incorporated by reference to the like-numbered exhibit to the Company's Form 10-QSB filed November 15, 1999.
   (13) Incorporated by reference to the like-numbered exhibit to the Company's Form SB-2 filed November 29, 1999.
   (14) Incorporated by reference to the like-numbered exhibit to the Company's Form SB-2/A filed January 18, 2000.
   (15) Incorporated by reference to the like-numbered exhibit to the Company's Form 8-K filed February 15, 2000.
   (16) Incorporated by reference to the like-numbered exhibit to the Companys Form 8-K filed February 8, 2000.

Item 28.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tustin, State of California, on April 25, 2000.

                                ESYNCH CORPORATION

                           By:  /s/ THOMAS C. HEMINGWAY
                                --------------------------------------------
                                Thomas C. Hemingway, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                     Title                         Date
---------                     -----                         ----

/s/ THOMAS C. HEMINGWAY       Chairman, Chief Executive     April 25, 2000
------------------------      Officer and Director
Thomas C. Hemingway

/s/ T. RICHARD HUTT*          Secretary, Vice President     April 25, 2000
------------------------      and Director
T. Richard Hutt

/s/ DAVID NOYES*              Chief Financial Officer       April 25, 2000
------------------------      (Chief Financial and
David Noyes                    Accounting Officer)

/s/ DONALD WATTERS, JR.*      President and Director        April 25, 2000
------------------------
Donald Watters, Jr.

/s/ JAMES H. BUDD*            Vice President and Director   April 25, 2000
------------------------
James H. Budd

/s/ NORTON GARFINKLE*         Director                      April 25, 2000
------------------------
Norton Garfinkle

/s/ DAVID LYONS*              Director                      April 25, 2000
------------------------
David Lyons

/s/ ROBERT ORBACH*            Director                      April 25, 2000
------------------------
Robert Orbach

* By: /s/ THOMAS C. HEMINGWAY
     ------------------------
     Attorney-in-Fact